                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. _)

                 Filed by Registrant /X/
                 Filed by a Party other than the Registrant / /

                 Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.1a-12

                                   AAVID THERMAL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           1)   Title of each class of securities to which transaction
                applies: Common Stock, par value $.01 per share (the "Common
                Stock"), of Aavid Thermal Technologies, Inc.
                ------------------------------------------------------------
           2)   Aggregate number of securities to which transaction applies:
                10,964,045 shares of Common Stock (including 1,355,777
                shares underlying options and warrants to purchase Common
                Stock)
                ------------------------------------------------------------
           3)   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                $25.50 per share in cash-out merger plus the difference
                between $25.50 per share and the exercise price of each
                share underlying an option or warrant to purchase shares of
                Common Stock.
                ------------------------------------------------------------
           4)   Proposed maximum aggregate value of transaction:
                $260,701,812
                ------------------------------------------------------------
           5)   Total fee paid:
                $52,140.37, of which $50,887.21 was previously paid with the preliminary proxy statement filed confidentially with the
                commission.
                ------------------------------------------------------------
/X/        Fee paid previously with preliminary materials.
           Check box if any part of the fee is offset as provided by
/ /        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           1)   Amount Previously Paid:
                ------------------------------------------------------------
           2)   Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           3)   Filing Party:
                ------------------------------------------------------------
           4)   Date Filed:
                ------------------------------------------------------------

                                     [LOGO]

                                ONE EAGLE SQUARE
                               CONCORD, NH 03301
                                 (603) 224-1117

                                                               December 30, 1999

Dear Fellow Stockholder:

    You are cordially invited to attend our Special Meeting of Stockholders to be held at 9:00 a.m. (local time), on Saturday, January 29, 2000, at the Holiday Inn, 172 North Main Street, Concord, New Hampshire 03301.

    At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of August 23, 1999 (the "Merger Agreement"), pursuant to which Heat Merger Corp., a newly formed Delaware corporation and a wholly-owned subsidiary of Heat Holdings Corp., a newly-formed Delaware corporation, will be merged with and into Aavid (the "Merger"). If the Merger Agreement is approved and the Merger is subsequently consummated, each outstanding share of Aavid Common Stock will be canceled and converted automatically into the right to receive $25.50 in cash, without interest. Heat Holdings Corp. was organized by Willis Stein & Partners, a private equity investment firm, for the purpose of acquiring all the outstanding shares of Aavid Common Stock. As a result of the Merger, Aavid will become a privately held company controlled by Willis Stein & Partners.

    Your Board of Directors has reviewed and considered the terms and conditions of the Merger Agreement, has determined that the Merger is in the best interests of Aavid and its stockholders and has approved the Merger Agreement. Our financial advisor, Hambrecht & Quist LLC, rendered to our Board of Directors a written opinion dated August 22, 1999 to the effect that, as of such date and based upon and subject to the matters stated in the opinion, the $25.50 per share price to be received in the Merger by the holders of Aavid Common Stock was fair, from a financial point of view, to such holders. Hambrecht & Quist's written opinion is attached as APPENDIX B to the enclosed Proxy Statement and you should read it carefully and in its entirety.

    YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

    Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of our issued and outstanding shares of Common Stock. Each share of Aavid Common Stock is entitled to one vote on all matters to come before the Special Meeting. The Aavid Common Stock constitutes the only outstanding class of our capital stock.

    Certain of our directors and officers have agreed, among other things, to vote their shares of Aavid Common Stock entitled to vote at the Special Meeting (approximately 3.8% of the outstanding shares of Aavid Common Stock) in favor of the proposal to approve and adopt the Merger Agreement.

    Attached to this letter you will find a formal Notice of Special Meeting and a related Proxy Statement. The accompanying Proxy Statement provides you with detailed information about the Special Meeting and the proposed Merger. If the Merger Agreement is approved by the requisite holders of Aavid Common Stock, the closing of the Merger will occur as soon after the Special Meeting as all of the other conditions to closing the Merger are satisfied. Please give this material your careful attention You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

    We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented at the meeting. Returning your proxy card as soon as possible will ensure your vote is counted at the meeting, whether or not you plan to attend. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF AAVID COMMON STOCK YOU OWN. A FAILURE TO VOTE WILL COUNT AS A VOTE AGAINST THE MERGER AGREEMENT. ACCORDINGLY, YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND. THIS WILL NOT PREVENT YOUR FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND.

    Thank you for your cooperation.

                                          Very truly yours,

                                          /s/ Ronald Borelli

                                          Ronald Borelli
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                        AAVID THERMAL TECHNOLOGIES, INC.
                                ONE EAGLE SQUARE
                               CONCORD, NH 03301
                                 (603) 224-1117

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 29, 2000

    The Special Meeting of Stockholders of Aavid Thermal Technologies, Inc. will be held at the Holiday Inn, 172 North Main Street, Concord, New Hampshire 03301 on Saturday, January 29, 2000 at 9:00 a.m. (local time) for the following purposes:

        (a) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 23, 1999, by and among Aavid Thermal Technologies, Inc., Heat Merger Corp., a newly-formed subsidiary of Heat Holdings Corp., and Heat Holdings Corp., a company newly-formed by Willis Stein & Partners, a private equity investment firm, and the transactions contemplated by the Merger Agreement. The Merger Agreement provides, among other things, that:

    - Heat Merger Corp. will merge with and into Aavid;

    - Aavid will continue as the surviving corporation and will become a wholly-owned subsidiary of Heat Holdings Corp.; and

    - each share of Aavid Common Stock issued and outstanding at the effective time of the Merger (other than shares held by Heat Merger Corp., Heat Holdings Corp., Aavid and stockholders, if any, who properly exercise their dissenters' rights under Delaware law) will convert into the right to receive $25.50 per share in cash, without interest.

        (b) If a motion to adjourn the Special Meeting is properly brought, to vote upon the adjournment of the Special Meeting.

        (c) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

    The full text of the Merger Agreement is included as APPENDIX A to the attached Proxy Statement and is incorporated herein by reference. THE AAVID BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at our corporate headquarters at the address specified above.

    Our Board of Directors has fixed the close of business on November 30, 1999, as the record date for determining the stockholders having the right to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. A form of proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany and form a part of this notice.

    Stockholders who do not vote in favor of the Merger Agreement and who otherwise comply with the applicable procedures described in Section 262 of the Delaware General Corporation Law will be entitled to dissenters' rights. We have summarized for you the provisions of Section 262 of the Delaware General Corporation Law in the section of the accompanying Proxy Statement called "The Merger--Dissenters' Appraisal Rights". That summary includes a description of the procedure that dissenting stockholders must follow to assert dissenters' rights. The entire text of Section 262 of the Delaware General Corporation Law is attached as APPENDIX C to the accompanying Proxy Statement.

    The Proxy Statement mailed with this notice describes the Merger Agreement, the proposed Merger and certain actions to be taken in connection with the Merger. SINCE IT IS IMPORTANT THAT YOUR

AAVID COMMON STOCK BE REPRESENTED AT THE SPECIAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE SPECIAL MEETING. Your proxy, if properly executed, will be voted in the manner directed by you; if no direction is made, your proxy will be voted "FOR" approval of the Merger Agreement.

    PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, WE WILL SEND YOU INSTRUCTIONS FOR SURRENDERING YOUR CERTIFICATES.

                                          By Order of the Board of Directors

                                          /s/ JOHN W. MITCHELL

                                          John W. Mitchell
                                          SECRETARY

December 30, 1999
--------------------------------------------------------------------------------

         IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED AND
                               RETURNED PROMPTLY

                        AAVID THERMAL TECHNOLOGIES, INC.
                                One Eagle Square
                               Concord, NH 03301

                                  INTRODUCTION

    We are furnishing this Proxy Statement to the stockholders of Aavid Thermal Technologies, Inc., a Delaware corporation ("Aavid"), in connection with the solicitation by our Board of Directors (the "Aavid Board") of proxies to be used at a Special Meeting of Stockholders (as it may be adjourned or postponed from time to time, the "Special Meeting") to be held on Saturday, January 29, 2000 at 9:00 a.m., local time, at the Holiday Inn, 172 North Main Street, Concord, New Hampshire 03301. The purpose of the Special Meeting is for the Aavid stockholders to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of August 23, 1999 (the "Merger Agreement") by and among Aavid, Heat Merger Corp. ("MergerCo"), a newly formed subsidiary of Heat Holdings Corp. ("Holdings"), itself a corporation newly formed by an investment partnership managed by Willis Stein & Partners (together with its related investment funds and related investment managers, "Willis Stein"), and Holdings and the transactions contemplated thereby. The Merger Agreement provides, among other things, that:

    - MergerCo will merge with and into Aavid (the "Merger");

    - Aavid will continue as the surviving corporation and will become a wholly-owned subsidiary of Holdings; and

    - each share of Aavid Common Stock issued and outstanding at the effective time of the Merger (other than shares held by MergerCo, Holdings, Aavid and stockholders, if any, who properly exercise their dissenters' rights under Delaware law) will convert into the right to receive $25.50 per share in cash, without interest.

    We are first mailing this Proxy Statement and the accompanying notice, proxy card and letter on or about December 30, 1999 to Aavid stockholders entitled to receive notice of, and to vote at, the Special Meeting.

    Stockholders who do not vote in favor of the Merger Agreement and who otherwise comply with the applicable procedures described in Section 262 of the Delaware General Corporation Law will be entitled to dissenters' rights. We have summarized for you the provisions of Section 262 of the Delaware General Corporation Law in the section of this Proxy Statement called "The Merger-- Dissenters' Appraisal Rights". That summary includes a description of the procedure that dissenting stockholders must follow to assert dissenters' rights. The entire text of Section 262 of the Delaware General Corporation Law is attached as APPENDIX C to this Proxy Statement.

    THE AAVID BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
INTRODUCTION................................................      1

QUESTIONS AND ANSWERS ABOUT THE MERGER......................      4

WHO CAN HELP ANSWER YOUR QUESTIONS..........................      6

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................      7

MERGER INFORMATION SUMMARY..................................      8
  The Companies.............................................      8
  The Special Meeting.......................................     12
  Voting Rights; Vote Required for Approval.................     12
  Effects of the Merger; Merger Consideration...............     13
  Our Board's Recommendation to Stockholders................     13
  Our Reasons for the Merger................................     13
  Opinion of Aavid's Financial Advisor......................     13
  Dissenters' Appraisal Rights..............................     14
  Material Federal Income Tax Consequences..................     14
  Terms of the Merger Agreement.............................     14
  Willis Stein's Source of Funds for the Merger
    Consideration...........................................     16
  Willis Stein's Plans for Aavid Following the Merger.......     16
  Interests of Our Officers and Directors in the Merger.....     17
  Governmental Approvals Necessary for the Merger to
    Occur...................................................     17

RECENT DEVELOPMENTS.........................................     18
  Acquisition of Thermalloy Division........................     18
  Stockholder Litigation....................................     20
  Selected Pro Forma Financial Data.........................     20

THE SPECIAL MEETING.........................................     29
  General...................................................     29
  Matters to be Considered..................................     29
  Recommendation of the Aavid Board.........................     29
  Record Date and Quorum Requirements.......................     29
  Stockholders Entitled to Vote and Vote Required...........     30
  Voting Procedures.........................................     30
  Solicitation of Proxies...................................     31

THE MERGER..................................................     32
  Background of the Merger..................................     32
  Our Reasons for the Merger................................     42
  Opinion of Aavid's Financial Advisor......................     45
  Material Federal Income Tax Consequences..................     52
  Regulatory Matters........................................     52
  Interests of Our Officers and Directors in the Merger.....     53
  Dissenters' Appraisal Rights..............................     55

                                                                PAGE
                                                              --------
THE MERGER AGREEMENT........................................     57
  The Merger................................................     57
  Effective Time of the Merger..............................     57
  Merger Consideration......................................     57
  Payment for Shares........................................     58
  Conditions to the Merger..................................     59
  Representations and Warranties............................     59
  Conduct of Business.......................................     61
  Other Acquisition Proposals...............................     62
  Indemnification of Officers and Directors.................     63
  Other Agreements..........................................     64
  Termination of the Merger Agreement.......................     64
  Termination Fee...........................................     65
  Expense Reimbursement.....................................     66
  Amendment.................................................     67
  Extension; Waiver.........................................     67
  Voting Agreements.........................................     67

BENEFICIAL OWNERSHIP OF COMMON STOCK........................     68

MARKET PRICES OF AAVID COMMON STOCK.........................     70

SELECTED HISTORICAL FINANCIAL DATA..........................     71
  Aavid Thermal Technologies, Inc...........................     71
  Thermalloy Division.......................................     73

INDEPENDENT PUBLIC ACCOUNTANTS..............................     74

WHERE YOU CAN FIND MORE INFORMATION.........................     74

STOCKHOLDER PROPOSALS.......................................     75

OTHER MATTERS...............................................     75

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL HAPPEN IN THE MERGER?

A: Upon completion of the Merger, MergerCo will be merged with and into Aavid and the holders of Aavid Common Stock, other than those stockholders who exercise and perfect their dissenters' appraisal rights, will receive a cash payment of $25.50 for each of their outstanding shares of Aavid Common Stock.

Q: WHO WILL OWN AAVID AFTER THE MERGER?

A: After the Merger, Aavid will be a privately held company owned by Willis
    Stein and certain other institutional investors.

Q: WHY IS AAVID PROPOSING THE MERGER?

A: Aavid is proposing the Merger because the Aavid Board believes that the Merger is a more desirable alternative than continuing to operate Aavid as a public company. In particular, the Aavid Board considered the risks of continuing to operate Aavid as a public company and the opportunity for Aavid's stockholders to achieve liquidity with respect to their investment in Aavid at a price that the Aavid Board, based in part on consultation with its financial advisor Hambrecht & Quist, believes is fair. To review the background and reasons for the Merger in greater detail, see pages 32 through 45.

Q: WHY IS THE AAVID BOARD RECOMMENDING THAT I VOTE FOR THE MERGER AGREEMENT?

A: In the opinion of the Aavid Board, the terms and provisions of the Merger
    Agreement and the Merger are fair to and in the best interests of Aavid and its stockholders. To review the background and reasons for the Merger in greater detail, see pages 32 to 45.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A. If the Merger is completed, you will receive $25.50 in cash, without interest, for each share of Aavid Common Stock that you own. This is the "cash merger consideration." For example, if you own 100 shares of Aavid Common Stock, upon completion of the Merger you will receive $2,550.00 in cash.

Q: IF THE MERGER IS COMPLETED, WHEN CAN I EXPECT TO RECEIVE THE CASH MERGER
    CONSIDERATION FOR MY SHARES?

A: Promptly after the Merger is completed, Aavid will send you detailed instructions regarding the surrender of your Aavid Common Stock certificates. You should not send your Aavid Common Stock certificates to Aavid or anyone else until you receive these instructions. Aavid will send payment of the cash merger consideration to you as promptly as practicable following its receipt of your stock certificates and other required documents.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect the Merger to be completed in January 2000.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: The receipt of the cash merger consideration by you will be a taxable transaction for federal income tax purposes. You will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis of your Aavid Common Stock and the amount of cash you receive in the Merger. If your Aavid Common Stock is a capital asset, your gain or loss will generally be long-term gain or loss if your deemed holding period for your Aavid Common Stock is more than one year at the effective time of the Merger. To review the tax consequences to you in greater detail, see page 52. As with any transaction of this type, your tax consequences will depend on your personal situation. You should consult your tax advisors for a full understanding of the tax consequences of the Merger to you.

Q: WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to approve the Merger Agreement, which provides, among other things, for the acquisition of Aavid by Willis Stein. After the Merger, Aavid will be a privately held company and you will no longer own an equity interest in Aavid. The Aavid Board has approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote "FOR" the approval of the Merger Agreement. We do not expect to ask you to vote on any other matters at the Special Meeting. However, if a motion is made to adjourn the Special Meeting, you may also be asked to vote on adjournment of the Special Meeting.

Q: WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: Under Delaware law, you are entitled to dissenters' rights. If you do not vote in favor of the Merger and you properly elect to exercise your dissenters' rights as described under "The Merger--Dissenters' Appraisal Rights" and in APPENDIX C, you may receive in the Merger the "fair value" of your Aavid Common Stock as determined by a court. The fair value could be equal to, less than or more than $25.50 per share.

Q: WHAT DO I NEED TO DO NOW?

A: This Proxy Statement contains important information regarding the Merger as well as information about Aavid. It also contains important information about what the Aavid Board considered in evaluating the Merger. We urge you to read this Proxy Statement carefully, including its Appendices. You may also want to review the documents referenced under "Where You Can Find More Information."

Q: HOW DO I VOTE?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the Special Meeting. The Special Meeting will take place on Saturday, January 29, 2000 at 9:00 a.m., local time, at the Holiday Inn,
    172 North Main Street, Concord, New Hampshire 03301. You may attend the Special Meeting and vote your shares in person, rather than voting by proxy.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Send in a later-dated, signed proxy card to Aavid's corporate secretary so it is received before the Special Meeting or attend the Special Meeting in person and vote.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: Your broker will vote your shares of Aavid Common Stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will NOT be voted and they will be counted as votes "AGAINST" the proposal to approve the Merger Agreement.

Q: WHAT IS THE EFFECT IF I DO NOT VOTE?

A: If you do not submit a proxy card or vote in person at the Special Meeting or if you abstain from voting, it will have the effect of a vote "AGAINST" the Merger. Your proxy, when properly executed, will be voted in the manner directed by you. If no direction is made, your proxy will be voted "FOR" approval of the Merger Agreement.

Q: WHO CAN VOTE AT THE SPECIAL MEETING?

A: Holders of Aavid Common Stock at the close of business on November 30, 1999 may vote at the Special Meeting.

Q: WHAT VOTE IS REQUIRED?

A: The Merger must be approved by holders of at least 4,804,135 shares of Aavid
    Common Stock, representing a majority of the Aavid Common Stock outstanding on November 30, 1999, the record date for the Special Meeting. Certain of Aavid's directors and officers, who own 360,565 shares of outstanding Aavid Common Stock, representing approximately 3.8% of the outstanding shares, have agreed to vote their Aavid Common Stock in favor of the Merger. In addition, Willis Stein owns 2,000 shares of Aavid Common Stock.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Soon after the Merger is completed, we will mail you written instructions explaining how to obtain the cash merger consideration.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

    If you would like additional copies of this document, or if you would like to ask any additional questions about the Merger, you should contact:

                             John W. Mitchell, Esq.
                       Vice President and General Counsel
                        Aavid Thermal Technologies, Inc.
                                One Eagle Square
                               Concord, NH 03301
                           Telephone: (603) 224-1117

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

    This Proxy Statement (and the documents to which we refer you in this Proxy Statement) contains certain forward-looking statements based on our estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Aavid and the surviving corporation after the Merger. There are forward-looking statements throughout this Proxy Statement, including but not limited to under the headings "Questions and Answers About the Merger," "Merger Information Summary," "Recent Developments--Selected Pro Forma Financial Data," "The Merger--Background of the Merger," "The Merger--Our Reasons for the Merger" and "The Merger--Opinion of Aavid's Financial Advisor," and in statements containing the words "believes," "expects," "anticipates," "intends," "estimates" or other similar expressions. For each of these statements, Aavid claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

    You should be aware that forward-looking statements involve known and unknown risks and uncertainties which may cause:

    - the actual results and the financial condition of Aavid and the surviving corporation,

    - the performance and achievements of Aavid and the surviving corporation, or

    - industry results

to be worse than the future results, performance or achievements stated in, or implied by, those forward-looking statements.

    Do not rely on any forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Aavid and the surviving corporation. These forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation to update any forward-looking statements to reflect future events or developments occurring after the date on which any of those statements are made.

    In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

    - changes in the economic conditions in the markets served by us, particularly the potentially volatile semiconductor market;

    - greater than expected costs or difficulties related to the integration of our businesses with the business of our recently acquired Thermalloy division;

    - changes and/or delays in product development plans and schedules;

    - customer acceptance of new products;

    - risk of foreign market operation and markets;

    - the timing of, and regulatory and other conditions associated with, the completion of the Merger;

    - intensified competitive pressures in the markets in which we compete;

    - the loss of key employees;

    - our outstanding indebtedness and leverage, as well as restrictions imposed by the terms of our indebtedness; and

    - general economic conditions.

    These risks are described in greater detail in this Proxy Statement under the caption "Recent Developments" and in the other documents filed with the Securities and Exchange Commission to which we have referred you.

                           MERGER INFORMATION SUMMARY

    THIS SECTION OF THE PROXY STATEMENT SUMMARIZES SELECTED INFORMATION ABOUT THE MERGER AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING THE DOCUMENTS FILED WITH SECURITIES AND EXCHANGE COMMISSION TO WHICH WE HAVE REFERRED YOU AND THE APPENDICES ATTACHED TO THIS PROXY STATEMENT. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION LATER IN THIS PROXY STATEMENT OF CERTAIN TOPICS PRESENTED IN THIS SUMMARY. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, SINCE IT IS THE LEGAL DOCUMENT GOVERNING THE MERGER.

    THROUGHOUT THIS PROXY STATEMENT WHEN WE REFER TO THE "MERGER," WE MEAN THE MERGER OF HEAT MERGER CORP., A WHOLLY-OWNED SUBSIDIARY OF HEAT HOLDINGS CORP., WHICH IS CONTROLLED BY WILLIS STEIN, WITH AND INTO AAVID, AS DESCRIBED IN THE MERGER AGREEMENT. FROM AND AFTER THE CONSUMMATION OF THE MERGER, AAVID WILL BE A WHOLLY-OWNED SUBSIDIARY OF HOLDINGS AND WILL NO LONGER BE AN INDEPENDENTLY-OWNED ENTITY. THROUGHOUT THIS PROXY STATEMENT WHEN WE REFER TO "AAVID," "WE," "US" OR "OUR" OR WORDS OF LIKE IMPORT, WE ARE REFERRING TO AAVID THERMAL
TECHNOLOGIES, INC. AND ITS SUBSIDIARIES, INCLUDING THE SUBSIDIARIES CONSTITUTING THE THERMALLOY DIVISION ACQUIRED FROM BOWTHORPE PLC ON OCTOBER 21, 1999.

THE COMPANIES (Page 18)

    AAVID THERMAL TECHNOLOGIES, INC. We are the leading global provider of thermal management solutions for electronic products and the leading developer and marketer of computational fluid dynamics (CFD) software. Each of these businesses has an established reputation for high product quality, service excellence and engineering innovation in its market. We design, manufacture and distribute on a worldwide basis thermal management products that dissipate unwanted heat, which can degrade system performance and reliability, from microprocessors and industrial electronics products. Our products, which include heat sinks, interface materials and attachment accessories, fans, heat spreaders and liquid cooling and phase change devices that we configure to meet customer-specific needs, conduct, convect and radiate away unwanted heat. CFD software is used in complex computer-generated modeling of fluid flows, heat and mass transfer and chemical reactions. Our CFD software is used in a variety of industries, including the automotive, aerospace, chemical processing, power generation, material processing, electronics and HVAC industries.

    We believe the demand for thermal management products and CFD software is growing. The increase in unwanted heat generated by electronic and other products is primarily a result of more powerful semiconductors and the growing number of semiconductors being used in individual products. The growing demand for our thermal management products is driven by the need to dissipate the increasing amount of heat generated by electronic products, as well as strong unit growth. The increase in unwanted heat requires more complex thermal solutions, which in turn is driving the trend among electronics manufacturers to outsource development of thermal management solutions. The demand for our CFD software is driven by our customers' needs to reduce product development costs, minimize the time-to-market for their new products and improve product performance.

    Our thermal management products are used in a wide variety and growing number of computer and networking and industrial electronics applications, including computer systems (desktops, laptops, disk drives, printers and peripheral cards), network devices (servers, routers, set top boxes and local area networks), telecommunications equipment (wireless base stations, satellite stations and PBXs), instrumentation (semiconductor test equipment, medical equipment and power supplies), transportation and motor drives (braking and traction systems) and consumer electronics (stereo systems and video games). Our CFD software is used for a variety of computer-based analyses, including the design of electronic components and systems, automotive design, combustion systems modeling and process plant troubleshooting. We have longstanding relationships with a highly diversified base of more than 3,500 national and international customers, including original equipment manufacturers (commonly referred

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to as OEMs), electronics distributors and contract manufacturers. Our customers include Acer, Apple, Arrow, AT&T, Cisco Systems, Compaq Computer,
DaimlerChrysler, Dell, Dow Chemical, Ericsson, Ford, Fujitsu, General Electric, Harmon-Kardon, Hewlett-Packard, IBM, Intel, Lockheed Martin, Lucent, Motorola, Nortel, Rockwell Automation, Rolls Royce, SCI Systems, Siemens, Silicon Graphics, Solectron and Sun Microsystems.

    THERMAL MANAGEMENT INDUSTRY OVERVIEW. In today's electronic environment, microprocessors and their associated power supplies, hard drives, advanced video chips and other peripheral devices, semiconductors, integrated circuits, motor controls and telecommunications switches draw large amounts of power and, consequently, must dissipate a significant amount of heat. Because these electronic components can only operate efficiently in narrow temperature bands, heat is an absolute constraint in electronic system design. The excessive heat generated within a component not only degrades semiconductor and system performance and reliability, but can also cause semiconductor and system failure. The complexity of thermal management problems has been intensified by the increasing amounts of heat to be dissipated, reductions in system size, shorter time-to-market, shorter product life cycles and more demanding operating environments of electronic products.

    We estimate that the worldwide electronic thermal management market, which is comprised of all thermal management solutions for electronic products, is approximately $4.1 billion. This market is divided between solutions that are internally designed and produced by OEMs (I.E., "in-house" thermal solutions) and those that are externally supplied by thermal management companies (I.E., "outsourced" thermal solutions). Based on our experience in the industry and industry data, we estimate that the in-house thermal solutions market is approximately $1.2 billion and the outsourced thermal solutions market is approximately $2.9 billion, or 72% of the worldwide electronic thermal management market. As thermal management problems become increasingly complex, we believe that manufacturers will increasingly outsource their thermal management design and production in order to focus on their core competencies. We further believe that the market for the types of thermal management products and services we offer in our existing geographic locations comprises approximately 45% of the $2.9 billion outsourced thermal solutions market. We believe that, through geographic and product expansion, we have a significant opportunity to address a larger portion of the outsourced segment of this market than we currently address.

    COMPUTATIONAL FLUID DYNAMICS SOFTWARE INDUSTRY OVERVIEW. CFD software is used in a wide range of industries for complex computer-based analysis of engineering designs involving fluid flows, heat and mass transfer, chemical reaction and other fluid flow phenomena. CFD software tools allow the analysis and evaluation of design modifications without physical prototyping of each design modification, thereby reducing engineering cost, improving product performance, and decreasing time-to-market for new products. Specific uses of CFD-based flow analysis include the design of electronic components and systems, automotive design, combustion systems modeling and process plant troubleshooting.

    Over the past decade, increases in computing power have made CFD-based computer analysis of complex fluid flows feasible on computers that are readily available to research and development and engineering departments. Development of CFD software technology is expanding the market beyond its traditional user base of Ph.D.-level engineers in corporate research and development centers to the larger base of design engineers working in product development. Finally, CFD software tools are part of the growing trend toward improved engineering efficiency through computer-aided analysis and design by integrating CFD software with geometric modeling and design.

    The CFD software market has been growing rapidly during the past decade. Based on publicly available information from a number of our key competitors and internal management estimates, we believe that in 1998 the developed market for CFD software applications was approximately $100 million. We further believe that this market has grown approximately 20% annually since 1992. Based on a market study we conducted in connection with the acquisition of our CFD software

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business, we estimate that the potential market for CFD software products is currently approximately $500 million.

    OUR COMPETITIVE STRENGTHS. We believe that the following competitive strengths have enabled us to become a worldwide leader in both the thermal management market and the CFD software market:

    - TOTAL INTEGRATED SOLUTIONS PROVIDER. The increasing complexity of heat dissipation problems and the growing trend among manufacturers to outsource development of thermal management solutions has stimulated demand for total integrated solutions. We provide total integrated solutions by analyzing customers' thermal management problems at the device-, board- and system-level, designing, simulating and prototyping thermal management solutions and manufacturing, distributing and supporting these solutions worldwide.

    - VALUE-ADDED PARTNERING WITH OUR CUSTOMERS. We work closely with our customers to develop customized thermal management solutions. We believe that our close relationships with customers and their design and development teams, as well as our worldwide manufacturing capabilities, allow us to anticipate customers' needs and, through our engineering expertise and experience, provide quality product solutions more quickly than our competitors.

    - WORLDWIDE LOW COST MANUFACTURER. We have state-of-the-art manufacturing operations in the United States, Canada, Mexico, Europe and Asia, including China. As an increasing number of electronics systems are being manufactured outside the United States, our low cost foreign manufacturing operations enable us to supply products directly to our customers at their geographically dispersed manufacturing locations.

    - LEADERSHIP IN CFD TECHNOLOGY. We believe that we are the technology leader in CFD software. As a result of our technological leadership, we develop software that enables our customers to generate the increasingly complex computer models they demand for more cost-efficient product design. This factor, as well as the relative ease-of-use and predictive accuracy of our CFD software, are of primary importance to our customers.

    - RECURRING REVENUES FROM SOFTWARE BUSINESS. Our CFD software business is characterized by high customer retention and recurring revenues. In recent years, approximately 80% of our annual software license revenue was renewed in the following year. This is driven by the significant value added by our CFD software to the design process and the high cost of switching to a competitor's software.

    - EXPERIENCED MANAGEMENT TEAM. Our senior management team has extensive operating and marketing experience in the thermal management and CFD software markets. This management team has grown our business, both organically and through strategic acquisitions, and has been responsible for improving operating efficiencies. Bharatan R. Patel, our president and chief operating officer who will become our chief executive officer in January 2000 and who founded our CFD software business, has 27 years of experience in the area of fluid flows and thermal management, George P. Dannecker, president of our thermal management business, has 27 years of electronics industry experience and H. Ferit Boysan, president of our CFD software business, has 20 years of experience in the area of fluid flows and CFD software.

    OUR BUSINESS STRATEGY. Our business strategy is to continue to be the market leader in both the thermal management and CFD software markets. Key elements of our strategy are to:

    - CAPITALIZE ON STRONG THERMAL MANAGEMENT INDUSTRY GROWTH. We believe that our existing thermal management markets will continue to experience strong growth. Growth will be driven by the need to dissipate the increasing amount of heat being generated by electronic products, as well as unit growth in these products. We believe our competitive strengths position us to capitalize on these growth trends.

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    - TAKE ADVANTAGE OF OUTSOURCING TREND. The increasing complexity of heat dissipation problems is driving a trend among manufacturers to outsource the development of thermal management solutions as they turn to companies with high levels of expertise in solving these problems. We intend to capitalize on this trend by leveraging our technical expertise in designing thermal management products and through continuing to partner with our customers in creating customized solutions.

    - EXPAND OUR ADDRESSED THERMAL MANAGEMENT MARKET. We believe we have significant opportunities to expand the portion of the outsourced thermal management market that we address. Our strategy is to expand into the $1.6 billion part of the outsourced thermal management market that we do not currently serve by entering into geographic markets and introducing new products that complement our existing product offerings.

    - ACCELERATE GROWTH IN THE COMPUTATIONAL FLUID DYNAMICS SOFTWARE MARKET. Growth in the CFD software market will be driven by customers' needs to improve product performance, reduce product development costs and minimize the time-to-market for their new products, as well as by increasing applications for CFD software. We intend to grow our CFD software business through internal product development and possibly strategic acquisitions to leverage our core technological competence in the development of computerized design and simulation software. Our goal is to further expand this market beyond its traditional user base of Ph.D.-level engineers in corporate research and development centers to the larger base of design engineers by providing them easy-to-use industry-specific software.

    - PROVIDE TOTAL THERMAL MANAGEMENT SOLUTIONS ON A GLOBAL BASIS. We intend to continue capitalizing on our state-of-the-art worldwide manufacturing capabilities and to further leverage our expertise and technology to offer our customers a complete global solution to their thermal management problems. The increasing number of electronics systems manufactured outside of the United States has forced many electronics manufacturers to seek a highly integrated, worldwide provider of thermal solutions. We plan to continue to expand our quick-ramp, high-volume manufacturing and our design, sales and distribution activities globally as our customers continue to expand their operations overseas.

    - LEVERAGE OUR TECHNOLOGICAL LEADERSHIP. Our approximately 100 Ph.D.s and 230 engineers focus on new technology initiatives as well as developing new and enhancing existing products, processes and materials to address the evolving needs of our customers. We seek to enhance our internal research and development activities through collaborations with our customers and third parties in order to gain access to, or to pursue the development of, new technologies for thermal management applications and CFD software.

    THERMALLOY ACQUISITION. On October 21, 1999, we acquired our largest competitor, Thermalloy, the thermal management division of Bowthorpe plc. Thermalloy designs, manufactures and sells a wide variety of standard and proprietary heat sinks and associated products, similar to those produced by our thermal management business, within the computer and networking and industrial electronics (including telecommunications) industries. This acquisition expanded our worldwide manufacturing capabilities by providing us with facilities in Dallas, Texas; Monterrey, Mexico; Corby and Swindon, England; Bologna, Italy; and Malacca, Malaysia. In connection with this transaction, we also acquired 85.4% of Curamik Electronics GmbH, a German corporation that manufactures direct bonded copper ceramic substrates that are used in the power semiconductor and other industrial electronics industries. The total purchase price for Thermalloy (including Curamik) was $82.7 million, including transaction costs. The Thermalloy division, including Curamik, had revenues of approximately
$102.3 million for the year ended December 31, 1998 and $74.7 million for the nine months ended September 30, 1999. We believe that the acquisition of Thermalloy will create significant opportunities to realize cost savings through plant closings, the elimination of duplicative selling, general and administrative functions and the reduction of unnecessary corporate expenses.

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
    Our principal executive office is located at One Eagle Square, Concord, NH 03301, and our phone number is (603) 224-1117.

    HEAT MERGER CORP. Heat Merger Corp. ("MergerCo"), a Delaware corporation, is a wholly-owned subsidiary of Heat Holdings Corp. that was created solely for the purpose of the Merger. Upon consummation of the Merger, MergerCo's corporate existence will terminate, and Aavid will continue as the surviving corporation, wholly owned by Heat Holdings Corp. The address of MergerCo is c/o Willis
Stein & Partners, 227 West Monroe Street, Suite 4300, Chicago, Illinois 60606, and its telephone number is (312) 422-2400.

    HEAT HOLDINGS CORP. Heat Holdings Corp. ("Holdings"), a Delaware corporation, was created by Willis Stein solely for the purpose of the Merger. The address of Holdings is c/o Willis Stein & Partners, 227 West Monroe Street, Suite 4300, Chicago, Illinois 60606, and its telephone number is
(312) 422-2400.

    WILLIS STEIN & PARTNERS. Willis Stein & Partners (together with its related investment funds and related investment managers "Willis Stein") is a private equity investment firm with committed capital of approximately $1.2 billion. Willis Stein targets investments in United States-based middle-market companies in the manufacturing, business services, telecommunications, media and health care services industries. Willis Stein's investments have included Advantage Business Services, Inc; CTN Media Group, Inc.; Franklin Health Inc.; InterLink Communications Partners, LLLP; Interval International, Inc.; LISN, Inc.; National Veterinary Associates, Inc.; Neoplan USA Corporation; One, Inc; Petersen Publishing Company, L.L.C.; Racing Champions Corporation; Troll Communications LLC; and USApubs.com.

THE SPECIAL MEETING (Page 29)

    The Special Meeting of Aavid stockholders will be held at 9:00 a.m., local time, on Saturday, January 29, 2000, at the Holiday Inn, 172 North Main Street, Concord, New Hampshire 03301. At the Special Meeting, Aavid stockholders will be asked to approve the Merger Agreement providing for the merger of MergerCo with and into Aavid, and the transactions contemplated thereby, after which Aavid will become a wholly-owned subsidiary of Holdings.

VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL (Page 30)

    You are entitled to vote at the Special Meeting if you owned Aavid Common Stock as of the close of business on the record date of November 30, 1999. On the record date, there were 9,608,268 shares of Aavid Common Stock outstanding and entitled to vote at the Special Meeting. Stockholders will have one vote at the Special Meeting for each share of Aavid Common Stock they owned on the record date.

    The affirmative vote of at least a majority of the outstanding Aavid Common Stock is required to approve the Merger Agreement. Certain of our officers and directors, who own an aggregate of 360,565 shares of the outstanding Aavid Common Stock, representing approximately 3.8% of the outstanding Aavid Common Stock, have agreed to vote their Aavid Common Stock in favor of the Merger. In addition, Willis Stein owns 2,000 shares of Aavid Common Stock.

    An "AGAINST" vote on the enclosed proxy card will be a vote against the Merger Agreement. If we do not receive "FOR" votes from a majority of the outstanding shares of Aavid Common Stock entitled to vote at the Special Meeting, the Merger Agreement will not be approved, you will not receive $25.50 in cash for each share of Aavid Common Stock you hold and you will continue to own shares in a publicly-traded company.

    Subject to the Merger Agreement, which requires that the Special Meeting be held as soon as practicable, Aavid stockholders may also be asked to vote on adjournment of the Special Meeting for the purpose of soliciting additional proxies in favor of approval of the Merger Agreement.

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
    A stockholder who gives a proxy with respect to voting on the Merger Agreement may revoke it at any time before it is voted at the Special Meeting by either (1) filing with the corporate Secretary of Aavid an instrument revoking it, (2) submitting a duly executed proxy bearing a later date or (3) voting in person at the Special Meeting.

EFFECTS OF THE MERGER; MERGER CONSIDERATION (Page 57)

    The Merger Agreement provides for the merger of MergerCo, a wholly-owned subsidiary of Holdings, with and into Aavid, with Aavid becoming a wholly-owned subsidiary of Holdings. As a result of the Merger, each share of Aavid Common Stock issued and outstanding at the effective time of the Merger (other than shares held by Holdings, MergerCo, Aavid and stockholders, if any, who properly exercise their dissenters' rights under Delaware law) will be converted into the right to receive $25.50 in cash, without interest, and Aavid will cease to be a publicly-traded company. We suggest that you read the Merger Agreement carefully since it is the legal document governing the Merger.

    We are working diligently to complete the Merger in January 2000.

OUR BOARD'S RECOMMENDATION TO STOCKHOLDERS (Page 29)

    The Aavid Board has unanimously approved the Merger, believes that the Merger is in your best interest as a stockholder and unanimously recommends that you vote "FOR" approval of the Merger Agreement.

OUR REASONS FOR THE MERGER (Page 42)

    Our Board of Directors approved the Merger Agreement based on its consideration of a number of factors, including:

    - the future prospects of Aavid as an independent company and possible alternatives to the proposed Merger;

    - the financial terms of the Merger;

    - the opinion of the Aavid Board's financial advisor that the cash merger consideration was fair from a financial point of view to the Aavid stockholders as of the date of that opinion; and

    - the likelihood that the transaction would be consummated.

OPINION OF AAVID'S FINANCIAL ADVISOR (Page 45)

    Hambrecht & Quist LLC, a nationally recognized investment banking firm that served as financial advisor to the Aavid Board, has rendered a written opinion dated as of August 22, 1999 to the Aavid Board that, as of the date of the opinion, and based on the assumptions and subject to the limitations and qualifications set forth therein, the cash merger consideration was fair, from a financial point of view, to the holders of Aavid Common Stock. The full text of the written opinion of Hambrecht & Quist dated August 22, 1999 is attached to the back of this document as APPENDIX B, and should be read carefully in its entirety. THE OPINION OF HAMBRECHT & QUIST IS DIRECTED TO THE AAVID BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY AAVID STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED MERGER.

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
DISSENTERS' APPRAISAL RIGHTS (Page 55)

    Under Delaware law, you have the right to dissent from the Merger and have the appraised fair value of your shares of Aavid Common Stock paid to you in cash. In order to dissent and receive the appraised fair value of your shares, you must:

    - make a proper demand for appraisal in accordance with Delaware law as more fully described on pages 55 and 56;

    - hold your shares of Aavid Common Stock until the Merger is completed;

    - not vote in favor of the Merger (including by appointing a proxy to vote your shares in favor of the Merger); and

    - otherwise comply with Delaware law.

    Within ten days after the Merger, if you have satisfied the requirements of Delaware law, the surviving corporation of the Merger will give you written notice of the completion of the Merger. Within 120 days after the Merger, you, any other dissenting stockholder or the surviving corporation may file a court petition demanding a determination of the fair value of the shares of Aavid Common Stock. If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and the fair value of the shares of Aavid Common Stock held by dissenting stockholders. You can withdraw your demand for appraisal by delivering written notice to Aavid or to the surviving corporation within 60 days after the Merger. If a petition for appraisal isn't filed within 120 days after the Merger, your right to an appraisal will cease and you'll be entitled to receive only the cash merger consideration. APPENDIX C contains a copy of the applicable section of the Delaware General Corporation Law and is incorporated by reference into this Proxy Statement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (Page 52)

    The receipt of cash by an Aavid stockholder as a result of the Merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. Each holder's gain or loss per share of Aavid Common Stock will be equal to the difference between $25.50 and the holder's tax basis in that particular share of Aavid Common Stock. Such gain or loss generally will be a capital gain or loss if the Aavid Common Stock is a capital asset in the hands of the stockholder and generally will be a long-term capital gain or loss if the holding period exceeds one year. However, because the tax consequences to each holder of Aavid Common Stock will depend on each holder's particular circumstances and tax position, you should consult your tax advisors as to the specific tax consequences of the Merger to you.

TERMS OF THE MERGER AGREEMENT (Page 57)

    The Merger Agreement is attached to this Proxy Statement as APPENDIX A. You are encouraged to read the Merger Agreement in its entirety. It is the legal document that governs the Merger.

    GENERAL. Upon consummation of the Merger, MergerCo will be merged with and into Aavid and the Aavid stockholders will receive a cash payment of $25.50 for each of their outstanding shares of Aavid Common Stock.

    CONDITIONS TO THE MERGER. The completion of the Merger depends upon the satisfaction of several conditions, including:

    - approval of the Merger Agreement by holders of a majority of the outstanding shares of Aavid Common Stock entitled to vote at the Special Meeting;

    - the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated;

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
    - no judgment, injunction, order or decree and no provision of any law or regulation prohibits the completion of the Merger; and

    - all actions by or filings with any governmental body necessary to permit completion of the Merger having been taken or made.

    In addition, Holdings has the right not to consummate the Merger if:

    - we have not performed in all material respects the obligations that we are required under the Merger Agreement to perform prior to the effective time of the Merger;

    - our representations and warranties in the Merger Agreement that are qualified by "Material Adverse Effect" or similar terms are not true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger; or

    - our representations and warranties in the Merger Agreement that are not qualified by "Material Adverse Effect" or similar terms are not true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger.

    Each party may, at its option, waive the satisfaction of any condition to its obligations under the Merger Agreement. We cannot be certain when, or if, the conditions to the Merger will be met. EVEN IF THE AAVID STOCKHOLDERS APPROVE THE MERGER, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

    OTHER ACQUISITION PROPOSALS. Generally, we and our affiliates are prohibited from initiating or soliciting, and are prohibited from participating in discussions regarding, any proposal from a third party with respect to a merger, consolidation, sale or similar transaction involving Aavid. We may, under certain specified circumstances, take certain actions in connection with unsolicited acquisition proposals.

    TERMINATION. Either Aavid or Holdings may terminate the Merger Agreement under certain circumstances, including if:

    - we, MergerCo and Holdings consent in writing;

    - the Aavid stockholders do not approve the Merger;

    - legal restraints or prohibitions prevent the consummation of the Merger;
      or

    - if the Merger has not been completed by March 31, 2000.

    In addition, we may terminate the Merger Agreement if our Board of Directors determines in good faith, after reviewing the advice of its financial advisor, that an acquisition proposal from a third party that is reasonably capable of being financed is more favorable to the Aavid stockholders than the Merger, we have complied with certain notice obligations, we pay Holdings a termination fee of $8.3 million and we enter into a definitive agreement to complete the more favorable acquisition proposal.

    Holdings may also terminate the Merger Agreement:

    - if our Board of Directors withdraws or materially modifies its approval of the Merger or its recommendation of the Merger to the Aavid stockholders or fails, as a result of the exercise of its fiduciary duties, to take action required to be taken by the Merger Agreement; or

    - if certain other conditions exist, including:

       - an event occurs, or a condition that existed on the date of the Merger Agreement worsens, which event or condition, by itself or together with other events or conditions, has had or could reasonably be expected to have a material adverse effect on our business, operations, prospects (excluding the prospects of our industry or the economy as a whole), financial condition or assets; or

       - another person makes a tender or exchange offer for more than 30% of the Aavid Common Stock at a price greater than $25.50 per share; or any person or group acquires beneficial ownership or the right to acquire beneficial ownership of more than 30% of the Aavid Common Stock, except as disclosed in Schedules 13D or 13G filed with the Securities and Exchange Commission before August 24, 1999 or for arbitrage purposes; or any person or group that had disclosed beneficial ownership of 5% or more of the Aavid Common Stock prior to August 24, 1999 acquires beneficial ownership, or the right to acquire beneficial ownership, of an additional 10% or more of the Aavid Common Stock; or any person or group enters into an agreement in principle or a definitive agreement regarding a merger, consolidation or other business combination with us.

    FEES AND EXPENSES. Generally, Aavid, on the one hand, and Holdings and MergerCo, on the other hand, will pay their own fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby. However, we will pay MergerCo "liquidated damages" of $8.3 million under certain circumstances, including if:

    - Holdings terminates the Merger Agreement because our Board of Directors has withdrawn or materially modified its approval of the Merger or its recommendation of the Merger to the Aavid stockholders or has failed, as a result of the exercise of its fiduciary duties, to take action required to be taken by the Merger Agreement; or

    - we terminate the Merger Agreement because our Board of Directors has determined in good faith, after reviewing the advice of its financial advisor, that an acquisition proposal from a third party that is reasonably capable of being financed is more favorable to the Aavid stockholders than the Merger and we are entering into a definitive agreement to complete the more favorable acquisition proposal.

    STOCK OPTIONS AND WARRANTS. Generally, each option to purchase shares of Aavid Common Stock will become fully vested and exercisable immediately prior to the Merger. Holders of options and warrants outstanding immediately prior to the effective time of the Merger will receive cash for such options and warrants based on the number of shares of Aavid Common Stock underlying the options or warrants, as the case may be, to be cashed out and the difference between the applicable per share exercise price of such options or warrants and the cash merger consideration of $25.50.

WILLIS STEIN'S SOURCE OF FUNDS FOR THE MERGER CONSIDERATION

    In connection with the Merger Agreement, Willis Stein & Partners II, L.P. delivered to us a commitment letter indicating that it is willing, subject to the terms and conditions set forth in the commitment letter, to provide up to $146 million of equity financing to consummate the Merger through the purchase of equity securities of Holdings. In addition, Holdings delivered to us a commitment letter from CIBC World Markets Corp. indicating that CIBC is willing, on the terms and subject to the conditions set forth in the commitment letter, to provide up to $123 million of debt financing to consummate the Merger. Holdings will use the proceeds of this equity and debt financing to pay the merger consideration. Holdings and MergerCo represented to us that this financing is adequate to pay the merger consideration and related transaction expenses.

WILLIS STEIN'S PLANS FOR AAVID FOLLOWING THE MERGER

    Willis Stein has advised us that it currently intends to grow our business and that it has no present plans or proposals that would result in an extraordinary corporate transaction involving us or our businesses, such as a merger, sale of a division or relocation of operations.

INTERESTS OF OUR OFFICERS AND DIRECTORS IN THE MERGER (Page 53)

    Our directors and executive officers, as well as several other members of our senior management, have interests in the transaction as employees or directors that are different from, or in addition to, your interests as stockholders.

    STOCK OPTIONS. Aavid previously granted to all outside directors, executive officers and other senior management options to purchase shares of Aavid Common Stock. Under the terms of the plans pursuant to which these options were issued, all the options will vest in full and become exercisable in connection with the consummation of the Merger. The Merger Agreement provides that all options to purchase shares of Aavid Common Stock will, at the time the Merger is completed, convert into the right to receive cash equal to the product of the number of shares subject to such option times the excess, if any, of $25.50 per share over the exercise price for such options. Our executive officers and directors will receive an aggregate of $10.5 million from the cash-out of their options in the Merger.

    EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS. Aavid previously entered into employment agreements with all of its executive officers. If, following the Merger, the employment of any such individual terminates under certain circumstances, we will be required to pay to such terminated individual a severance payment equal to such individual's base salary for a specified period of time and, in certain circumstances, certain other benefits. If following the Merger the employment of all of our executive officers terminates under circumstances requiring the payment of severance, we would be obligated to pay them an aggregate of approximately $1,500,000 (excluding payments to Mr. Borelli) and to continue to provide some of these officers with benefits for up to two years. Mr. Borelli has determined to step down as our Chief Executive Officer when his employment agreement expires on December 31, 1999, whether or not the Merger has been consummated, and will therefore not be entitled to any severance payments. Mr. Borelli will remain as Chairman of the Board and Bharatan Patel, our President and Chief Operating Officer, will become our Chief Executive Officer.

    INDEMNITY AND INSURANCE. As described in "The Merger Agreement--Indemnification of Officers and Directors," we and Holdings have agreed that the surviving corporation will indemnify our officers and directors, for at least six years after the Merger, against all damages and expenses they may incur relating to their service as directors and/or officers, including matters arising out of the Merger. This indemnification is subject to customary conditions.

    EQUITY INTERESTS FOLLOWING THE MERGER. Willis Stein has advised us that it typically makes available, to management and key employees of its portfolio companies, up to 10% of the fully-diluted common equity of the investment vehicle portfolio company and the opportunity to co-invest in the common equity and any preferred stock of the investment vehicle portfolio company on the same economic terms as Willis Stein. The common equity made available to management and key employees generally does not have any value until Willis Stein's preferred stock investment is returned. Our management and key employees have not had any discussions with Willis Stein concerning any such investment by them, and no agreements, arrangements or understandings have been reached between Willis Stein and our management and key employees in this regard.

    The Aavid Board knew about these additional interests and considered them when it approved the Merger.

GOVERNMENTAL APPROVALS NECESSARY FOR THE MERGER TO OCCUR (Page 52)

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits us from completing the Merger until we furnish certain information to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission, and the required waiting period has expired or been terminated. We, along with Willis Stein, made the required filings with the Antitrust Division and the Federal Trade Commission on October 27, 1999. The antitrust waiting period was terminated on November 5, 1999.

                              RECENT DEVELOPMENTS

ACQUISITION OF THERMALLOY DIVISION

    Our strategy is to capitalize on the two principal trends in the electronics industry: first, the trend to develop products which incorporate microprocessors and semiconductors with increasingly complex thermal dissipation problems, and second, the trend to outsource development of thermal management solution. Key elements of our strategy include providing "total solutions" capability for thermal management globally and expanding our quick ramp, high-volume manufacturing and our design, sales and distribution activities both domestically and overseas. To further our strategy, we acquired the Thermalloy Division of Bowthorpe plc in October 1999. The Thermalloy Division's business is substantially similar to our thermal management products business. As part of the acquisition from Bowthorpe, we also acquired 65.2%, representing Bowthorpe's entire shareholding, of Curamik Electronics GmbH, a German corporation which manufactures direct bonded copper substrates used in the packaging and cooling of high power electronic devices. The total purchase price was $80.0 million (including estimated transaction costs of $1.5 million), and is subject to further adjustment based on changes in the value of the Thermalloy Division's inventory between December 31, 1998 and July 31, 1999. The purchase price paid at closing includes an estimate of the inventory related purchase price adjustment. In a separate transaction, we acquired an additional 20.2% of Curamik from its other stockholders for $2.7 million, increasing our ownership of Curamik to 85.4%. The Company used $12.6 million of its cash on hand and $84.3 million of borrowings under its new credit facility described below to pay the purchase price for the Thermalloy Division, purchase the additional Curamik shares, repay $12.6 million of outstanding debt and pay estimated transaction costs. The Company paid $3.5 million of the $80.0 million purchase price into escrow pending receipt of the necessary Malaysian governmental approvals of the transfer of the Thermalloy Division's Malaysian operations to Aavid.

    The Thermalloy Division designs, manufactures and sells a wide range of standard and proprietary heatsinks and associated products for the cooling of semiconductors, power hybrid circuits, high power electronics and other electronic devices, primarily within the aerospace, automotive, computer, construction and telecommunications industries. The Thermalloy Division, like us, possesses both the engineering and production capability to design and manufacture solutions to meet customers' thermal management requirements. The Thermalloy Division has manufacturing facilities in Dallas, Texas; Monterrey, Mexico; Swindon, England; Corby, England; Bologna, Italy; Hong Kong; and Malaysia; engineering staff in the United States and Europe and additional sales staff in France, Germany, Japan and Singapore. The Thermalloy Division, including Curamik, had revenues of approximately $102.3 million for the year ended December 31, 1998 and $74.7 million for the nine months ended
September 30, 1999. Please see "Selected Historical Financial Data--Thermalloy Division" below for more financial information about the Thermalloy Division.

    The Thermalloy Division's business has benefitted from the same industry trends as we have. Increased power use, functionality and continuing miniaturization of electronics have increased demand for thermal management products and solutions. At the same time, more original equipment manufacturers, commonly referred to as OEMs, have moved their manufacturing operations overseas to lower cost areas, such as Asia and Latin America, and have increased the outsourcing of their thermal management design operations to companies which offer higher specialization, greater expertise and shorter development lead times.

    Our future success will depend, in part, on our ability to fully integrate the operations and management of the Thermalloy Division. A successful integration requires, among other things, the integration of Thermalloy's product offerings and technology into ours and the coordination of their sales and marketing and financial reporting efforts with ours. We cannot assure you that we will accomplish the integration smoothly or successfully. We cannot assure you that we will realize the anticipated benefits of the Thermalloy Division acquisition. The success of the integration will require the dedication of management and other personnel resources which may temporarily distract their attention from our day-to-day business.

    We have recently experienced substantial growth in our thermal management products business and have significantly expanded our operations through manufacturing capacity additions, the acquisition of the Thermalloy Division and geographic expansion. We intend to continue to increase our thermal products and software businesses overseas, expand the products and services we offer, and make selective acquisitions. This growth and expansion has placed, and will continue to place, a significant strain on our production, technical, financial and other management resources. To manage growth effectively, we must maintain a high level of manufacturing quality, efficiency, delivery and performance and must continue to enhance our operational, financial and management systems, and attract, train, motivate and manage our employees. We may not be able to effectively manage this expansion, and any failure to do so could have a material adverse effect on our business and financial condition.

    In connection with the closing of the acquisition of the Thermalloy Division, we entered into a $100 million revolving credit and term loan facility with Canadian Imperial Bank of Commerce, as Administrative Agent, and certain other lenders (the "Credit Facility"). The Credit Facility consists of an
$80 million term loan facility (the "Term Facility") and a $20 million revolving credit facility, including a $2 million letter of credit subfacility (the "Revolving Facility"). The Term Facility, all of which was borrowed on October 21, 1999 to pay the purchase price for the Thermalloy Division and pay transaction costs, matures on September 30, 2004, and will be amortized in 19 consecutive quarterly installments, commencing March 31, 2000, as follows: four quarterly payments of $2 million each; four quarterly payments of $3 million each; four quarterly payments of $4 million each; four quarterly payments of $5 million each; and three quarterly payments of $8 million each. The Revolving Facility matures on September 30, 2004. The Credit Facility bears interest at a rate equal to, at our option, either (1) in the case of Eurodollar loans, the sum of (x) the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of borrowing selected by us and (y) a margin of between one and one-half percent and two percent (depending on our consolidated leverage ratio (as defined in the credit agreement)) or (2) the sum of (A) the higher of (x) Canadian Imperial Bank of Commerce's prime or base rate or (y) one-half percent plus the latest overnight federal funds rate plus (y) a margin of between one quarter percent and three quarters percent (depending on our consolidated leverage ratio). The Credit Facility may be prepaid at any time in whole or in part without penalty, and must be prepaid to the extent of certain equity or asset sales.

    The Credit Facility limits our ability to incur debt, to sell or dispose of assets, to create or incur liens, to make additional acquisitions, to pay dividends, to purchase or redeem our stock and to merge or consolidate with any other person other than MergerCo. In addition, the Credit Facility requires that we meet certain financial ratios, and provides the banks with the right to require the payment of all amounts outstanding under the facility, and to terminate all commitments thereunder, if there is a change in control of Aavid other than as contemplated by the Merger Agreement. The Credit Facility is guaranteed by all of our domestic subsidiaries and secured by our assets (including the assets and stock of our subsidiaries).

    The Merger Agreement provided that the merger consideration would be $25.50 per share only if we acquired the Thermalloy Division; otherwise the merger consideration would be $24.50 per share. Because we completed that acquisition of the Thermalloy Division, the merger consideration will be $25.50 per share.

STOCKHOLDER LITIGATION

    Following the public announcement of the Merger, lawsuits were filed against us, Willis Stein, our directors and one former director in the Court of Chancery of the State of Delaware by some of our stockholders. The complaints allege, among other things, that our directors have breached their fiduciary duties and seek to enjoin, preliminarily and permanently, the Merger and also seek compensatory damages. The stockholder plaintiffs, on behalf of our public stockholders, also seek class action certification for their lawsuits. We believe the actions to be without merit and intend to contest the actions vigorously.

SELECTED PRO FORMA FINANCIAL DATA

    On October 21, 1999, we completed the acquisition of the Thermalloy Division from Bowthorpe plc. The total purchase price was $80.0 million (including estimated transaction costs of $1.5 million), and is subject to further adjustment based on changes in the value of the Thermalloy Division's inventory between December 31, 1998 and July 31, 1999. The purchase price paid at closing includes an estimate of the inventory related purchase price adjustment. We paid $3.5 million of the $80.0 million purchase price into escrow pending receipt of the necessary Malaysian governmental approvals of the transfer of the Thermalloy Division's Malaysian operations to us. We expect to receive these approvals in the first half of 2000. In addition, on October 28, 1999 we purchased an additional 20.2% of Curamik from the two minority shareholders of Curamik for approximately $2.7 million, thereby increasing our ownership of Curamik to 85.4%. We used $12.6 million of our cash on hand and $84.3 million of borrowings under our new credit facility described above under "Acquisition of Thermalloy Division" to pay the purchase price for the Thermalloy Division, purchase the additional Curamik shares, repay $12.6 million of outstanding debt and pay estimated transaction costs.

    The following unaudited pro forma financial data gives effect to our acquisition of the Thermalloy Division and the additional 20.2% of Curamik, which will be accounted for by the purchase method. The pro forma unaudited balance sheet as of October 2, 1999 gives effect to the acquisition of the Thermalloy Division and the additional Curamik shares, including the incurrence of $84.3 million of indebtedness to finance the acquisition (including the additional Curamik shares), to repay our existing outstanding indebtedness and to pay estimated transaction costs, as if the acquisition had occurred on October 2, 1999, the last day of our fiscal quarter. The pro forma unaudited statements of income for the year ended December 31, 1998 and the nine months ended October 2, 1999 give effect to the acquisition of the Thermalloy Division and the additional Curamik shares, including the incurrence of $84.3 million of indebtedness to finance the acquisition (including the additional Curamik shares), to repay our existing outstanding indebtedness and to pay estimated transaction costs, as if the acquisition had occurred on January 1, 1998. In combining the financial information of Aavid and the Thermalloy Division to reflect the acquisition of the Thermalloy Division and the additional Curamik shares, the financing of the acquisition and the accounting policies of Aavid, certain reclassifications of historical financial data have been made. The pro forma financial statements assume that we also acquired on October 21, 1999
(1) the Malaysian operations of the Thermalloy Division, which were actually closed into escrow pending receipt of regulatory approvals, and (2) an additional 20.2% of Curamik which we acquired from its minority shareholders on October 28, 1999, thereby increasing our ownership interest in Curamik to 85.4%.

    The unaudited pro forma combined statements of income do not give pro forma effect to anticipated cost savings resulting from the combination of Aavid and the Thermalloy Division. The cost savings will primarily result from (1) the closure of the two Aavid manufacturing facilities and a Thermalloy Division manufacturing facility due to the elimination of duplicate operations, (2) a reduction of selling, general and administrative costs through elimination of overlapping functions and (3) operating improvements such as purchasing synergies, improved leverage of existing resources, implementation of best practices or similar efficiencies. The pro forma financial statements do not give effect to possible revenue reductions that may result from potential customer dislocation and loss due to the Merger and plant closures.

    The information contained herein has been prepared utilizing a preliminary purchase price allocation subject to refinement until pertinent information related to the acquisition has been obtained. The pro forma adjustments discussed herein are based on available information and assumptions that we believe are reasonable. We believe that the final allocation of the Thermalloy Division purchase price will not differ materially from the preliminary estimated amounts. We estimate that the final purchase price allocation will be completed once the final integration plan for the acquisition is completed. We commenced the final integration plan for the acquisition promptly following the closing and expect to substantially complete it no later than one year after the closing.

    The following pro forma unaudited financial data should be read in conjunction with the historical consolidated financial statements of Aavid and the Thermalloy Division, including the respective notes thereto, which are incorporated by reference in this Proxy Statement. Please see "Where You Can Find More Information" for information about how you can obtain copies of these financial statements.

    The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of our operating results or financial position that would have occurred had the acquisition of the Thermalloy Division occurred at the dates indicated, nor is it necessarily indicative of our future operating results or financial position following the acquisition.

                        AAVID THERMAL TECHNOLOGIES, INC.

            UNAUDITED PRO FORMA CONDENSED AND COMBINED BALANCE SHEET

                             AS OF OCTOBER 2, 1999

                             (DOLLARS IN THOUSANDS)

                                                       HISTORICAL                              PRO FORMA
                                                 ----------------------    PRO FORMA            FOR THE
                                                  AAVID     THERMALLOY*   ADJUSTMENTS         ACQUISITION
                    ASSETS                       --------   -----------   -----------         -----------
Current Assets:
Cash and cash equivalents......................  $ 23,811     $ 1,670       $(12,619)(a)        $ 11,747
                                                                              (1,115)(b)
Accounts receivable, net.......................    35,476      17,997           (444)(b)          53,029
Inventories....................................    14,593      12,952          3,049 (c)          27,545
                                                                              (3,049)(d)
Deferred income taxes..........................     9,357          --             --               9,357
Prepaids and other current assets..............     3,845         952           (372)(b)           4,425
                                                 --------     -------       --------            --------
      Total current assets.....................    87,082      33,571        (14,550)            106,103
Property, plant and equipment, net of
  accumulated depreciation.....................    41,758      27,409         (1,938)(e)          67,229
Other assets...................................     7,535       9,866         33,733 (f)          49,970
                                                                               1,650 (g)
                                                                               5,889 (h)
                                                                              (8,703)(i)
                                                 --------     -------       --------            --------
      Total Assets.............................  $136,375     $70,846       $ 16,081            $223,302
                                                 ========     =======       ========            ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable...............................  $ 13,212     $ 7,108       $     --            $ 20,320
Current portion of long-term debt..............     3,939       4,845         (3,939)(a)           4,000
                                                                              (4,845)(b)
                                                                               4,000 (a)
Accrued expenses and other current
  liabilities..................................    25,171       7,763            575 (j)          32,690
                                                                                (819)(b)
                                                 --------     -------       --------            --------
      Total current liabilities................    42,322      19,716         (5,028)             57,010
Long-term debt.................................     9,276      14,833         80,313 (a)          81,436
                                                                             (14,306)(b)
                                                                              (8,680)(a)
Deferred income taxes..........................     2,189          --          2,520 (k)           4,709
Minority interests.............................        --       1,428           (820)(l)             608
                                                 --------     -------       --------            --------
      Total liabilities........................    53,787      35,977         53,999             143,763
      Total stockholders' equity...............    82,588      34,869        (34,869)(l)          79,539
                                                                              (3,049)(d)
                                                 --------     -------       --------            --------
      Total Liabilities and Stockholders'
        Equity.................................  $136,375     $70,846       $ 16,081            $223,302
                                                 ========     =======       ========            ========

------------------------

*   As of September 30, 1999

                        AAVID THERMAL TECHNOLOGIES, INC.
        UNAUDITED PRO FORMA CONDENSED AND COMBINED STATEMENTS OF INCOME
                   FOR THE NINE MONTHS ENDED OCTOBER 2, 1999
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                 HISTORICAL                                PRO FORMA
                                          ------------------------     PRO FORMA            FOR THE
                                            AAVID      THERMALLOY*   ADJUSTMENTS(1)      ACQUISITION(1)
                                          ----------   -----------   --------------      --------------
Net sales...............................  $  145,239     $74,687        $    --            $  219,926
Cost of sales...........................      90,769      53,230           (360)(m)           144,130
                                                                            491 (n)
                                          ----------     -------        -------            ----------
Gross profit............................      54,470      21,457           (131)               75,796
Selling, general and administrative
  expenses..............................      34,054      16,290          1,265 (o)            49,514
                                                                         (1,336)(p)
                                                                           (759)(q)
Research and development................       5,154       2,863             --                 8,017
                                          ----------     -------        -------            ----------
Income from operations..................      15,262       2,304            699                18,265
Interest expense, net...................        (257)       (996)        (3,145)(r)            (4,398)
Other income (expense), net.............        (277)        381             --                   104
                                          ----------     -------        -------            ----------
Income before taxes.....................      14,728       1,689         (2,446)               13,971
Provision for income taxes..............      (5,241)     (1,848)           425(s)             (6,664)
                                          ----------     -------        -------            ----------
Net income(loss)........................  $    9,487     $  (159)       $(2,021)           $    7,307
                                          ==========     =======        =======            ==========
Net income per share, basic.............  $     1.01                                       $     0.78
Weighted average common shares
  outstanding:..........................   9,374,672                                        9,374,672
Net income per share, diluted...........  $     0.97                                       $     0.75
Weighted average common shares and
  equivalents outstanding:..............   9,781,146                                        9,781,146

------------------------

*   For the nine months ended September 30, 1999.

                        AAVID THERMAL TECHNOLOGIES, INC.
        UNAUDITED PRO FORMA CONDENSED AND COMBINED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                HISTORICAL                                PRO FORMA
                                          -----------------------     PRO FORMA            FOR THE
                                            AAVID      THERMALLOY   ADJUSTMENTS(1)      ACQUISITION(1)
                                          ----------   ----------   --------------      --------------
Net sales...............................  $  209,078    $102,332       $    --           $    311,410
Cost of sales...........................     138,431      69,755          (480)(m)            208,360(d)
                                                                           654 (n)
                                          ----------    --------       -------           ------------
Gross profit............................      70,647      32,577          (174)               103,050
Selling, general and administrative
  expenses..............................      43,783      21,307         1,687 (o)             64,254
                                                                        (1,484)(p)
                                                                        (1,039)(q)
Research and development................       6,756       3,582            --                 10,338
Restructuring and buyout of compensation
  agreement.............................       5,740          --            --                  5,740
                                          ----------    --------       -------           ------------
Income from operations..................      14,368       7,688           662                 22,718
Interest expense, net...................      (1,342)     (1,147)       (3,986)(r)             (6,475)
Other income (expense), net.............        (520)        842            --                    322
                                          ----------    --------       -------           ------------
Income before taxes.....................      12,506       7,383        (3,324)                16,565
Provision for income taxes..............      (4,385)     (2,947)          589 (s)             (6,743)
                                          ----------    --------       -------           ------------
Net income (loss).......................  $    8,121    $  4,436       $(2,735)          $      9,822
                                          ==========    ========       =======           ============
Net income per share, basic.............  $     0.94                                     $       1.13
Weighted average common shares
  outstanding:..........................   8,668,368                                        8,668,368
Net income per share, diluted...........  $     0.86                                     $       1.04
Weighted average common shares and
  equivalents outstanding...............   9,484,826                                        9,484,826

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT ADJUSTMENTS

                             (DOLLARS IN THOUSANDS)

(a) Adjustment to reflect the use of cash on hand and $84,313 in borrowings under our new senior credit facility to repay existing debt, fund the acquisition of the Thermalloy Division and the purchase of an additional 20.2% of Curamik shares and pay estimated transaction costs as follows:

Sources of funds:
  Cash on hand..............................................  $12,619
  New senior credit facility................................   84,313
                                                              -------
  Total sources of funds....................................  $96,932
                                                              =======

Uses of funds:
  Thermalloy Division purchase price........................  $78,484
  Additional Curamik GmbH purchase price....................    2,679
  Repay Aavid existing debt.................................   12,619
  Estimated transaction costs (including bank financing fees
    of $1,650)..............................................    3,150
                                                              -------
                                                              $96,932
                                                              =======

(b) Adjustment to eliminate assets not acquired and liabilities not assumed by Aavid.

(c) Adjustment to record inventory at fair value.

(d) Represents non-recurring $3,049 charge resulting from the write-up of inventory to fair value that occurred during purchase accounting for the Thermalloy Division's opening balance sheet. Actual cost of sales in the 12 months following the acquisition will reflect this additional charge. This amount has not been reflected in the pro forma statements of income.

(e) Adjustment to record fixed assets at fair value.

(f) Adjustment to record the goodwill resulting from the acquisition of the Thermalloy Division and an additional 20.2% of Curamik. The goodwill is calculated as follows:

Cash paid for Thermalloy Division...........................  $78,484
Cash paid for additional 20.2% of Curamik...................    2,679
Estimated transaction costs (excluding bank financing fees
  of $1,650)................................................    1,500
                                                              -------
                                                               82,663

Less: estimated fair value of net tangible assets
  acquired..................................................   42,705
Less: estimated fair value of intangible assets acquired....    6,225
                                                              -------
Goodwill....................................................  $33,733
                                                              =======

(g) Adjustment to record $1,650 in deferred financing fees related to additional borrowings discussed in (a) above.

(h) Adjustment to record an asset of $5,889 related to present value of estimated market value rent expense related to the Thermalloy Division's Dallas facility, which is being made available to us on a rent free basis through 2008.

(i) Adjustment to write-off existing Thermalloy Division goodwill of $8,703.

(j) Adjustment to record accrued liabilities related to severance costs associated with the closure of certain offices and operations of the Thermalloy Division, which is estimated to be $575. This

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT ADJUSTMENTS
                                  (CONTINUED)

                             (DOLLARS IN THOUSANDS)

    adjustment excludes the estimated severance and other costs associated with the closure of certain offices and operations of Aavid, which costs cannot be capitalized and must be expensed and are estimated to be approximately $1,500. These amounts are preliminary estimates of management. Management is currently in the process of finalizing their assessment of these costs and committing to a final integration plan, which is expected to be completed and communicated to employees as soon as possible, but in no event later than one year from the date of the Thermalloy Division acquisition. The exact amount and type of severance benefits to be received by each employee is unknown at this time. Once the nature of the actual severance benefits has been determined, actual severance liabilities arising from this restructuring may differ from the amount included within these pro forma financial statements.

(k) Adjustment to record the deferred tax liability on the write-up of assets which are not recognized for corporate income tax purposes.

(l) Adjustment to eliminate Thermalloy Division equity.

(m) Adjustment to record the decrease in depreciation resulting from the write down of fixed assets to fair value that occurred in purchase accounting, in the amounts of $480 in the year ended December 31, 1998 and $360 in the nine months ended October 2, 1999. These amounts assume an estimated remaining useful life of 4 years.

(n) Adjustment to record amortization of the prepaid rent asset discussed in
    (h) above. This asset is being amortized over the life of the lease, 9 years, in the amounts of $654 for the year ended December 31, 1998 and $491 for the nine months ended October 2, 1999.

(o) Adjustment to record the straight line amortization on the excess of purchase price over the tangible and intangible assets acquired (goodwill), calculated on a straight line basis over 20 years as follows:

                                                 YEAR ENDED       NINE MONTHS
                                                DECEMBER 31,    ENDED OCTOBER 2,
                                                    1998              1999
                                               --------------   ----------------
Goodwill amortization related to the
  Thermalloy Division acquisition............      $1,594            $1,195
Goodwill amortization related to the
  acquisition of additional shares of
  Curamik....................................          93                70
                                                   ------            ------
New goodwill amortization....................      $1,687            $1,265
                                                   ======            ======

   The actual amortization recorded after consummation of the acquisition of the Thermalloy Division may differ from these amounts due to the full allocation of purchase price to assets and liabilities pursuant to Accounting Principles Board Opinion No. 16.

(p) Adjustment to eliminate management fees paid by Thermalloy to Bowthorpe plc in the amount of $1,484 for the year ended December 31, 1998 and $1,336 for the nine months ended September 30, 1999. This charge relates to management advice and consultation provided by Bowthorpe plc and does not consist of any direct expenses that would be incremental to Aavid under the combination. We believe that net sales and expenses would not have materially changed if Bowthorpe plc did not provide the management services.

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT ADJUSTMENTS
                                  (CONTINUED)

                             (DOLLARS IN THOUSANDS)

(q) Adjustment to record the amortization related to the write-off of existing Thermalloy goodwill of $1,039 for the year ended December 31, 1998 and $759 for the nine months ended September 30, 1999, arising from Thermalloy's prior acquisitions.

(r) Adjustments to interest expense resulting from the elimination of interest expense associated with Thermalloy Division's borrowings, additional interest and amortization of deferred financing costs associated with our additional borrowings used to fund the acquisitions of the Thermalloy Division and additional Curamik shares as follows:

                                                  YEAR ENDED    NINE MONTHS ENDED
                                                 DECEMBER 31,      OCTOBER 2,
                                                     1998             1999
                                                 ------------   -----------------
Interest on the new senior credit facility at
  7.43% (which represents the interest rate on
  the loans at the date of borrowing) and fees
  to lenders...................................     $6,414            $4,792
Interest expense saved on Thermalloy Division's
  existing indebtedness........................     (1,147)             (996)
Interest expense saved on Aavid's existing
  indebtedness.................................     (1,611)             (899)
Amortization of deferred financing fees........        330               248
                                                    ------            ------
Net incremental interest expense...............     $3,986            $3,145
                                                    ======            ======

   Pro forma interest expense would be as follows if interest rates on bank borrowings were to decrease or increase 1/8%:

                                                   ASSUMED INTEREST EXPENSE
                                             -------------------------------------
                                                YEAR ENDED       NINE MONTHS ENDED
      ASSUMED CHANGE IN INTEREST RATE        DECEMBER 31, 1998    OCTOBER 2, 1999
      -------------------------------        -----------------   -----------------
Increase of 1/8%...........................       $6,580               $4,477
Decrease of 1/8%...........................       $6,370               $4,319

(s) Adjustment to the income tax provision to reflect the tax effect of pro forma adjustments and the impact of non-deductible goodwill.

1. The unaudited pro forma combined statements of income do not give pro forma effect to anticipated cost savings resulting from the combination of Aavid and the Thermalloy Division, because these adjustments do not meet the factually supportable criteria of SEC regulations. These costs savings will primarily result from the closure of two Aavid manufacturing facilities and a Thermalloy Division manufacturing facility due to the elimination of duplicative operations, including, among other costs, the elimination of employee payroll and benefits and certain rental, office and other direct expenses. We also expect to reduce selling, general and administrative

     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT ADJUSTMENTS
                                  (CONTINUED)

                             (DOLLARS IN THOUSANDS)

    expenses at Thermalloy's U.S. corporate office by eliminating or combining duplicative corporate functions. These cost savings are expected to be as follows:

                                                YEAR ENDED       NINE MONTHS ENDED
                                             DECEMBER 31, 1998    OCTOBER 2, 1999
                                             -----------------   -----------------
Indirect manufacturing cost savings from
  plant closings...........................       $1,532               $  998
Cost savings from elimination of
  duplicative selling, general and
  administrative functions.................        3,124                2,299
                                                  ------               ------
Total cost savings.........................       $4,656               $3,297
                                                  ======               ======

   The anticipated cost savings and reductions as a result of the acquisition are based upon historical costs and actual savings achieved could differ materially. The cost savings do not give effect to possible revenue reductions that may result from potential customer dislocation and loss due to the Merger and plant closures. We also expect to achieve additional cost savings from taking certain other actions, the effect of which we are unable to quantify at this time, such as benefits resulting from operating improvements such as purchasing synergies, improved leverage of existing resources, implementation of best practices or similar efficiencies.

                              THE SPECIAL MEETING

GENERAL

    This Proxy Statement is being furnished to holders of Aavid Common Stock in connection with the solicitation of proxies by and on behalf of the Aavid Board for use at the Special Meeting of Stockholders to be held at 9:00 a.m. local time, on Saturday, January 29, 2000, at the Holiday Inn, 172 North Main Street, Concord, New Hampshire 03301, and at any adjournment or postponement thereof. We are first mailing this Proxy Statement, the accompanying notice, proxy card and letter on or about December 30, 1999 to all holders of Aavid Common Stock entitled to notice of, and to vote at, the Special Meeting.

MATTERS TO BE CONSIDERED

    At the special stockholders' meeting, Aavid stockholders will consider and vote on:

    - approval and adoption of the Merger Agreement; and

    - any other matters that may properly be brought before the Aavid stockholders' meeting or at any adjournment or postponement of the stockholders' meeting.

RECOMMENDATION OF THE AAVID BOARD

    The Aavid Board has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The Aavid Board believes that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interests of Aavid and its stockholders and recommends that you and the other Aavid stockholders vote "FOR" approval and adoption of the Merger Agreement. See "The Merger--Our Reasons for the Merger" beginning on page 42.

RECORD DATE AND QUORUM REQUIREMENTS

    In accordance with Delaware law and Aavid's By-Laws, the Aavid Board has fixed November 30, 1999 as the record date for determining the Aavid stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, you are entitled to notice of and to vote at the meeting only if you were a record holder of Aavid Common Stock at the close of business on that date. At that time, there were 9,608,268 shares of Aavid Common Stock outstanding. These shares were held by approximately 70 stockholders of record.

    In order to have a quorum that will permit us to conduct business at the meeting, we need to have at least 4,804,135 shares of Aavid Common Stock, representing a majority of the shares of Aavid Common Stock outstanding on the record date, represented at the meeting, whether in person or by proxy.

    Shares of Aavid Common Stock represented in person at the meeting but not voting, and shares of Aavid Common Stock for which we have received proxies but with respect to which holders of those shares have abstained, will be counted as present at the meeting for purposes of determining the presence or absence of a quorum permitting us to conduct business at the meeting. Brokers who hold shares of Aavid Common Stock in nominee or "street" name for customers who are the beneficial owners of those shares cannot give a proxy to vote those shares without specific instructions from those customers. Shares represented by proxies returned by a broker holding shares in "street" name will be counted for purposes of determining whether a quorum exists, even though those shares will not be voted on the Merger without specific instructions from customers ("broker non-votes").

    Certain of our directors and officers beneficially owning 360,565 shares of outstanding Aavid Common Stock, or approximately 3.8% of the outstanding shares of Aavid Common Stock on the record date, have agreed with Holdings to vote their shares in favor of the Merger. These figures are calculated without counting shares which could be acquired by exercising stock options because the shares underlying those options cannot be voted at the Special Meeting. In addition, Willis Stein owns 2,000 shares of Aavid Common Stock.

STOCKHOLDERS ENTITLED TO VOTE AND VOTE REQUIRED

    The Merger cannot be completed without Aavid stockholder approval.

    Each share of Aavid Common Stock will have one vote for each matter properly submitted at the Special Meeting. The affirmative vote, either in person or by proxy, of a majority of the shares of Aavid Common Stock outstanding is required in order to approve the Merger Agreement. These shares may be represented either in person or by proxy. If you abstain from voting or if you do not submit a proxy card and do not vote in person at the Special Meeting, your non-action will have the effect of a vote against the Merger. Also, any broker non-vote will have the effect of a vote against the Merger.

VOTING PROCEDURES

GENERAL

    Your vote is important. Because many stockholders cannot personally attend the Special Meeting, it is necessary that a large number be represented by proxy. If a stockholder of record does not submit a proxy or vote in person at the Special Meeting, his or her shares will not be voted and the stockholder will not be counted as present for determining the existence of a quorum. Abstentions and broker non-votes will be included in determining the number of shares present at the Special Meeting, but will not be counted in the tabulation of votes on the Merger.

    We encourage you to vote and to vote promptly. Voting promptly may save Aavid the expense of a second mailing.

STOCKHOLDERS OF RECORD

    If you are a stockholder of record, meaning that your shares and your stock certificate(s) are registered in your name with Aavid and its transfer agent, you may vote (1) by attending the Special Meeting or (2) by marking, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided.

    You may revoke your proxy at any time before the vote is taken at the meeting by submitting a written notice of revocation to the corporate Secretary of Aavid, by properly executing a later-dated proxy or by attending the meeting and voting in person. Attendance at the Special Meeting without taking other affirmative action as described in the prior sentence will not constitute a revocation of a proxy. Written notices of revocation and other communications concerning the revocation of a previously executed proxy should be addressed to:

                    Aavid Thermal Technologies, Inc.
                    One Eagle Square
                    Concord, New Hampshire 03301
                    Attention: Secretary

    You may also be represented by another person present at the meeting by executing a proxy designating such person to act on your behalf. If you sign, date and mail your proxy card without indicating how you want to vote, your vote will be counted as a vote in favor of the Merger Agreement.

STOCKHOLDERS IN STREET NAME

    Different procedures may apply to shares held in a brokerage account and therefore listed in the name of a broker or other intermediary. This practice is also referred to as shares being held in "street name", rather than in the stockholder's own name. A stockholder whose shares are held in street name through an intermediary is referred to as the "beneficial owner" of the shares, while the intermediary or stockholder of record is referred to as the "record owner" of the shares. Shares held in street name are voted by the record owner rather than the beneficial owner. However, the record owner usually is required to provide a means for the beneficial owner to direct how the record owner is to vote the shares. This may include providing a proxy card or instructions that may differ from the materials provided by Aavid to its stockholders of record.

    If your shares are held in street name, you should follow whatever instructions are provided by the record owner of your shares. The broker or other intermediary serving as record owner of your shares, in its discretion, may choose to provide a means for you to direct the voting of your shares by telephone or over the Internet. If so, appropriate instructions may be set forth on the enclosed proxy card, or the broker or other intermediary may choose to provide separate instructions.

    If your shares are held in street name and you wish to vote such shares by attending the Special Meeting in person, you will need to obtain a proxy from the broker or other intermediary who is the stockholder of record having the legal authority to vote your shares. Please note that, once a beneficial or street name owner has submitted voting instructions, such instructions may be changed or revoked only in accordance with the procedures of the broker or other record owner of such shares, and then only in accordance with the procedures applicable to stockholders of record as described above. If your shares are held in street name, then to change or revoke your voting instructions you must contact the broker or other intermediary who is the stockholder of record having the legal authority to vote your shares.

VOTING OF PROXIES

    All shares represented by valid proxies that we receive as a result of this solicitation (other than those proxies that are revoked before they are voted) will be voted in the manner specified by you and the other Aavid stockholders. If you do not specify how to vote your proxy, your shares will be voted "FOR" the approval and adoption of the Merger Agreement. The Aavid Board is not currently aware of any other matters that may be presented for action at the meeting, but if other matters do properly come before the meeting, we intend that shares represented by proxies solicited by the Aavid Board will be voted by the named proxies in their discretion. However, proxies that are voted against approval and adoption of the Merger Agreement will not be voted in favor of any adjournment or postponement of the meeting proposed in order to solicit additional proxies to approve and adopt the Merger Agreement.

    AAVID STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

    BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE SHARES OF AAVID COMMON STOCK OUTSTANDING ON THE RECORD DATE, ABSTENTIONS, BROKER NON-VOTES AND FAILING TO VOTE WILL HAVE THE SAME EFFECT AS VOTING AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. ACCORDINGLY, THE AAVID BOARD URGES YOU TO DESIGNATE A PROXY TO VOTE YOUR SHARES.

SOLICITATION OF PROXIES

    We will bear the costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, telefax, personal interviews and other methods of communication. Although we have no present plans to hire paid solicitors to assist us in obtaining proxies, we may do so if we determine it will be helpful in obtaining stockholder approval of the Merger. We will pay all the fees and expenses of any firm engaged by us.

    STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IN ORDER TO AVOID UNNECESSARY EXPENSE, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

                                   THE MERGER

    THE DESCRIPTION IN THIS PROXY STATEMENT OF THE MERGER AND THE PRINCIPAL TERMS OF THE MERGER AGREEMENT IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE MERGER AGREEMENT, THE LEGAL DOCUMENT GOVERNING THE MERGER. WE HAVE ATTACHED A COPY OF THE MERGER AGREEMENT TO THIS PROXY STATEMENT AS
APPENDIX A AND RECOMMEND THAT YOU READ IT CAREFULLY.

BACKGROUND OF THE MERGER

    We have, since becoming a publicly traded company in January 1996, looked to expand our operations to enhance long-term stockholder value and meet our customers' needs by considering potential strategic acquisitions and combinations involving other thermal management product manufacturers and computational fluid dynamics ("CFD") software providers, and have completed several acquisitions and alliances. One of our strategies has been to obtain greater value for Fluent, which we believed was being undervalued by the market because of our thermal management products business. However, we could not "spin-off" Fluent as a stand-alone company on a tax-free basis until September 2000, and, in any case, we believed that Fluent, without additional acquisitions, would be too small in the current market environment to succeed as a stand-alone public company. Accordingly, we determined to try to expand Fluent by acquisition. In pursuit of this strategy, we engaged Hambrecht & Quist LLC ("H&Q") in late March, 1999 to assist us in identifying software companies for acquisition.

    Our strategy with respect to our thermal management product manufacturing business has been to capitalize on the two principal trends in the electronics industry: first, the trend to develop products which incorporate microprocessors and semiconductors with increasingly complex thermal dissipation problems, and second, the trend to outsource development of thermal management solutions. As part of this strategy, we have focused on providing "total solutions" capability for thermal management globally and expanding our quick ramp, high-volume manufacturing and our design, sales and distribution activities both domestically and overseas. As part of our effort to expand, in December 1998 and January 1999 our senior management had several discussions with Bowthorpe plc, a United Kingdom publicly-traded company, regarding a possible acquisition by Aavid of Bowthorpe's Thermalloy Division, which also manufactures thermal management products. Discussions were mutually terminated in January 1999 because of our concern about the Thermalloy Division's deterioration in performance compared to the prior year and budget.

    In late February, 1999, a representative of CIBC World Markets and
Mr. Douglas Newhouse, one of our directors from October 1993 to June 1998, during the course of a discussion about a transaction unrelated to Aavid, discussed the possibility of selling Aavid. Mr. Newhouse is a founder, together with M. William Macey, Jr., one of our directors, and William Selden, one of our directors from October 1993 to October 1997, of Sterling Ventures Limited, which led the recapitalization of Aavid in October 1993. Mr. Newhouse, although no longer one of our directors, and the other Sterling principals continued to view Aavid as a "portfolio company" because of Sterling Venture's role in the recapitalization of Aavid and continued to have an interest in Aavid's future. The principals of Sterling Ventures and other investors obtained through Sterling's efforts, rather than Sterling Ventures itself, provided the equity financing in the recapitalization. Following the discussion, the representative of CIBC World Markets, which has acted as a financial advisor in prior transactions to Willis Stein, Sterling Ventures and their portfolio companies, contacted Willis Stein and arranged a meeting between Willis Stein and Mr. Newhouse. On March 2, Mr. Newhouse, at his own initiative and without authorization of the Aavid Board, met with Mr. Avy Stein, who was in New York on other business, and other representatives of Willis Stein and representatives of CIBC World Markets. The participants discussed the history of Aavid, its business, publicly available financial information, industry dynamics and Willis Stein's background.

    Willis Stein has advised us that on March 12, 1999, based on its review of publicly available information about Aavid, it purchased 2,000 shares of Aavid Common Stock at a price of $12.625.

    In late March, 1999, a corporation ("Strategic Buyer 1") contacted us to determine our interest in working together in some manner. On March 29, 1999, Ronald Borelli, our Chairman and Chief Executive Officer, met with a representative of Strategic Buyer 1 to discuss generally possible ways we could work together, including a strategic partnering arrangement whereby Aavid and Strategic Buyer 1 would work together to supply electronic cooling devices.

    On April 9, 1999, at the request of Willis Stein, Messrs. Borelli, Stephen Eldred, our Chief Financial Officer, Macey, John Mitchell, our General Counsel, and Bart Patel, our President, met with Mr. Stein and other representatives of Willis Stein, and representatives of CIBC World Markets, advisors to Willis Stein, at our corporate headquarters in Concord, New Hampshire. At the meeting, the participants discussed Aavid's operations and historical results, and Willis Stein indicated that it was interested in exploring a possible acquisition of Aavid, and offered to provide a preliminary pricing analysis.

    On April 13, 1999, we entered into a standard form of confidentiality agreement with Willis Stein, which included certain limitations on Willis Stein's ability to pursue transactions involving Aavid without our consent. Following execution of the confidentiality agreement, and again on April 16, 1999, representatives of Willis Stein had a call with Mr. Eldred to discuss our internal financial forecasts, focusing on expected revenue and gross margin trends by business unit.

    On April 14, 1999, Messrs. Borelli, Eldred, Mitchell and Patel met with representatives of H&Q to discuss H&Q's efforts to identify software company acquisitions. H&Q reviewed with Aavid its efforts to date, noting that the software companies approached were not interested in a transaction with Aavid, and that other software companies were likely to be troubled by the prospect of being linked to the manufacturing portion of Aavid's business. The discussion turned to how Aavid could enhance long-term stockholder value. H&Q, on its own initiative, suggested that management consider selling Aavid to provide the greatest return to stockholders. H&Q was unaware at this time that we had received a preliminary indication of interest to purchase Aavid.

    On April 19, 1999, Mr. Stein and other representatives of Willis Stein spoke with Messrs. Borelli and Mitchell. They indicated that Willis Stein was interested in pursuing a possible acquisition of Aavid at $22.00 per share, which represented an approximately 43% premium to the $15.375 closing price of our stock on that date. Willis Stein provided Aavid with its preliminary pricing analysis showing how Willis Stein arrived at the $22.00 per share price. Willis Stein's preliminary pricing analysis involved applying a leveraged buyout analysis following a review of both thermal management and computational fluid dynamics software industry data, as well as our historical financial performance and our previously provided internal financial forecasts. Following the call with Willis Stein, Messrs. Borelli, Macey, Mitchell and David Steadman, another of our directors, had a conference call to discuss the Willis Stein indication of interest.

    On April 20, 1999, the Aavid Board met to review the discussions with Strategic Buyer 1, the Willis Stein indication of interest and H&Q's unsuccessful efforts to date to find a software acquisition for Fluent. The Aavid Board discussed whether to explore a possible sale of Aavid in light of the discussions with Strategic Buyer 1, the indication of interest from Willis Stein and H&Q's suggestion that management consider a sale of Aavid to provide the greatest return to stockholders. The Aavid Board determined to engage H&Q to assist Aavid in evaluating acquisition proposals, and formed a committee, consisting of Messrs. Borelli, Macey (Chairman) and Steadman (the "Acquisitions Committee"), to evaluate acquisition proposals and report back to the Aavid Board. The Acquisitions Committee was also instructed to finalize the terms of H&Q's engagement. A representative of Fulbright & Jaworski L.L.P. ("F&J"), Aavid's outside counsel, reviewed with the Aavid Board their fiduciary responsibilities.

    In late April, 1999, we engaged H&Q to act as our financial advisor with respect to acquisition proposals. H&Q recommended that we not conduct a public auction, but rather that H&Q, on behalf of Aavid, approach selected potential strategic and financial buyers to determine their interest in acquiring Aavid. H&Q indicated that it believed that this selective process, rather than a public auction, would limit disruption to our business from the sale process, as well as limit damage to Aavid if no sale were consummated.

    In late April, 1999, Mr. Macey had discussions with a representative of PaineWebber Incorporated regarding possible financial buyers which might be interested in acquiring Aavid. PaineWebber suggested several possible financial buyers and discussions were held with two of the identified buyers on a no-names basis. One of these financial buyers indicated it had no interest, while the other indicated an interest. PaineWebber then arranged a preliminary discussion between this interested private equity investment firm ("Financial Buyer 1") and Mr. Macey.

    On April 29, 1999, H&Q, at the suggestion of Mr. Macey, invited Financial Buyer 1 to meet with us, and on that date we entered into a standard form of confidentiality agreement with Financial Buyer 1, which included certain limitations on its ability to pursue transactions involving Aavid without our consent. On May 3, 1999, Messrs. Borelli, Eldred, Macey, Mitchell and Patel and a representative of H&Q met with representatives of Financial Buyer 1 and its financial advisor at our corporate offices in Concord, New Hampshire. The participants discussed Aavid's operations and historical results, and Financial Buyer 1 indicated it was interested in exploring a possible acquisition of Aavid.

    On May 6, 1999, the Aavid Board held a meeting attended by representatives of H&Q and F&J. Mr. Macey reviewed with the Aavid Board the meetings with Willis Stein and Financial Buyer 1. The Aavid Board discussed whether to explore the possibility of selling Aavid, which included a discussion in general terms of the advantages and disadvantages of effecting a sale of Aavid. The advantages discussed by the Aavid Board included creating greater value for our stockholders, particularly in light of the Aavid Board's opinion that the stock market was not valuing us properly. The disadvantages discussed by the Aavid Board included the damage to Aavid that could be caused by a failed sale process and that a sale for cash would not allow our stockholders to participate in any future growth we might experience. H&Q reviewed with the Aavid Board various short- and long-term market conditions and forces affecting Aavid and its stock price. H&Q also reviewed with the Aavid Board a list of companies, other than Strategic Buyer 1, and financial buyers, other than Willis Stein and Financial Buyer 1, which H&Q believed might be interested in acquiring Aavid. The Aavid Board, with advice from H&Q, chose two initial additional strategic buyers and one additional financial buyer which they viewed as most likely to be interested in, and financially able to, acquire Aavid, and directed H&Q to approach the additional strategic and financial buyers regarding their possible interest in Aavid. The Aavid Board also instructed H&Q to approach the two other most likely strategic buyers which H&Q had identified to the Aavid Board if any of the three initial strategic buyers was not interested in acquiring Aavid. None of the strategic buyers identified by H&Q had operations in the thermal management solutions industry; however, all the identified companies were suppliers of connectors and other passive components with manufacturing processes and product distribution systems similar to ours.

    On May 7, 1999, Messrs. Borelli, Eldred, Macey, Mitchell and Patel, and a representative of H&Q met with senior management representatives of Strategic Buyer 1 at our corporate offices in Concord, New Hampshire. The participants discussed Aavid's operations and historical results, and Strategic Buyer 1 indicated it was interested in exploring a possible acquisition of Aavid. We and Strategic Buyer 1 agreed to have more extensive discussions, after which Strategic Buyer 1 indicated it would quickly decide whether to make an offer to acquire us.

    During the week of May 10, 1999, representatives of H&Q contacted the two additional strategic buyers and the one additional financial buyer chosen by the Aavid Board.

    On May 10, 1999, Messrs. Borelli, Eldred and Patel met with representatives of Financial Buyer 1 in Boston, Massachusetts to continue discussions regarding a possible acquisition of Aavid by Financial Buyer 1.

    On May 13 and 14, 1999, Messrs. Borelli, George Dannecker, President of Aavid Thermal Products, Eldred, Mitchell, Patel and Garry Wheeler, Vice President of Operations Center and Chief Information Officer of Aavid Thermal Products, and representatives of H&Q met with representatives of Strategic Buyer 1 in Manchester, New Hampshire to continue discussions regarding a possible acquisition of Aavid by Strategic Buyer 1. During these two days, representatives of Strategic Buyer 1 conducted an intensive due diligence examination of Aavid and its operations. Strategic Buyer 1 subsequently informed us that it was not interested in continuing discussions regarding a possible acquisition of us because such an acquisition did not fit within its growth and technology strategy.

    On May 17, 1999, Messrs. Borelli, Eldred and Patel and representatives of H&Q met with representatives of the one additional financial buyer contacted by H&Q ("Financial Buyer 2"), at our corporate offices in Concord, New Hampshire. The participants discussed Aavid's operations and historical results. Prior to this meeting, we entered into a standard form of confidentiality agreement with Financial Buyer 2, which included certain limitations on Financial Buyer 2's ability to pursue transactions involving Aavid without our consent.

    On May 18, 1999, Messrs. Borelli, Eldred and Patel met with Messrs. Stein, Dan Blumenthal and Kosty Gilis of Willis Stein at Willis Stein's offices in Chicago, Illinois to continue discussions regarding a possible acquisition of Aavid by Willis Stein.

    On May 19, 1999, Messrs. Borelli, Eldred and Patel met with representatives of Financial Buyer 1 at our corporate offices in Concord, New Hampshire to continue discussions regarding a possible acquisition of Aavid by Financial Buyer 1.

    On May 20, 1999, representatives of H&Q requested that Willis Stein and Financial Buyer 1 submit preliminary indications of interest relating to an acquisition of Aavid to the Aavid Board by May 24, 1999, which date was subsequently extended to May 25, 1999. In addition, H&Q contacted another potential strategic buyer discussed with the Aavid Board at the May 6, 1999 meeting to determine whether it was interested in a possible acquisition of Aavid.

    On May 21, 1999, Messrs. Borelli and Steadman and a representative of H&Q held a telephone conference with a representative of another strategic buyer identified by H&Q ("Strategic Buyer 2") to discuss Aavid's operations and historical results.

    On May 24, 1999, the Acquisitions Committee, Mr. Mitchell and representatives of H&Q and F&J had a conference call to discuss the status of discussions regarding a possible acquisition of Aavid, as well as the increase in Aavid's stock price, which had risen from $17.75 to $20.35 over the past ten days.

    On May 25, 1999, both Willis Stein and Financial Buyer 1 submitted preliminary written indications of interest in acquiring Aavid at $24.00 per share, which represented an approximately 21% premium to the $19.75 closing price of our stock on that date. Their respective letters indicated that their indication of interest was subject to, among other things, satisfactory completion of due diligence and satisfactory completion of debt financing for the transaction. The Willis Stein letter also conditioned the indication of interest on the grant to Willis Stein of a 30-day exclusive negotiating period, and provided for a "topping fee" of $17 million, which is a fee we would have had to pay to Willis Stein if we decided to enter into an acquisition transaction with a party other than Willis Stein.

    On May 26, 1999, the Acquisitions Committee, Messrs. Mitchell and Patel and representatives of H&Q had a conference call to discuss the status of discussions. H&Q noted that Financial Buyer 2 had indicated that it was not particularly interested in pursuing a transaction and that in any case based on the current market price of the Aavid Common Stock it could not justify a bid with a significant premium to the current price, and that the strategic buyers, although initially interested, were not showing significant follow-up interest in acquiring Aavid and were not likely to pursue an acquisition. The participants discussed the initial proposals from Willis Stein and Financial Buyer 1, and their expectations regarding the due diligence process, financing contingencies, exclusivity and break-up fees. Following the meeting, representatives of H&Q requested that Willis Stein and Financial Buyer 1 submit their "best and final" proposal relating to an acquisition of Aavid to the Aavid Board by May 28, 1999.

    On May 28, 1999, both Willis Stein and Financial Buyer 1 submitted revised preliminary written indications of interest in acquiring Aavid at $24.00 per share, which represented a 20% premium to the $20.00 closing price of our stock on that date. Both indications of interest were on substantially the same terms as set forth in their May 25, 1999, letters, except Willis Stein reduced its requested "topping fee" to $5 million, and Financial Buyer 1 indicated it was prepared to pursue the acquisition through a cash tender offer. The letter of Financial Buyer 1 also now conditioned the indication of interest on the grant to Financial Buyer 1 of a 30-day exclusive negotiating period.

    Following receipt of the indication of interest from Financial Buyer 1, the Acquisitions Committee, Messrs. Eldred, Mitchell and Patel and representatives of H&Q and F&J met to discuss the indications of interest from Willis Stein and Financial Buyer 1. In the early afternoon of May 28, 1999, the Aavid Board met with Messrs. Eldred and Mitchell along with representatives of H&Q and F&J. Representatives of H&Q summarized H&Q's efforts to test the market for both interest in and price of an acquisition of Aavid. H&Q noted that Strategic Buyer 1 and Financial Buyer 2 had declined to make offers after meeting with Aavid management, and that the three other strategic buyers contacted had not expressed interest in meeting with Aavid management. A representative of H&Q then summarized the Willis Stein and Financial Buyer 1 proposals. The Aavid Board then discussed the proposals. The Aavid Board instructed H&Q to obtain from each of Willis Stein and Financial Buyer 1 additional information regarding
(1) the level of equity to be contributed by each, (2) whether a tender offer with a back-end merger would be an acceptable structure and, if so, the minimum number of shares required to be tendered, (3) the extent of remaining due diligence, (4) the nature of financing commitments and (5) topping and break-up fees.

    Following the Aavid Board meeting, Messrs. Eldred and Mitchell and representatives of H&Q and F&J held discussions with Mr. Blumenthal of Willis Stein and a representative of Bartlit Beck Herman Palenchar & Scott, counsel to Willis Stein ("Bartlit Beck"), to clarify the Willis Stein proposal. Representatives of H&Q also held discussions with representatives of Financial Buyer 1 to clarify its proposal.

    On June 1, 1999, Financial Buyer 1 submitted a written response to the Aavid Board's follow-up questions, and Willis Stein submitted a revised indication of interest at $24.00 per share, addressing the Aavid Board's follow-up questions and eliminating the previously proposed $5.0 million "topping fee". Following receipt of these responses, the Aavid Board met to discuss the proposals. Messrs. Eldred and Mitchell and representatives of H&Q and F&J participated in the meeting. Mr. Macey summarized the two proposals, noting that (1) they were both at the same price, (2) Financial Buyer 1 was willing to commit more equity to the transaction, thereby increasing the likelihood of closing, (3) Financial Buyer 1 appeared to be further along in both its due diligence and financing arrangements and (4) both Financial Buyer 1 and Willis Stein were extremely interested in acquiring Aavid. H&Q indicated that it believed the $24.00 price was attractive. Following discussion of the two proposals, the Aavid Board determined to pursue negotiations with Financial Buyer 1 because Financial Buyer 1 was willing to commit more equity to the transaction, thereby increasing the likelihood of closing, and appeared to be further along in both its due diligence and financing arrangements. The Aavid Board instructed management and H&Q to continue negotiations with Financial Buyer 1. Following the Aavid Board meeting, H&Q notified Mr. Blumenthal of Willis Stein that Aavid had elected to pursue discussions with another party.

    On June 1, 1999, Mr. Carl Scheffer, the Bowthorpe executive responsible for the Thermalloy Division invited Mr. Borelli to dinner to determine if Aavid still had an interest in acquiring the Thermalloy Division. Mr. Scheffer and Mr. Borelli discussed the Thermalloy Division's business, and Mr. Scheffer told Mr. Borelli that Aavid would have to respond quickly and at a good price in order to preclude an auction.

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
    On June 2, 1999, before Aavid had formally accepted Financial Buyer 1's indication of interest, Willis Stein submitted a revised indication of interest at $24.50 per share, which represented a 17% premium to the $21.00 closing price of our stock on that date, and further clarified certain points regarding the level of its remaining due diligence and financing commitments.

    On June 3, 1999, the Acquisitions Committee met with Mr. Mitchell and representatives of H&Q and F&J to discuss how to proceed in light of Willis Stein's revised proposal. Following the Acquisitions Committee meeting, the Aavid Board met to discuss the revised Willis Stein proposal. Messrs. Eldred and Mitchell and representatives of H&Q and F&J participated in the Aavid Board meeting. Mr. Macey reviewed with the Aavid Board the revised Willis Stein proposal and the three possible alternatives to proceeding forward: (1) accept the Willis Stein proposal; (2) go back to both Willis Stein and Financial Buyer 1 and again request a "final and best" proposal; or (3) give both Willis Stein and Financial Buyer 1 several weeks to finish due diligence and arrange financing and to come back with proposals that were not contingent on due diligence or financing. H&Q's representatives advised the Aavid Board that it did not believe Willis Stein and Financial Buyer 1 would proceed under the third alternative, and recommended the second alternative. Following a discussion, the Aavid Board instructed H&Q to inform both Financial Buyer 1 and Willis Stein to submit a final and best proposal by June 7, 1999, and that the Aavid Board's principal concerns were price and certainty of closure. The Aavid Board also instructed H&Q to again contact the strategic buyers to see if they had any interest in Aavid. The Aavid Board also determined, based on advice from H&Q and F&J as to methods to induce Willis Stein and Financial Buyer 1 to submit their "final and best" proposal, to offer the bidder whose proposal was accepted a "topping fee" of $6 million, and instructed F&J to prepare a proposal for a $6 million "topping fee".

    From June 3, 1999 to June 6, 1999, members of Aavid's management and representatives of H&Q and F&J had conversations with Willis Stein, Financial Buyer 1 and their respective representatives to answer questions and to negotiate the proposed "topping fee" arrangement.

    On June 7, 1999, Willis Stein submitted a revised indication of interest at $24.50 per share, which represented an approximately 4% premium to the $23.50 closing price of our stock on that date, and Financial Buyer 1 submitted a revised indication of interest at $24.52 per share. Financial Buyer 1 also offered an earnest money deposit of $100,000 which Aavid could retain under limited circumstances. The Aavid Board met in the afternoon of June 7, 1999 to discuss the indications of interest. Messrs. Eldred and Mitchell and representatives of H&Q and F&J participated in the meeting. A representative of H&Q summarized the proposals, noting that (1) Willis Stein's proposal remained at $24.50 while Financial Buyer 1 had increased its proposal to $24.52;
(2) Willis Stein had increased the amount of equity it was willing to commit to the transaction, and it now exceeded the amount Financial Buyer 1 was willing to commit; (3) both proposals now contemplated tender offers, followed by back end mergers, with a 50% minimum tender condition; (4) both indicated an ability to obtain financing commitments, with Willis Stein having provided a "highly-confident" letter from its bank; (5) Willis Stein indicated it would be prepared to execute definitive agreements in 25 days and Financial Buyer 1 indicated an ability to do so in 30 days; and (6) Financial Buyer 1 proposed that the topping fee be paid if Aavid entered into an agreement with respect to another transaction, but Willis Stein only required the topping fee to be paid if Aavid consummated another transaction. H&Q advised the Aavid Board that based on its preliminary analysis, the $24.50 price was in the range of fairness.

    The Aavid Board then discussed both proposals, noting that the proposed price was essentially identical, but that the additional $15 million of equity which Willis Stein proposed to commit to the transaction would lead to a greater certainty of closing. The Aavid Board noted that in the past, bank debt and high yield debt markets have had periods of reduced liquidity where larger loans have been difficult to obtain, and where banks and credit markets have required a higher proportion of equity to debt in order to fund a transaction. The Aavid Board also noted that there remained a great deal of uncertainty about both proposals, including the need to complete due diligence and obtain financing, and that the Aavid Board was not making any final determination to sell Aavid.

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
    At the June 7, 1999, Aavid Board meeting Messrs. Borelli and Steadman reported to the Aavid Board that Bowthorpe had approached Aavid to determine whether Aavid would be interested in moving forward quickly to acquire Thermalloy. Messrs. Borelli and Steadman reviewed with the Aavid Board Aavid's prior discussions with Bowthorpe regarding Thermalloy. The Aavid Board also discussed whether to pursue an acquisition of the Thermalloy Division in light of the possible sale of Aavid, but determined that the sale discussions were subject to completion of due diligence and the buyer's obtaining financing and therefore at too preliminary a stage to justify not exploring a possible acquisition of the Thermalloy Division. The Aavid Board discussed preliminary price ranges for a possible Thermalloy transaction. A representative of H&Q noted that the growth of Aavid by acquisition had been discussed in detail with both Willis Stein and Financial Buyer 1, that the Thermalloy Division had been mentioned as a possible acquisition target and, accordingly, that the price offered by both Willis Stein and Financial Buyer 1 contemplated the possibility of acquisitions by Aavid following its sale.

    Mr. Patel then reviewed with the Aavid Board the status of Aavid's search, with the assistance of H&Q, for software company acquisitions. Mr. Patel noted that software companies were not interested in transactions with Aavid because of the thermal management products side of Aavid's business, and that as a result Aavid could miss out on the ongoing consolidation of the analysis software business. It was noted that because of the relatively small size of the thermal management products business and Fluent, and the fact that separation of the two businesses would be taxable to Aavid or its stockholders, it was not feasible to split up the two businesses as long as Aavid remained a public company.

    Following discussion of the foregoing matters, which included a discussion of the effect the acquisition of the Thermalloy Division could have on a proposed sale transaction, the Aavid Board determined to investigate a possible sale of Aavid to Willis Stein. Following the Aavid Board meeting, Aavid granted Willis Stein a 25-day exclusive negotiating period and a $6 million topping fee. The Aavid Board also approved paying Messrs. Macey and Steadman $75,000 each for their service on the Acquisitions Committee, regardless of whether a transaction was consummated.

    On June 8, 1999, the Aavid Board held a meeting, which was also attended by Messrs. Dannecker, Eldred and Mitchell and representatives of H&Q. H&Q reported that Willis Stein had commenced working on the transaction. Mr. Steadman, who had been requested by the Aavid Board to assist management in discussions with Bowthorpe because of his extensive work with United Kingdom companies, updated the Aavid Board regarding his discussions with Bowthorpe regarding Aavid's possible acquisition of the Thermalloy Division. The Aavid Board approved paying Mr. Steadman a fee of $50,000 for his work on the Thermalloy transaction, regardless of the outcome.

    On June 14 and 15, 1999, Messrs. Borelli, Dannecker, Eldred, Mitchell and Patel met in Concord, New Hampshire with Messrs. Blumenthal and Gilis of Willis Stein, representatives of CIBC World Markets and Deutsche Bank Alex. Brown, Willis Stein's financial advisors, representatives of Bain & Company, consultants to Willis Stein, representatives of Ernst & Young, LLP, Willis Stein's accounting advisors, and representatives of Bartlit Beck to begin their in-depth due diligence review of Aavid and Thermalloy.

    From June 9, 1999 to June 18, 1999, Messrs. Borelli, Eldred, Macey, Mitchell, Patel and Steadman negotiated the terms of, and a letter of intent with Bowthorpe relating to, the acquisition of Thermalloy. On June 21, 1999, Aavid entered into a non-binding letter of intent to acquire Bowthorpe's Thermalloy Division, which was subject to our completion of satisfactory due diligence, obtaining of financing and completion of definitive documentation.

    On June 22, 1999, the Aavid Board held a meeting, which Messrs. Eldred and Mitchell and representatives of H&Q, F&J, Willis Stein and Bartlit Beck also attended. The Aavid Board discussed the run-up in Aavid's stock price over the past several days, noting that it had reached $25.00 on June 21, 1999, and had closed at $24.50 on that date. Mr. Eldred advised the Aavid Board that he had heard that rumors were circulating that Aavid was seeking a buyer, and H&Q noted that the increase

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
in Aavid's stock price was consistent with the increase that would occur if rumors of a potential sale were circulating. The Aavid Board determined to issue a press release announcing the Willis Stein and Thermalloy transactions in light of the rumors, the difficulty in keeping both the Willis Stein and Thermalloy transactions confidential pending completion of due diligence and definitive documentation and the fact that the stock had traded up to the price Willis Stein was prepared to pay per share of Aavid Common Stock. The Aavid Board also believed that publicly announcing a possible sale of Aavid might induce another party to seek to acquire Aavid at a price higher than the $24.50 per share which Willis Stein had indicated it was willing to pay. However, although the Aavid Board desired to name both Willis Stein as the potential buyer of Aavid and the Thermalloy Division as the business to be acquired by Aavid, Bowthorpe was unwilling to allow us to announce that the Thermalloy Division was the business to be acquired and the letter of intent required Bowthorpe's consent to disclosure unless required by law. Accordingly, in the morning of June 22, 1999, we issued a press release announcing that (1) we were in discussions with respect to a possible sale of Aavid to a private investment firm at a price of $24.50 per share and (2) we had entered into a non-binding letter of intent for a significant acquisition. The press release noted that both transactions were at an early stage and were subject to completion of satisfactory due diligence, obtaining of financing and completion of definitive documentation, and that neither transaction was conditioned on completion of the other transaction.

    On June 25, 1999, Bartlit Beck circulated an initial draft of the Merger Agreement to Aavid and F&J.

    On July 1, 1999, the Aavid Board met to discuss, among other things, the Willis Stein and Thermalloy transactions. Messrs. Dannecker, Eldred and Mitchell attended the meeting. In addition, representatives of F&J attended the portion of the meeting relating to the Willis Stein and Thermalloy transactions, and representatives of H&Q attended the portion of the meeting relating to the Willis Stein transaction. Representatives of H&Q reviewed with the Aavid Board their preliminary analysis of the fairness, from a financial point of view, of the $24.50 price per share to Aavid stockholders without giving effect to the acquisition of Thermalloy. Representatives of H&Q noted that at this time they were not in a position to evaluate the fairness, from a financial point of view, of the $24.50 price if Aavid were to acquire the Thermalloy Division because they had not yet received detailed information about the Thermalloy Division. The Aavid Board then proceeded to discuss the possible Thermalloy transaction, focusing both on the benefits as well as the risks of the transaction, including overburdening Aavid's senior management and the difficulty of retaining customers, particularly on the computer and networking side of the business, and integrating the operations of the Thermalloy Division into our operations. The Aavid Board also approved the extension of the exclusive negotiating period provided to Willis Stein to July 15, 1999.

    During the month of July, senior management of Aavid and Ernst & Young LLP, who we and Willis Stein jointly retained as our accounting advisors for the proposed acquisition of the Thermalloy Division, and our counsel conducted a due diligence examination of the Thermalloy Division. During this period, senior management of Aavid and Bowthorpe and their respective counsel negotiated the terms of the acquisition agreement. Several members of Ernst & Young's due diligence team which examined the Thermalloy Division on our behalf were also part of the Ernst & Young due diligence team which examined us on behalf of Willis Stein.

    On July 9, 1999, the Aavid Board met to discuss, among other things, the proposed Thermalloy and Willis Stein transactions. Mr. Borelli noted that the Thermalloy transaction was taking longer than expected, primarily because of the legal and financial due diligence. Messrs. Eldred and Mitchell reported to the Aavid Board that Willis Stein was continuing its financial and legal due diligence examination of Aavid.

    On July 12, 1999, the Aavid Board met to discuss the proposed Thermalloy transaction. Messrs. Dannecker, Eldred and Mitchell also attended the meeting. Our senior management reviewed with the Aavid Board the operations and historical results of the Thermalloy Division, as well as a pro

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
forma forecast of combined operations. The Aavid Board also ratified the engagement of Prudential Securities, Inc. to render an opinion as to the fairness to Aavid, from a financial point of view, of the purchase price being paid in the Thermalloy transaction. Mr. Borelli also reported to the Aavid Board that Willis Stein was continuing its due diligence examination of Aavid and the Thermalloy Division.

    On July 15, 1999, the Aavid Board met to discuss the proposed Thermalloy and Willis Stein transactions. Messrs. Dannecker, Eldred and Mitchell, as well as representatives of Prudential Securities and F&J, attended the meeting. The Aavid Board reviewed in detail the Thermalloy transaction, including a presentation by Prudential Securities as to its preliminary valuation analysis with respect to the Thermalloy transaction. The Aavid Board authorized senior management to continue negotiations with Bowthorpe and provided guidance with respect to acceptable terms on major open items. Representatives of H&Q joined the meeting and presented preliminary guidance as to the impact of the potential acquisition of the Thermalloy Division with regard to Aavid's valuation and to negotiations with Willis Stein. The Aavid Board also approved the extension of the exclusive negotiating period provided to Willis Stein to August 6, 1999.

    On July 20, 1999, the Aavid Board met to discuss, among other things, the proposed Thermalloy and Willis Stein transactions. Messrs. Eldred and Mitchell and a representative of F&J also attended the meeting. Our senior management updated the Aavid Board as to the status of the negotiations with Bowthorpe and Willis Stein.

    On July 26, 1999, Messrs. Borelli, Eldred and Patel and a representative of H&Q met with Messrs. Stein, Blumenthal and Gilis of Willis Stein to continue negotiations regarding Willis Stein's proposed acquisition of Aavid and to review the results of our due diligence examination of the Thermalloy Division. On July 26, 1999, representatives of F&J and Bartlit Beck discussed open issues on the initial draft merger agreement prepared by Bartlit Beck.

    On July 28, 1999, the Aavid Board met to discuss the Willis Stein and Thermalloy transactions. Messrs. Dannecker, Eldred and Mitchell, as well as representatives of H&Q and F&J, also attended the meeting. Messrs. Patel and Mitchell summarized for the Aavid Board the status of negotiations with Bowthorpe regarding the acquisition of Thermalloy, focusing particularly on the open issues identified at the July 15, 1999 meeting of the Aavid Board. The Aavid Board authorized senior management to continue negotiations with Bowthorpe and provided guidance with respect to acceptable terms on the remaining open items.

    Representatives of H&Q then reviewed with the Aavid Board possible alternatives, which included (1) pursuing a transaction with Willis Stein but not the acquisition of the Thermalloy Division, (2) pursuing a transaction to acquire the Thermalloy Division but not the Willis Stein transaction,
(3) pursuing the acquisition of the Thermalloy Division and a higher price in the Willis Stein transaction, (4) pursuing the Thermalloy transaction and putting a sale transaction on "hold" until the acquisition of the Thermalloy Division had been completed and the integration process implemented or
(5) trying to "spin-off" or otherwise obtain value for Fluent. In discussing the alternatives, it was noted that since our June 22, 1999 public announcement that we were contemplating an acquisition and the sale of Aavid at $24.50 per share, no party had contacted us or our financial advisor which was prepared to make a superior proposal. Following the discussion of alternatives, H&Q reviewed with the Aavid Board their preliminary analysis of the fairness, from a financial point of view, of the $24.50 price per share to Aavid stockholders both giving effect to Aavid's acquisition of Thermalloy and on a stand-alone basis. H&Q also reviewed with the Board an analysis of the incremental value to Aavid of the acquisition of the Thermalloy Division. A representative of F&J then reviewed with the Aavid Board the principal terms of the proposed agreement with Willis Stein and the open issues. The Aavid Board also discussed whether it should require a higher price from Willis Stein to accept a transaction with Willis Stein in light of the Thermalloy transaction.

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
    On August 2, 1999, the Acquisitions Committee and representatives of H&Q and F&J met to discuss the open issues in the Willis Stein transaction and the process of how to approach Willis Stein to obtain an increase in the price to be paid by Willis Stein for Aavid.

    On August 5, 1999, Messrs. Borelli and Macey met at Willis Stein's offices in Chicago, Illinois with Messrs. Stein, Blumenthal and Gilis of Willis Stein and their respective legal and financial advisors to discuss the open issues in the Willis Stein transaction, including the price to be paid by Willis Stein for Aavid. Representatives of H&Q provided an analysis of why the acquisition of the Thermalloy Division justified a higher price from Willis Stein, while Willis Stein and its advisors provided an analysis of why the acquisition of the Thermalloy Division did not justify a price increase. Willis Stein initially declined to agree to an increase in the price per share they were prepared to offer, but following lengthy discussions, Willis Stein proposed increasing the purchase price per share of Aavid Common Stock to $25.25, but changing the structure of the transaction from a tender offer with a back end merger to a merger, and conditioning the transaction on our completion of the acquisition of the Thermalloy Division. Willis Stein also offered to retain its $24.50 offer if Aavid did not for any reason complete the Thermalloy acquisition.

    On August 5, 1999, the Aavid Board met, with Messrs. Eldred and Mitchell and representatives of H&Q, Prudential Securities and F&J also participating in the meeting. Our senior management reviewed with the Aavid Board the status of the negotiations with Bowthorpe regarding the acquisition of Thermalloy, noting that the previously open issues had been resolved and that the final stock purchase agreement and disclosure schedules were being prepared. Prudential Securities then reviewed with the Aavid Board its financial analysis of the transaction, and orally delivered its opinion, subsequently confirmed in writing, that the then proposed consideration to be paid by Aavid in the Thermalloy transaction was fair to Aavid from a financial point of view. Mr. Mitchell and a representative of F&J reviewed with the Aavid Board the principal terms of the stock purchase agreement. The Aavid Board then proceeded to discuss the transaction. Following the discussion, the Aavid Board approved the acquisition of Thermalloy on the terms set forth to the Aavid Board. Messrs. Borelli and Macey, together with representatives of H&Q, then reviewed with the Aavid Board the negotiations with Willis Stein and Willis Stein's proposal to acquire Aavid. The Aavid Board discussed the Willis Stein proposal, and requested that H&Q prepare a further analysis of the incremental value to Aavid of the acquisition of the Thermalloy Division. The Aavid Board also approved the extension of the exclusive negotiating period provided to Willis Stein to August 12, 1999.

    On August 9, 1999, the Aavid Board met, with Messrs. Eldred and Mitchell and representatives of H&Q and F&J also participating. The Aavid Board discussed the Willis Stein proposal and the analysis prepared by H&Q relating to the incremental value to Aavid of the acquisition of the Thermalloy Division. Representatives of H&Q then reviewed with the Aavid Board their preliminary analysis of the fairness, from a financial point of view, of both (1) the $25.25 price per share to Aavid stockholders giving effect to Aavid's acquisition of the Thermalloy Division and (2) the $24.50 price per share to Aavid stockholders on a stand-alone basis if the Thermalloy transaction did not occur. The Aavid Board then discussed the Willis Stein proposal. The Aavid Board directed H&Q to go back to Willis Stein and seek to increase the price to $25.50 per share, with a Willis Stein commitment to proceed with the acquisition of Aavid at $24.50 per share if the acquisition of the Thermalloy Division did not occur. The Aavid Board meeting was adjourned while H&Q negotiated with Willis Stein.

    When the meeting of the Aavid Board reconvened, H&Q informed the Aavid Board that Willis Stein was prepared to pay $25.50 per share, conditioned on our completion of the acquisition of the Thermalloy Division, and to commit to acquire Aavid at $24.50 per share even if the Thermalloy transaction was not completed. The Aavid Board authorized senior management to continue negotiations with Willis Stein and provided guidance with respect to acceptable terms on the remaining open items.

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
    On August 11, 12 and 13, 1999, Mr. Borelli and representatives of F&J met with Messrs. Blumenthal and Gilis and representatives of Bartlit Beck to finalize the merger agreement. The Acquisitions Committee, Mr. Mitchell and a representative of F&J had several conversations during this period regarding the voting agreement that Willis Stein requested several directors and officers enter into, as well as the amount of the break-up fee, which Willis Stein had originally requested be approximately $13 million, and the circumstances under which it would be payable. On August 12, 1999, Aavid extended the exclusive negotiating period provided to Willis Stein to August 20, 1999.

    On August 16, 1999, the Aavid Board met, with Messrs. Eldred and Mitchell and a representative of F&J also participating. Mr. Borelli advised the Aavid Board that there had been a deterioration in the performance of the Thermalloy Division from the forecasts originally provided to Aavid. The Aavid Board discussed the deterioration and an acceptable reduction in the purchase price for the Thermalloy Division in light of this deterioration. The Aavid Board authorized senior management to seek a reduction in purchase price for the Thermalloy Division and provided guidance with respect to acceptable terms.
Mr. Borelli then reviewed with the Aavid Board the final outcome of the negotiations with Willis Stein. The Aavid Board discussed the final terms of the agreement, including the amount of the break-up fee and the circumstances under which it would be paid.

    From August 16, 1999 through August 20, 1999, Mr. Borelli negotiated the reduction in the purchase price of the Thermalloy Division with representatives of Bowthorpe.

    On August 18, 1999, the Aavid Board met, with Messrs. Eldred and Mitchell and a representative of F&J also participating. Mr. Borelli summarized for the Aavid Board the status of negotiations with Bowthorpe regarding the reduction in the purchase price for the Thermalloy Division. The Aavid Board authorized senior management to continue negotiations with respect to a reduction in purchase price for the Thermalloy Division and provided guidance with respect to acceptable terms.

    On August 20, 1999, Aavid extended the exclusive negotiating period provided to Willis Stein to August 23, 1999.

    On August 22, 1999, the Aavid Board met, with Messrs. Eldred and Mitchell and representatives of H&Q and F&J also participating. Mr. Borelli reviewed with the Board the final terms of the acquisition of the Thermalloy Division. Following a discussion, the Aavid Board, with Mr. Patel absent, approved the acquisition of the Thermalloy Division.

    Mr. Borelli then reviewed with the Aavid Board the terms of the Willis Stein transaction. A representative of F&J then summarized for the Aavid Board the terms of the Merger Agreement. Representatives of H&Q then reviewed with the Aavid Board H&Q's financial analysis of the Willis Stein transaction, and orally delivered its opinion, subsequently confirmed in writing, that the consideration to be received by the holders of the Aavid Common Stock was fair to such holders from a financial point of view. Following a discussion, the Aavid Board, with Mr. Patel absent, approved the Merger and the Merger Agreement.

    On August 23, 1999, our senior management finalized the Stock Purchase Agreement with Bowthorpe. We signed the Stock Purchase Agreement with Bowthorpe and the Merger Agreement with MergerCo and Holdings, entities newly formed by Willis Stein for purposes of the Merger, on the evening of August 23, 1999, and the transactions were publicly announced that evening.

OUR REASONS FOR THE MERGER

    In concluding that the Merger is in the best interests of Aavid and its stockholders, and in approving the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), the Aavid Board considered and reviewed with senior management, as well as its financial and legal advisors, a number of factors, including the following:

    - the Aavid Board's familiarity with, and information provided by our management as to, the business, financial condition, results of operations, current business strategy and future prospects of Aavid (including the Thermalloy Division, which Aavid had agreed to acquire), as well as the risks involved in achieving those prospects and objectives in current industry and market conditions, the nature of the markets in which we operate, our position in such markets, and the historical and current market prices for our shares.

    - the strategic options available to Aavid, including the option of continuing to operate Aavid as an independent, publicly-traded company, and the Aavid Board's assessment that none of these options were reasonably likely to present superior opportunities, or were reasonably likely to create greater value for Aavid stockholders, than the prospects presented by the Merger. In particular, Aavid, whose market capitalization had never exceeded $302 million, was viewed by the investment community as a "micro-cap" company, which is a company with a market capitalization of less than $500 million. The Aavid Board believed that being viewed as a "micro-cap" company has had an adverse effect on the trading price of the Aavid Common Stock, particularly since "micro cap" companies were out of favor with the investment community. Further, the Aavid Board believes the investment community did not properly value the computational fluid dynamics ("CFD") software segment of our business, and Aavid would be unable to "spin-off" Fluent on a tax-free basis until October 2000, and, in any case, the Aavid Board believed that Fluent, without additional acquisitions, would be too small in the current market environment to succeed as a stand-alone public company. The Aavid Board also believed that the acquisition of the Thermalloy Division entailed significant risks with respect to integration of the operations of both companies and the deteriorating performance of the Thermalloy Division. The Aavid Board also believed that even after the acquisition of the Thermalloy Division, it would still be a "micro-cap" company out of favor with the investment community.

      In addition, the Aavid Board believed that continuing to operate Aavid as a public company entailed meaningful risks in the execution of Aavid's business strategy, particularly in light of the acquisition of the Thermalloy Division. In particular, the Aavid Board believed that executing this strategy would include making large acquisitions (including the acquisition of the Thermalloy Division) that would likely result in a substantial increase in the debt to equity ratio of Aavid unless such acquisitions could be made with equity, and that given the relatively low price of Aavid Common Stock during the latter half of 1998 and the first half of 1999, any acquisitions made using equity would likely be dilutive to existing stockholders. The Aavid Board noted that software companies which Aavid desired to acquire to expand and complement Fluent's CFD business were unwilling to accept Aavid Common Stock as consideration because of the relatively low price of the stock and their lack of familiarity and comfort with the thermal management products segment of the business. The Aavid Board also believed that growth through large acquisitions involves substantial investment risks to Aavid's stockholders, particularly with respect to integrating such acquisitions and managing rapid growth. Additionally, acquisitions would put a significant strain on our management resources, and Mr. Borelli, our Chairman and Chief Executive Officer, had indicated that he would not continue in those positions on a full-time basis following expiration of his employment agreement on December 31, 1999.

      After considering the foregoing, the Aavid Board concluded that, while Aavid's business strategy could ultimately prove successful, the sale of Aavid would provide all Aavid stockholders with liquidity for their investment at a price that the Aavid Board considered fair and which was significantly in excess of the historical trading price since mid-July 1998. The Aavid Board also considered the fact that consummation of the Merger would preclude Aavid's stockholders from having the opportunity to participate in the future growth prospects of Aavid, particularly in light of its proposed acquisition of the Thermalloy Division. Although the Aavid Board took its internal financial forecasts into account in determining whether to approve the Merger, the Aavid Board did not consider its internal financial forecasts material in evaluating the option of continuing to operate Aavid as an independent company or in evaluating the fairness of the merger consideration.

    - the process engaged in by our management and financial advisor, which included discussions with a number of potential acquirors, as a result of which the Aavid Board had what it believed to be an accurate sense of the values that could be achieved in a third party transaction. The Aavid Board believed that the Merger was the best offer reasonably available for Aavid stockholders, and that there were no other prospective buyers that both had the financial ability to complete a transaction and would be willing to pay an aggregate consideration greater than that to be paid by Willis Stein in the Merger. In seeking to maximize value to the Aavid stockholders, Aavid and its financial advisors contacted both likely strategic and financial buyers to determine their interest in acquiring Aavid, and thereafter received only two indications of interest. The Aavid Board was advised by its financial advisor that the strategic buyers were not interested in Aavid primarily because they were not presently interested in the thermal management solutions industry. In addition, the Aavid Board considered the fact that during the two month period between the public announcement on June 22, 1999 that it was contemplating an acquisition and the sale of Aavid at $24.50 per share and the signing of the Merger Agreement, no party contacted Aavid or its financial advisor which was prepared to make a superior proposal. Financial Buyer 2's $24.52 offer was received on June 7, 1999, prior to the Aavid Board's decision to pursue a transaction with Willis Stein. The Aavid Board also considered the fact that with the change in structure of the Willis Stein transaction from a tender offer to a merger and the need to close the acquisition of the Thermalloy Division before mailing this Proxy Statement to stockholders, there would be at least an additional three month period after the public announcement of the signing of the Merger Agreement and the signing of the stock purchase agreement to acquire the Thermalloy Division for other parties which might be interested in acquiring Aavid at a higher price to come forward before we closed the Merger.

    - the fact that the cash merger consideration on a per share basis represented a premium over the price initially agreed to and over prevailing market prices of Aavid Common Stock prior to the time it began exploring the sale of Aavid. In considering the amount of the premium to the current trading price and recent historical trading prices of the Aavid Common Stock represented by the cash merger consideration, the Aavid Board noted that the June 22, 1999 announcement of a possible sale of Aavid at $24.50 per share had likely affected trading in Aavid Common Stock, and that the price of the Aavid Common Stock since that announcement was probably higher than it would have been absent such announcement.

    - the strategic and financial review conducted by Hambrecht & Quist, and the oral opinion of Hambrecht & Quist (subsequently confirmed in writing dated as of August 22, 1999), that, as of the date of its opinion and based on the assumptions and subject to the limitations and qualifications set forth therein, the $25.50 per share merger consideration was fair, from a financial point of view, to the holders of Aavid Common Stock.

    - the analyses performed by Hambrecht & Quist in connection with rendering its fairness opinion, including Hambrecht & Quist's comparable public company, comparable merger and acquisition transaction, discounted potential future share price, discounted cash flow and leveraged buyout analyses, on both an Aavid stand-alone basis and on a pro forma basis giving effect to Aavid's acquisition of the Thermalloy Division.

    - the terms of the Merger and the Merger Agreement as negotiated, including
      (1) the $25.50 per share cash merger consideration, (2) the fact that Willis Stein was willing to commit to consummate the Merger at a per share cash merger consideration of $24.50 per share even if we were unable to complete our acquisition of the Thermalloy Division, (3) that the Merger Agreement permits us to furnish non-public information to, and to participate in negotiations with, any third party with respect to a bona fide offer to acquire Aavid if the Aavid Board concludes in good faith on the advice of outside counsel that such action by the Aavid Board is necessary in order for the Aavid Board to comply with its fiduciary duties to Aavid's stockholders,
      (4) the fact that the Merger Agreement provides that, subject to the satisfaction of certain conditions, the Aavid Board would be able to withdraw or modify its recommendation to the Aavid stockholders regarding the Merger and enter into an agreement with respect to a more favorable transaction with a third party, if such a transaction becomes available prior to the consummation of the Merger and (5) the possibility that the Merger Agreement might discourage other parties that might have an interest in a business combination with Aavid.

    - the fact that the Merger Agreement requires it to be submitted to the Aavid stockholders for approval, which allows for an informed vote by Aavid's stockholders on the merits of the transaction without requiring a tender of shares or other potentially coercive transaction structure.

    - the financial ability and willingness of Willis Stein to consummate the Merger, and the fact that financing is not a condition to Holdings' obligation to complete the Merger. The Aavid Board considered the fact that Willis Stein was going to finance the transaction with a combination of equity capital and debt financing, and that Willis Stein had committed to invest up to $146 million of equity in the transaction, and had obtained debt financing commitments sufficient to provide the necessary financing with which to consummate the Merger, and had delivered to the Aavid Board financing commitment letters for the debt and equity financing.

    - the likelihood of the Merger being approved by requisite regulatory authorities.

    - the interests that are different from, or in addition to, the interests of Aavid stockholders generally, as described under "Interests of Our Officers and Directors in the Merger" on page 54. In this regard, the Aavid Board noted that there had been no discussions between Willis Stein and our management with respect to their equity participation after the closing of the Merger and, therefore, management's interest as stockholders was aligned with our other stockholders. The Aavid Board also noted that the Aavid Common Stock and options owned by its senior management constituted a significant amount of senior management's net worth.

    This discussion of the information and factors considered by the Aavid Board is not meant to be exhaustive, but includes the material information and factors considered by the Aavid Board. In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the Aavid Board did not assign any relative or specific weight to the information and factors discussed above, and individual directors may have assessed various factors differently. The Aavid Board is unanimous in its recommendation that Aavid stockholders vote to approve the Merger Agreement.

OPINION OF AAVID'S FINANCIAL ADVISOR

    We engaged Hambrecht & Quist to act as our exclusive financial advisor in connection with the proposed transaction and to render an opinion as to the fairness, from a financial point of view, to the holders of shares of Aavid Common Stock of the consideration to be received by such stockholders in the Merger. We selected Hambrecht & Quist based on Hambrecht & Quist's qualifications, experience and reputation in mergers and acquisitions. Hambrecht & Quist rendered its oral opinion (as confirmed in writing) on August 22, 1999 to the Aavid Board that, as of such date, the consideration to be received in the Merger by holders of Aavid Common Stock was fair, from a financial point of view, to such holders. The amount of the consideration was determined through negotiations between Willis Stein and Aavid. Hambrecht & Quist did not recommend to us that any specific consideration was appropriate for the transaction.

    THE FULL TEXT OF THE OPINION DELIVERED BY HAMBRECHT & QUIST TO THE AAVID BOARD DATED AUGUST 22, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY HAMBRECHT & QUIST IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HAMBRECHT & QUIST'S OPINION IS DIRECTED TO THE AAVID BOARD, AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF AAVID COMMON STOCK.
HAMBRECHT & QUIST'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY AAVID STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED TRANSACTION. HAMBRECHT & QUIST'S OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE PROPOSED TRANSACTION OR ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE AAVID BOARD AS ALTERNATIVES TO THE PROPOSED TRANSACTION, OR THE UNDERLYING BUSINESS DECISION OF THE AAVID BOARD TO PROCEED WITH THE TRANSACTION. IN FURNISHING ITS OPINION, HAMBRECHT & QUIST DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT. THE SUMMARY OF HAMBRECHT & QUIST'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION. YOU ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

    In arriving at its opinion, Hambrecht & Quist, among other things:

    - Reviewed with the Aavid Board and members of management Aavid's financial plans, its strategic plans and business alternatives;

    - Discussed the business, financial condition and prospects of Aavid with certain members of senior management;

    - Assisted Aavid in the evaluation and selection of potential acquirers and represented Aavid in contacting, qualifying and negotiating with the potential acquirer;

    - Met with the Aavid Board and members of management to discuss Aavid's position and recommendations to stockholders concerning the proposal to acquire Aavid, as well as strategic alternatives and their financial implications;

    - Assisted Aavid in the preparation of confidential descriptive materials for review by potential acquirers in connection with their evaluation of a sale transaction;

    - Reviewed the recent reported prices and trading activity for the Aavid Common Stock and compared such information and certain financial information for Aavid with similar information for certain other companies engaged in businesses we consider comparable;

    - Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

    - Reviewed published Wall Street research estimates for projections of Aavid's future financial performance;

    - Reviewed the final draft of the Merger Agreement to be entered into; and

    - Conducted such other studies and inquiries, and reviewed such other data, as Hambrecht & Quist deemed relevant.

    Hambrecht & Quist did not assume responsibility for the independent verification of, and did not independently verify, any of the information concerning Aavid in connection with its review of the proposed transaction and, in preparing its opinion, Hambrecht & Quist assumed and relied upon the accuracy, completeness and fairness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent valuation or appraisal of any of the assets or liabilities of Aavid, nor did it conduct a physical inspection of the properties and facilities of Aavid. With respect to the financial projections used in its analysis, Hambrecht & Quist assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of Aavid and that they provided a reasonable basis upon which Hambrecht & Quist could form its opinion.
Hambrecht & Quist assumed that Aavid was not a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the proposed transaction, the potential acquisition of the Thermalloy Division (the "Thermalloy Acquisition"), and those activities undertaken in the ordinary course of conducting the respective businesses of Aavid and the Thermalloy Division. Hambrecht & Quist assumed that both the proposed transaction and the Thermalloy Acquisition will be accounted for as purchase transactions. Hambrecht & Quist further assumed that, in all respects material to its analysis, the representations and warranties of Holdings, MergerCo and Aavid contained in the Merger Agreement are true and correct, Holdings, MergerCo and Aavid will each perform all of the covenants and agreements to be performed by it under the Merger Agreement, all conditions to the obligations of each of Holdings, MergerCo and Aavid to effect the proposed transaction will be satisfied and the proposed transaction would be consummated substantially on the terms specified in the Merger Agreement, in each case without any waiver or modification of any material terms or conditions by any party thereto.

    Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated on, and information made available to Hambrecht & Quist as of, the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion. Hambrecht & Quist assumes no obligation to update, revise or affirm its opinion. Hambrecht & Quist expresses no opinion on the fairness of other potential transactions between Aavid, the MergerCo, the stockholders or any other parties, including, but not limited to, the potential Thermalloy Acquisition.

    The preparation of a fairness opinion is a complex process and involves various subjective judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not necessarily susceptible to partial analysis or summary description. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete and misleading view of the processes underlying the analyses performed by Hambrecht & Quist in connection with its opinion. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hambrecht & Quist did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the Hambrecht & Quist opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Aavid's control. The analyses performed by Hambrecht & Quist do not necessarily confirm actual values and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses, and Hambrecht & Quist assumes no responsibility if actual values or future results are materially different from its assumptions or the results of its analyses. Such analyses were prepared solely as part of the Hambrecht & Quist analysis of the fairness to Aavid stockholders, from a financial point of view, of the consideration in the proposed transaction. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

    The following is a brief summary of the material financial analyses performed by Hambrecht & Quist in connection with providing its opinion to the Aavid Board on August 22, 1999. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, you should read the tables together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. In all of the financial analyses, Hambrecht & Quist calculated an implied valuation for both Aavid on a stand-alone basis without the Thermalloy Acquisition ("Stand-Alone Analysis"), and also for Aavid pro forma for the acquisition of the Thermalloy Division ("Pro Forma for Thermalloy Analysis"). Because the Thermalloy Acquisition has been consummated and the merger consideration will therefore be $25.50 per share, only the Pro Forma for Thermalloy Analysis is presented below.

    We have obtained Hambrecht & Quist's consent to the following summary of the financial analyses performed by Hambrecht & Quist and the reference to Hambrecht & Quist in this Proxy Statement. Hambrecht & Quist has advised us that in giving its consent, it is not admitting that its consent is required under the Exchange Act.

    ANALYSIS OF SELECTED PUBLIC COMPANIES. Hambrecht & Quist believes that there are no public companies directly comparable to Aavid in terms of underlying technology, market focus and market capitalization. Based on this, Hambrecht & Quist chose one group of representative large capitalization stocks with technology and/or market focus roughly similar to Aavid's software business (the "software division") and one group of representative large capitalization stocks with technology and/or market focus roughly similar to Aavid's thermal management products business (the "hardware division"). The substantially larger market capitalizations relative to Aavid of the large capitalization stocks means that valuation statistics such as P/E multiples or Price/Revenues ratios derived from analysis of these companies cannot be directly applied to Aavid's actual or projected financial results. Hambrecht & Quist also chose a broad list of micro-capitalization stocks which share characteristics of Aavid's hardware or software divisions' technology and/or market focus and which have market capitalizations approximately similar to Aavid. Using published Wall Street estimates and Hambrecht & Quist research regarding these stocks, Hambrecht & Quist compared, among other things, certain trading, operating and valuation statistics for Aavid to corresponding measures for these selected companies:

    - "Large-Cap" Software Companies:

       - Cadence

       - Mentor Graphics

       - Structural Dynamics Research

       - Synopsys

       - Unigraphics Solutions

    - Large-Cap" Hardware Companies:

       - Applied Power

       - AVX Corporation

       - KEMET

       - Methode Electronics

       - Molex

       - TDK

       - Thomas & Betts

       - Tyco International

       - Vishay Intertechnology

    - "Micro-Cap" Component and Software Companies:

       - ACT Manufacturing

       - Alpha Technologies

       - Ansoft

       - Ansys

       - Applied Magnetics

       - ATS Automation Tooling Systems

       - Avant!

       - Bel Fuse

       - BMC Industries

       - C.P. Clare

       - HMT Technology

       - JPM

       - KOMAG

       - Nortech Systems

       - Parlex

       - Read-Rite

       - Summit Design

       - Tecnomatix

    Hambrecht & Quist derived trading multiples of equity share prices to projected revenue for calendar years 1999 and 2000 and projected earnings per share for calendar years 1999 and 2000 for these public companies. This analysis produced "Average Excluding High and Low" multiples which are summarized in the table below:

                                                    "LARGE-CAP"     "LARGE-CAP"       "MICRO-CAP"
                                                     SOFTWARE        HARDWARE        COMPONENT AND
                                                     COMPANIES       COMPANIES     SOFTWARE COMPANIES
                                                   -------------   -------------   ------------------
Calendar Year 1999 (estimated) Price/Revenues....       1.8x            2.0x              1.2x
Calendar Year 2000 (estimated) Price/Revenues....       1.7x            1.9x               .8x
Calendar Year 1999 (estimated) Price/Earnings....      19.0x           27.5x             14.4x
Calendar Year 2000 (estimated) Price/Earnings....      12.5x           21.1x             11.3x

    To apply the "Large-Cap" multiples listed above, Hambrecht & Quist first calculated blended multiples based on the proportion of Aavid's 1999 and 2000 revenue contribution attributable to its hardware and software divisions pro forma for the Thermalloy Acquisition multiplied by the respective Price/Revenues multiples for the "Large-Cap" Hardware and "Large-Cap" Software companies. In addition, based on analyses of the valuation of selected large capitalization stocks, stock indices and stock index components relative to small capitalization stocks, stock indices and stock index components, Hambrecht & Quist applied a discount factor range of 25% to 50% to the blended "Large-Cap" multiples as representing an appropriate adjustment for the significantly smaller market capitalization of Aavid relative to these "Large-Cap" companies. Applying these calculations to the projected 1999 and 2000 pro forma revenues indicated a range of an implied equity value per share from $18.21 to $44.22. Hambrecht & Quist also applied the same methodology to Aavid's 1999 and 2000 pro forma net income projections and derived a range of an implied equity value per share from $15.56 to $23.88. Hambrecht & Quist also calculated an implied equity value per share by applying the "Micro-Cap" multiples listed above. Applying the 1999 and 2000 "Micro-Cap" revenue multiples indicated a range of an implied equity value per share from $19.59 to $20.91, while applying the 1999 and 2000 "Micro-Cap" net income multiples indicated a range of $18.37 to $19.79. These values were compared to an equity value per share of Aavid Common Stock in the proposed transaction of $25.50 as of August 18, 1999, subject to the successful completion of the Thermalloy Acquisition, and Aavid's closing price per share of $20.81 on August 18, 1999.

    Hambrecht & Quist noted that no company used in the above analyses is identical to Aavid. Accordingly, an analysis of the results of the foregoing is not simply mathematical; rather it requires complex qualitative considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

    ANALYSIS OF SELECTED TRANSACTIONS. Hambrecht & Quist compared the proposed transaction with selected representative merger and acquisition transactions. Hambrecht and Quist derived the multiples of common equity transaction value (adjusted for debt and cash) to revenues, EBITDA, EBIT and net income on a trailing twelve month basis for 12 transactions since 1996 for which relevant information was available and the premiums of the per share transaction value to the one trading day and twenty trading day per share market values for 12 transactions since 1996 for which relevant information was available. Transactions deemed comparable included Innovex/ADFlex Solutions, Tyco International/ Raychem, Thomas & Betts/AFC Cable Systems, Tyco International/AMP, Sanmina/Altron, Tyco International/Sigma Circuits, Hadco/Continental Circuits, Applied Power/Versa Technologies, Sanmina/ Elexsys International, Hadco/Zycon, Tyco International/Electrostar, Thomas & Betts/Augat and Applied Power/Everest Electronic Equipment. The results of this analysis are summarized in the table below:

                                                              AVERAGE (EXCLUDING
                                                                HIGH AND LOW)        HIGH       LOW
                                                              ------------------   --------   --------
Trailing 12 Months Revenues.................................           1.3x           2.1x        .4x
Trailing 12 Months EBITDA...................................           9.2x          14.0x       4.9x
Trailing 12 Months EBIT.....................................          14.1x          29.3x       5.6x
Trailing 12 Months Net Income...............................          22.7x          52.3x       6.5x
One Trading Day Premium.....................................            13%            42%       (5)%
Twenty Trading Day Premium..................................            32%            89%         1%

All multiples for the transactions used in this analysis were based on public information without taking into account different market and other conditions during the periods when the selected representative transactions occurred.

    Applying the average multiples listed above to the trailing twelve months financial results of Aavid as of July 3, 1999 pro forma for the Thermalloy Acquisition as if it had occurred at the beginning of the period, and excluding the estimated financial impact of transactions with Intel for discontinued products as being unrepresentative of the continuing business of Aavid, indicated an implied range of equity value per share for Aavid of $16.74 to $28.75. Applying the average one trading day and twenty trading day premiums for the selected transactions indicated by this analysis to Aavid's historical share prices indicated an implied equity value per share of Aavid of $23.60 and $26.73, respectively. These values were compared to an equity value per share of Aavid Common Stock in the transaction of $25.50 as of August 18, 1999, subject to the successful completion of the Thermalloy Acquisition, and Aavid's closing price per share of $20.81 on August 18, 1999.

    Hambrecht & Quist noted that no company or transaction used in the above analyses is identical to Aavid or the proposed transaction. Accordingly, an analysis of the results of the foregoing is not simply mathematical; rather it requires complex qualitative considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

    DISCOUNTED CASH FLOW ANALYSIS. Hambrecht & Quist analyzed the theoretical valuation of Aavid based on the present value of its projected future cash flows. To estimate the total present value of Aavid's business as of July 3, 1999, before giving effect to its capital structure, on a pro forma basis to give effect to the Thermalloy Acquisition, Hambrecht & Quist discounted to the present the projected stream of after-tax cash flows for Aavid through the year ending December 31, 2003 and a terminal value based on multiples of Aavid's projected calendar year 2003 EBITDA. In this analysis, Hambrecht & Quist used discount rates ranging from 21.0% to 27.0% and multiples for the terminal value of the business ranging from 6.0 to 8.0 times projected 2003 EBITDA.

    Based on these parameters, Hambrecht & Quist determined the implied equity value per share of Aavid Common Stock pro forma for the Thermalloy Acquisition to be in the range of $17.50 to $30.16.

These values were compared to an equity value per share of Aavid Common Stock in the transaction of $25.50 as of August 18, 1999, subject to the successful completion of the Thermalloy Acquisition, and Aavid's closing price per share of $20.81 on August 18, 1999.

    Financial projections used by Hambrecht & Quist in this analysis were based on Aavid's estimates. Hambrecht & Quist makes no representations as to the accuracy or attainability of the projections for the future performance of Aavid used in this analysis.

    PRESENT VALUE OF POTENTIAL FUTURE SHARE PRICES. Hambrecht & Quist calculated the implied present equity value per share of Aavid Common Stock based on internal and, where available, Wall Street, earnings per share estimates for the years 1999, 2000 and 2001, forward P/E multiples ranging from 13x to 19x, and an equity discount rate range of 20% to 26%. Based on these parameters and on management estimates for Aavid pro forma for the Thermalloy Acquisition, Hambrecht & Quist determined the implied equity value per share of Aavid Common Stock to be in the range of $16.77 to $29.56. These values were compared to an equity value per share of Aavid Common Stock in the transaction of $25.50 as of August 18, 1999, subject to the successful completion of the Thermalloy Acquisition, and Aavid's closing price per share of $20.81 on August 18, 1999.

    Financial projections used by Hambrecht & Quist in this analysis were based on Aavid's and Wall Street estimates. Hambrecht & Quist makes no representations as to the accuracy or attainability of the projections for the future performance of Aavid used in this analysis.

    IMPLIED PREMIUMS ANALYSIS. Hambrecht & Quist examined the trading history of Aavid Common Stock. The trading range in the three months prior to August 18, 1999 was $18.56 to $24.50 and in the nine months prior to August 18, 1999 was $12.00 to $24.50. Hambrecht & Quist also calculated the implied premiums based on the $25.50 per share offer. The implied premiums are:

PERIOD                                                        $25.50 OFFER
------                                                        ------------
Closing Price on 8/18/99....................................      22.5%
1 Week Average..............................................      23.7%
1 Month Average.............................................      26.2%
3 Month Average.............................................      21.5%
6 Month Average.............................................      39.5%
12 Month Average............................................      53.9%

    LEVERAGED BUYOUT ANALYSIS. Based on the aggregate cash merger consideration payable in the Merger, Hambrecht & Quist calculated the internal rate of return for Willis Stein based on representative leveraged buyout capital structures and using a terminal value based on a 2003 Exit EBITDA multiple range of a 6.0-9.0x. Based on these parameters and on management estimates for Aavid pro forma for the Thermalloy Acquisition, a purchase price of $25.50 implies an internal rate of return for Willis Stein of 24.1% to 39.5%.

FEE ARRANGEMENTS

    Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist has acted as a financial advisor to the Aavid Board in connection with the proposed Merger.

    In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Aavid for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide investment banking or other financial advisory services to Aavid.

    Pursuant to an engagement letter dated April 28, 1999, Aavid has agreed to pay Hambrecht & Quist a fee of $500,000 in connection with the delivery of the fairness opinion rendered on August 22, 1999. Upon consummation of the proposed transaction, Aavid has agreed to pay Hambrecht & Quist a fee of 0.75% of the aggregate consideration paid in the transaction, less the fee paid in connection with the delivery of the fairness opinion and any other fees previously paid. Aavid also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion describes material United States federal income tax consequences relevant to the Merger. The discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

    The receipt of cash in exchange for shares of Aavid Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and also may be a taxable transaction under applicable state, local and foreign income and other tax laws. The tax consequences may vary depending upon, among other things, your particular circumstances. In general, you will recognize a gain or a loss for federal income tax purposes equal to the difference between the adjusted tax basis of your Aavid Common Stock and the amount of cash received in exchange for your Aavid Common Stock in the Merger. Such gain or loss generally will be (a) calculated separately for each block of shares (I.E., shares acquired at the same cost in a single transaction) sold pursuant to the Merger, (b) a capital gain or loss if the Aavid Common Stock is a capital asset of yours and (c) a long-term gain or loss if the holding period for your Aavid Common Stock is more than one year at the effective time of the Merger.

    Your receipt of cash pursuant to the Merger may be subject to backup withholding at the rate of 31% unless you provide a certified taxpayer identification number on Form W-9 and you otherwise comply with the backup withholding rules or demonstrate an exemption from backup withholding. Backup withholding is not an additional tax; any amounts withheld may be credited against your federal income tax liability subject to the withholding.

    The foregoing discussion does not address all aspects of federal income taxation that may be relevant to you and may not apply to you if you
(a) acquired your Aavid Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with Aavid, (b) are not a citizen or resident of the United States, (c) exercise your dissenters' rights under Delaware law or (d) are subject to special tax treatment under the Internal Revenue Code (such as if you are a dealer in securities, a tax-exempt entity, an insurance company, another financial institution, or a regulated investment company or you hold your shares as part of a hedge, straddle, conversion or other special transaction).

    This tax discussion is for your general information only. Due to the individual nature of tax consequences, you are strongly urged to consult with your tax advisor as to the specific tax consequences of the merger to you, including the effects of applicable state, local or foreign income or other tax laws or federal tax laws other than those pertaining to income tax.

REGULATORY MATTERS

    We must comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, which provide that certain acquisition transactions may not be consummated until (1) certain information has been furnished to the United States Antitrust Division of the Department of Justice and to the United States Federal Trade Commission and (2) certain waiting periods have been terminated or have expired. Willis Stein and Aavid filed Notification and Report Forms with the Antitrust Division and the Federal Trade Commission on October 27, 1999. The waiting period under the HSR Act was terminated on November 5, 1999.

    Despite the expiration of the Hart-Scott-Rodino waiting period, the Antitrust Division, the Federal Trade Commission or any state may still challenge the Merger on antitrust grounds. Any time before or after the effective time of the Merger, the Antitrust Division, the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. In addition, certain other persons, including private parties, could take action under the antitrust laws and could seek to enjoin the consummation of the Merger, to rescind the Merger or to seek divestiture of Aavid or one or more of its businesses as a result of the Merger.

INTERESTS OF OUR OFFICERS AND DIRECTORS IN THE MERGER

    In considering the Aavid Board's recommendation, you should be aware that our directors and executive officers, as well as several other members of our senior management and other key employees, have interests in the transaction as employees or directors that are different from, or in addition to, your interests as stockholders. The Aavid Board knew about these different or additional interests and considered them, among the other factors described in this Proxy Statement, when it approved the Merger.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    We or our subsidiaries are parties to employment agreements with Messrs. Borelli, Boysan, Dannecker, Eldred, Mitchell and Patel, our executive officers. These agreements require us to continue paying each executive his base salary for the longer of 12 months (9 months in the case of Mr. Eldred) or the remaining term of the employment agreement if we terminate the executive's employment without "cause" (as defined in the employment agreements). In addition, Mr. Patel may elect to terminate his employment and receive the same payment in the following circumstances:

    - as a result of a merger, acquisition or financing, there is a material change in the make-up of our board of directors;

    - the material change in the make-up of our board of directors is not consented to by the executive; and

    - because of the material change in the make-up of our board of directors, he terminates his employment within 90 days of the change.

The employment agreements of Messrs. Borelli, Boysan, Dannecker, Eldred, Mitchell and Patel currently expire on December 31, 1999, August 24, 2000, June 30, 2000, September 1, 2001, December 5, 2001, and May 1, 2001,
respectively.

    In addition, our employment agreements with Messrs. Eldred and Mitchell require us to make severance payments and provide other benefits if their employment is terminated following a change in control. The completion of the Merger will constitute a change in control for this purpose. Under these agreements, if we terminate the employment of Messrs. Eldred or Mitchell without "cause" (as defined in their employment agreements) or if Messrs. Eldred or Mitchell terminates his employment for "good reason" (as defined in their employment agreements) within three months following a change in control in the case of Mr. Eldred, or six months following a change in control in the case of Mr. Mitchell, we must provide the following benefits:

    - a lump-sum cash payment equal to two times the executive's current base salary, within 15 days following termination;

    - a lump-sum cash bonus payment of $75,000 to Mr. Eldred within 15 days following termination;

    - continued participation in our welfare benefit plans, at our expense, for the executive and his dependents for two years following termination; and

    - executive outplacement services, office space and secretarial support services for 12 months following termination.

    If following the Merger the employment of all of our executive officers terminates under circumstances requiring the payment of severance, we would be obligated to pay them an aggregate of approximately $1,500,000 (excluding payments to Mr. Borelli) and to continue to provide some of these officers with benefits for up to two years. Mr. Borrelli has determined to step down as our Chief Executive Officer when his employment expires on December 31, 1999, whether or not the Merger has been consummated and will therefore not be entitled to any severance payments. Mr. Borelli will remain as Chairman of the Board and Bharatan Patel, our President and Chief Operating Officer, will become our Chief Executive Officer.

STOCK AND OPTION OWNERSHIP

    At the time the Merger is completed, all options to purchase shares of Aavid Common Stock will become fully vested and exercisable pursuant to the terms of the plans under which such options were issued and convert into the right to receive cash equal to the product of the number of shares subject to each option times the excess, if any, of $25.50 per share over the exercise price per share for such option. The following table sets forth information regarding (1) the number of shares of Aavid Common Stock owned by each of our officers and directors, (2) the number of options to purchase shares of Aavid Common Stock owned by each of our directors and executive officers which have an exercise price of less than $25.50 per share and (3) the average weighted exercise price per share of the options held by such individual:

                                                           NUMBER OF   NUMBER OF   AVERAGE WEIGHTED
NAME                                                        SHARES      OPTIONS     EXERCISE PRICE
----                                                       ---------   ---------   ----------------
Ronald Borelli...........................................    20,000     406,250        $ 11.72
Ferit Boysan.............................................    50,249      35,785        $ 15.97
George Dannecker.........................................     2,116      84,673        $ 13.85
Charles Dickinson........................................    18,000      32,500        $ 14.70
Stephen Eldred...........................................    12,500      80,000        $ 16.89
M. William Macey, Jr.....................................    36,092      17,500        $ 10.80
John Mitchell............................................     6,340      51,643        $ 11.38
Bart Patel...............................................   196,391     104,950        $ 12.40
Frank Pipp...............................................        --       2,500        $ 20.875
David Steadman...........................................    31,000      12,500        $ 11.90

Our executive officers and directors will receive an aggregate of $10.5 million from the cash-out of their options in the Merger.

INDEMNITY AND INSURANCE

    As described in "The Merger Agreement--Indemnification of Officers and Directors," we and Holdings have agreed that the surviving corporation will indemnify, subject to customary conditions, our officers and directors, for at least six years after the Merger, against all damages and expenses they may incur relating to their service as officers and directors, including matters arising out of the Merger. In order to fulfill this obligation, for six years after the Merger the certificate of incorporation and by-laws of the surviving corporation must contain provisions limiting the liability of directors and indemnifying officers and directors to the fullest extent permitted by law. In addition, for six years after the Merger the surviving corporation must use its reasonable best efforts to provide officers' and directors' liability insurance that covers acts or omissions that occurred prior to the Merger and provides coverage and other terms that are no less favorable than those provided by our current policy. However, the surviving corporation is not obligated to spend more than 200% of the amount of our current premium to obtain this insurance but must instead obtain a policy with the greatest coverage available for a cost not exceeding this amount.

EQUITY INTERESTS FOLLOWING THE MERGER

    Willis Stein has advised us that it typically makes available, to management and key employees of its portfolio companies, up to 10% of the fully-diluted common equity of the investment vehicle portfolio company and the opportunity to co-invest in the common equity and any preferred stock of the investment vehicle portfolio company on the same economic terms as Willis Stein. The common equity made available to management and key employees generally does not have any value until Willis Stein's preferred stock investment is returned. Our management and key employees have not had any discussions with Willis Stein concerning any such investment by them, and no agreements, arrangements or understandings have been reached between Willis Stein and our management and key employees in this regard.

DISSENTERS' APPRAISAL RIGHTS

    You have the right to dissent from the Merger and to demand and obtain cash payment of the appraised value of your shares of Aavid Common Stock under the circumstances described below. The appraised value that you obtain for your shares by dissenting will be determined by a court and may be less than, equal to or greater than the $25.50 per share cash merger consideration provided for in the Merger Agreement. If you fail to comply precisely with the procedural requirements of Section 262 of the Delaware General Corporation Law, you will lose your right to dissent and seek payment of the appraised value of your shares.

    The following is a summary of Section 262, which specifies the procedures applicable to dissenting stockholders. This summary is not a complete statement of the law regarding your right to dissent under Delaware law, and if you are considering dissenting, we urge you to review the provisions of Section 262 carefully and to consult an attorney. The text of Section 262 is attached to this Proxy Statement as APPENDIX C, and we incorporate that text into this Proxy Statement by reference. Among other matters, you should be aware of the following:

    - to be entitled to dissent and seek appraisal, you must hold shares of Aavid Common Stock on the date you make the demand required under Delaware law, you must continuously hold those shares until the Merger has been completed, you must not vote in favor of the Merger and you must otherwise comply with the requirements of Section 262;

    - before the Special Meeting, you must deliver a written notice that states your identity and your intent to demand appraisal to Aavid Thermal Technologies, Inc., One Eagle Square, Concord, New Hampshire 03301,
      Attention: General Counsel (you should be aware that simply voting against the Merger or not voting is not a demand for appraisal rights);

    - within ten days after the effective time of the Merger, the surviving corporation will notify all of the dissenting Aavid stockholders who have complied with Section 262 and who have not voted in favor of the Merger;

    - within 120 days after the effective time of the Merger, the surviving corporation, you or any other stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of the dissenting stockholders; if a petition isn't filed within this time period, dissenting stockholders will lose their right to an appraisal and will be entitled to receive only the cash merger consideration;

    - the Court of Chancery will determine which dissenting stockholders complied with the requirements of Section 262 and are entitled to appraisal rights;

    - the Court of Chancery will then appraise the shares, determining their fair value exclusive of any value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid on the appraised fair value; the Court of Chancery will consider all relevant factors in determining the fair value and the fair interest rate (if any);

    - the Court of Chancery will then direct the surviving corporation to pay the fair value of the dissenting shares, together with any interest, to the stockholders entitled to payment; payment will be made when the stockholder surrenders the certificates to the surviving corporation;

    - the costs of the proceeding for appraising the fair value may be determined by the court and the court may require the parties to bear the costs in any manner that the court believes to be equitable;

    - the court may require, upon a dissenting stockholder's request, that all or a portion of the expenses incurred by that stockholder in connection with the appraisal, including attorney's and expert's fees, be borne pro rata by all of the dissenting stockholders;

    - if you dissent from the Merger, you will not be entitled to vote your shares of Aavid Common Stock for any purpose or to receive dividends or other distributions (other than dividends or other distributions payable to stockholders of record at a date prior to the effective time of the Merger) after the effective time of the Merger; and

    - you may withdraw your demand for appraisal and accept the $25.50 per share cash merger consideration provided for in the Merger Agreement at any time within 60 days after the effective date of the Merger or after that date with the surviving corporation's consent.

                              THE MERGER AGREEMENT

    WE HAVE SUMMARIZED THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT BELOW. A COPY OF THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A. WE URGE YOU TO READ THE MERGER AGREEMENT CAREFULLY BEFORE DECIDING HOW TO VOTE YOUR SHARES.

THE MERGER

    In the Merger Agreement, we have agreed that, if the Merger Agreement is approved by the Aavid stockholders and the other conditions to the Merger are satisfied or waived, MergerCo will be merged with and into Aavid, with Aavid surviving the merger as a direct, wholly-owned subsidiary of Holdings. When we refer to the "surviving corporation" in this Proxy Statement, we mean Aavid as it will exist after the Merger. After the Merger, all of Aavid's and MergerCo's rights, privileges, powers and franchises, and all of their restrictions, disabilities and duties, will be those of the surviving corporation. Aavid Common Stock, all of which will be owned directly or indirectly by Holdings, will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934 and will no longer be publicly traded.

EFFECTIVE TIME OF THE MERGER

    The Merger will occur at the time we file a certificate of merger with the Secretary of State of the State of Delaware, unless we and Holdings agree to specify in the certificate of merger that the Merger will occur at some other time. The certificate of merger will be filed on the closing date of the Merger, which will occur as promptly as practicable after the Merger Agreement has been approved by the Aavid stockholders and the other conditions to the Merger have been satisfied or waived, unless we agree with Holdings to complete the transaction on another date. When we refer to the "effective time" of the Merger in this Proxy Statement, we mean the date and time when the Merger becomes effective, as described in this paragraph.

MERGER CONSIDERATION

    AAVID COMMON STOCK. At the effective time of the Merger, each issued and outstanding share of Aavid Common Stock will be converted into the right to receive $25.50 in cash, without interest.

    Some shares of Aavid Common Stock will not be converted in the Merger. These shares include shares owned by Holdings or MergerCo or held by Aavid in its treasury, which will be canceled at the effective time of the Merger without any payment. In addition, shares owned by Aavid stockholders who have demanded appraisal rights in compliance with Delaware law will not be converted in the Merger. See "The Merger--Dissenters' Appraisal Rights" above.

    AAVID STOCK OPTIONS. At the effective time of the Merger, all outstanding options to purchase shares of Aavid Common Stock will be canceled. Each holder of an option, regardless of whether the option is fully vested or exercisable, will be entitled to receive cash in the amount of (1) $25.50 minus the per share exercise price of the option times (2) the number of shares subject to the option immediately prior to the effective time, assuming the option was fully vested and exercisable.

    AAVID WARRANTS. At the effective time of the Merger, all outstanding warrants or similar rights to purchase or acquire shares of Aavid Common Stock will be converted into the right to receive cash in the amount of (1) $25.50 minus the per share exercise price of the warrant times (2) the number of shares subject to the warrant immediately prior to the effective time. Any warrants with a per share exercise price of $25.50 or more will be canceled at the effective time of the Merger without any payment.

    AAVID 1995 EMPLOYEE STOCK PURCHASE PLAN. We have agreed to terminate our 1995 Employee Stock Purchase Plan on or before the closing date of the Merger. On the closing date, all accumulated employee salary deductions will be applied to purchase whole shares of Aavid Common Stock under the plan, and any remaining employee salary deductions will be returned to the participants without interest. At the effective time of the Merger, each share of Aavid Common Stock purchased under the plan will be converted into the right to receive $25.50 per share in cash.

PAYMENT FOR SHARES

    HOW TO RECEIVE PAYMENT. Prior to the effective time of the Merger, Holdings will appoint a bank or trust company reasonably satisfactory to us as the paying agent. Promptly after the effective time of the Merger, the paying agent will mail a letter of transmittal and other instructional materials to you and the other Aavid stockholders. The letter of transmittal and other materials will tell you how to surrender your Aavid Common Stock certificates in exchange for the $25.50 per share cash merger consideration. You will not be entitled to receive the cash merger consideration until you send your Aavid Common Stock certificates to the paying agent, along with a properly completed and signed letter of transmittal. Holdings has agreed to provide the paying agent with the cash necessary to pay the cash merger consideration to each holder of Aavid Common Stock.

    YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. YOU SHOULD ALSO NOT SEND YOUR STOCK CERTIFICATES TO US OR TO HOLDINGS. PLEASE KEEP YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE PAYING AGENT AFTER THE EFFECTIVE TIME OF THE MERGER, AND FOLLOW THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

    TRANSFER OF SHARES. If your shares are held in a name other than the name registered in our transfer records, you will have to provide the paying agent with evidence that the shares have been transferred and that any applicable transfer taxes have been paid.

    Our transfer records will close, and we will not register transfers of shares of Aavid Common Stock on our books, after the effective time of the Merger. If shares are presented for transfer after that time, they will be surrendered and canceled, and the cash merger consideration will be paid to the person who is registered as the holder of the shares on our books.

    LOST, STOLEN OR DESTROYED CERTIFICATES. If you have lost a certificate, or if your certificate has been stolen or destroyed, in order to receive the cash merger consideration you will have to sign an affidavit stating that your certificate was lost, stolen or destroyed. In addition, if the surviving corporation requires, you may have to post a bond indemnifying the surviving corporation against any claims made against it with respect to the lost, stolen or destroyed certificate.

    TAX WITHHOLDING. Holdings or the surviving corporation will deduct and withhold from the cash merger consideration any amounts that it is required to deduct and withhold under applicable tax law. All amounts so withheld will be treated for all purposes of the Merger Agreement as having been paid to the applicable Aavid stockholder.

    UNCLAIMED CASH MERGER CONSIDERATION. Nine months after the closing date of the Merger, the paying agent will deliver to the surviving corporation any amount of the cash merger consideration that has not been paid to the former stockholders of Aavid. After that time, the former stockholders of Aavid will have to surrender their certificates to the surviving corporation to receive the cash merger consideration. Any such stockholder will be deemed a general creditor of the surviving corporation for such purpose. Any amount of the cash merger consideration that has not been claimed by the former stockholders of Aavid two years after the closing date of the Merger, or immediately prior to the time when it would become the property of any governmental entity, shall, to the extent permitted by applicable law, become the property of the surviving corporation. Neither Holdings, the surviving corporation nor the paying agent will be liable to any former Aavid stockholder for any amount of the cash merger consideration properly delivered to a public official under any abandoned property, escheat or similar law.

CONDITIONS TO THE MERGER

    Various conditions must be satisfied before we and Holdings complete the Merger. Some of these conditions apply to both us and Holdings, which means that, if the conditions are not met, neither we nor Holdings will have an obligation to complete the Merger. Other conditions apply only to Holdings, which means that, if the conditions are not met, we will have an obligation to complete the Merger but Holdings will not. Certain conditions, primarily related to our completion of the acquisition of the Thermalloy Division, have already been satisfied and therefore are not discussed below.

    CONDITIONS THAT APPLY TO BOTH US AND HOLDINGS. Neither we nor Holdings will have an obligation to complete the Merger unless the following conditions are satisfied:

    - the Merger Agreement has been approved by Aavid stockholders holding a majority of the outstanding shares of Aavid Common Stock;

    - the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or been terminated;

    - no judgment, injunction, order or decree and no provision of any law or regulation prohibits the completion of the Merger; and

    - all actions by or filings with any governmental body necessary to permit completion of the Merger have been taken or made.

    CONDITIONS THAT APPLY ONLY TO HOLDINGS. Holdings will not have an obligation to complete the Merger unless the following additional conditions are also satisfied:

    - we have performed in all material respects the obligations that we are required under the Merger Agreement to perform prior to the effective time of the Merger;

    - our representations and warranties in the Merger Agreement that are qualified by "Material Adverse Effect" or similar terms are true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger; and

    - our representations and warranties in the Merger Agreement that are not qualified by "Material Adverse Effect" or similar terms are true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger.

    BECAUSE OF THESE CONDITIONS, EVEN IF THE AAVID STOCKHOLDERS APPROVE THE MERGER, THE MERGER MAY NOT OCCUR.

REPRESENTATIONS AND WARRANTIES

    OUR REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, we made representations and warranties to Holdings and MergerCo about us and our subsidiaries. These representations and warranties relate to, among other things, our and our subsidiaries':

    - corporate organization and good standing;

    - power and authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement;

    - compliance with laws;

    - capitalization;

    - absence of violation of organizational documents, laws or contracts;

    - Securities and Exchange Commission filings;

    - financial statements;

    - material litigation;

    - absence of specified changes or events since December 31, 1998;

    - filing of tax returns and payment of taxes;

    - employees, employee benefits and labor matters;

    - engagement of and payments to brokers, finders or financial advisors in connection with the Merger Agreement;

    - permits required to conduct business;

    - intellectual property matters;

    - year 2000 compliance;

    - environmental matters;

    - title to assets;

    - material contracts;

    - the vote of stockholders required to approve the Merger Agreement;

    - antitakeover laws; and

    - absence of a stockholders' rights plan.

    Certain of our representations and warranties in the Merger Agreement are qualified by the term "Material Adverse Effect." For purposes of the Merger Agreement, a "Material Adverse Effect" means any effect, event, occurrence, change or state of facts that, by itself or aggregated with other effects, occurrences, changes or states of facts, is, or is reasonably likely to be, materially adverse to (a) our and our subsidiaries' business, prospects (excluding the prospects of our industry or the economy in general), financial condition or assets, taken as a whole, or (b) our and our subsidiaries' ability to perform in all material respects our obligations under the Merger Agreement.

    HOLDINGS' AND MERGERCO'S REPRESENTATIONS AND WARRANTIES. Holdings and MergerCo made representations and warranties to us in the Merger Agreement relating to, among other things:

    - corporate organization and good standing;

    - power and authority to enter into the Merger Agreement and complete the Merger;

    - absence of violation of organizational documents, laws or contracts;

    - engagement of and payments to brokers, finders or financial advisors in connection with the Merger Agreement;

    - lack of business activities and liabilities of MergerCo;

    - the availability to Holdings and MergerCo of the financing required to complete the Merger; and

    - absence of material litigation.

CONDUCT OF BUSINESS

    In the Merger Agreement, we agreed with Holdings and MergerCo that, until the effective time of the Merger, we and our subsidiaries will conduct our business in all material respects in the ordinary course consistent with past practice. We also agreed that we and our subsidiaries will use our reasonable best efforts to preserve our business organizations and material relationships with third parties. Generally, except as otherwise required by or referred to in the Merger Agreement, we have agreed that, until the effective time of the Merger, we and our subsidiaries will not:

    - adopt or propose any change in our certificate of incorporation or by-laws;

    - except in connection with existing arrangements, including our stock purchase agreement relating to the acquisition of the Thermalloy Division;

       - acquire any material business entity or sell a material subsidiary or a material amount of assets or securities;

       - make any investment, other than in readily marketable securities, in excess of $50,000 in the aggregate;

       - purchase any property or assets for an amount in excess of $50,000 in the aggregate, other than raw materials and finished goods components purchased in the ordinary course of business consistent with past practice;

       - waive, release, grant or transfer any of our material rights;

       - modify in any material respect any material license, lease, contract or other document;

       - incur or assume long-term or short-term debt in excess of $250,000 in the aggregate, except for borrowings and repayments for working capital purposes under our revolving credit facilities;

       - assume, guarantee, endorse or otherwise become liable for the obligations of any person, other than one of our subsidiaries, in excess of $25,000 in the aggregate;

       - make loans or advances to any person, other than one of our subsidiaries, in excess of $100,000 in the aggregate;

       - except as contemplated in our 1999 capital expenditure budget, authorize capital expenditures in excess of $100,000 individually or $250,000 in the aggregate; or

       - issue, sell, pledge or dispose of any shares of our capital stock or any options, warrants, conversion privileges or other rights to acquire shares of our capital stock (other than the issuance of Aavid Common Stock upon the exercise of outstanding options and warrants);

    - split, combine or reclassify any shares of our capital stock or declare, set aside or pay any dividend or other distribution in respect of our capital stock, other than cash dividends and distributions of a wholly owned subsidiary to us or to one of our other wholly owned subsidiaries;

    - redeem, repurchase or otherwise acquire any of our securities or those of our subsidiaries;

    - adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, fund or other similar arrangement;

    - except for normal increases in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement;

    - revalue any assets in any material respect;

    - pay, discharge or satisfy any material claims, liabilities or obligations, other than liabilities reflected or reserved against in our consolidated financial statements or incurred since the date of our consolidated financial statements in the ordinary course of business and consistent with past practice;

    - make any tax election or settle or compromise any material income tax liability;

    - other than in the ordinary course of business and consistent with past practice, take any action with respect to accounting policies or procedures, other than a change in accounting policies that is not material to us and our subsidiaries taken as a whole and is required by Securities and Exchange Commission regulations or a change in generally accepted accounting principles;

    - take or agree to take any action that would make any of our representations and warranties in the Merger Agreement inaccurate; or

    - amend, waive or otherwise alter any provision of the stock purchase agreement relating to our acquisition of the Thermalloy Division.

OTHER ACQUISITION PROPOSALS

    In the Merger Agreement we agreed with Holdings that we would not, and would not authorize or permit our officers, directors, agents, representatives, advisors or subsidiaries to:

    - solicit, initiate or take any action to knowingly facilitate an Acquisition Proposal (as described below) or agree to or endorse an Acquisition Proposal;

    - enter into or participate in any discussions or negotiations regarding an Acquisition Proposal or otherwise cooperate in any way with or knowingly assist or participate in, facilitate or encourage an Acquisition Proposal; or

    - grant any waiver or release under any standstill or similar agreement relating to our equity securities or those of our subsidiaries.

    However, the Merger Agreement does not prohibit us from taking any of the following actions to the extent that the Aavid Board concludes in good faith, based on the advice of outside counsel, that the action is necessary in order to comply with the Board's fiduciary duties to the Aavid stockholders under law:

    - furnishing information to a party who has made or is seeking to initiate discussions with respect to an Acquisition Proposal, as long as that party enters into a confidentiality agreement that is not less favorable to us than the confidentiality agreement we entered into with Willis Stein;

    - engaging in discussions or negotiations with a party who has made a bona fide Acquisition Proposal;

    - taking and disclosing to our stockholders a position with respect to an Acquisition Proposal we have received, as required by Securities and Exchange Commission rules; and

    - withdrawing or modifying our recommendation that you and the other Aavid stockholders approve the Merger and the Merger Agreement, if we have received an Acquisition Proposal.

    The Merger Agreement also permits us to take any action a final, non-appealable order of a court of competent jurisdiction orders us to take.

    An "Acquisition Proposal" means any inquiry, proposal or offer that constitutes or is reasonably likely to lead to:

    - any acquisition or purchase of 30% or more of our consolidated assets or more than 30% of any class of our or our subsidiaries' equity securities;

    - any tender offer or exchange offer that would result in any third party beneficially owning 30% or more of any class of our or our subsidiaries' equity securities;

    - any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries whose assets constitute more than 30% of our consolidated assets (other than the Merger contemplated by the Merger Agreement); or

    - any other transaction, other than the acquisition of the Thermalloy Division, which would reasonably be expected to materially interfere with, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Holdings of the transactions contemplated by the Merger Agreement.

    We have agreed to promptly notify Holdings of the terms and conditions of any Acquisition Proposal we receive and of the identity of the person making the Acquisition Proposal. We have also agreed that we will not enter into a definitive agreement relating to an Acquisition Proposal until two business days after Holdings receives our notification.

    We are permitted to terminate the Merger Agreement to enter into a definitive agreement with respect to an Acquisition Proposal as long as we pay Holdings a fee of $8.3 million as more fully described below under "Termination of the Merger Agreement".

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Merger Agreement provides that the surviving corporation will indemnify our present and former officers and directors, for at least six years after the effective time of the Merger, against all damages and expenses they may incur in connection with any claim, suit or investigation relating to their service as an officer or director of us or any of our subsidiaries, including matters related to the Merger. This indemnification obligation covers any matter that existed or occurred prior to the effective time of the Merger, even if the matter was claimed or asserted after the effective time of the Merger. The surviving corporation must also indemnify and hold harmless Holdings and any of its stockholders, officers, directors or affiliates against any losses they may incur in connection with any litigation arising out of the transactions contemplated by the Merger Agreement.

    For six years after the effective time of the Merger, the surviving corporation will use its reasonable best efforts to provide officers' and directors' liability insurance for those persons currently covered by our officers' and directors' liability insurance, relating to acts or omissions that occurred prior to the effective time of the Merger. This insurance policy must provide an amount of coverage and contain other terms that are no less favorable than those provided by our policy in effect on the date of the Merger Agreement. However, if the premium for this policy exceeds 200% of the premium we paid in 1998, the surviving corporation is not obligated to purchase the same level of coverage but must instead obtain a policy with the greatest coverage available for a cost not exceeding 200% of the premium we paid in 1998.

    In addition, for a period of six years after the effective time of the Merger, the certificate of incorporation and by-laws of the surviving corporation and its subsidiaries will contain provisions limiting the liability of directors and indemnifying officers and directors to the fullest extent permitted by law. Unless required by law, these provisions may not be amended in any manner which is materially adverse to our officers and directors without their prior written consent. If the surviving corporation consolidates with or merges into any other entity or transfers all or substantially all of its assets, proper provisions must be made so that the successors and assigns of the surviving corporation assume the indemnification obligations described in the Merger Agreement.

OTHER AGREEMENTS

    In the Merger Agreement, we, Holdings and MergerCo also made agreements relating to other matters. We agreed to call and hold a meeting of our stockholders to vote on the Merger, to file and clear this Proxy Statement with the Securities and Exchange Commission and to provide Holdings with access to our books, records, personnel, offices, facilities and properties. Holdings and MergerCo agreed to obtain all financing necessary to pay the cash merger consideration. We, Holdings and MergerCo agreed to use our reasonable best efforts to make and obtain all filings, consents, approvals, permits, authorizations and waivers needed in order to complete the Merger and to consult with each other before issuing any press release or making any public statement or filing relating to the Merger or the Merger Agreement. We and Holdings also agreed that, if we terminated the stock purchase agreement relating to our acquisition of the Thermalloy Division without completing the acquisition, the cash merger consideration would be reduced to $24.50 per share, and MergerCo would have the right, and would be obligated if we so requested, to commence a public tender offer to purchase all of the outstanding shares of Aavid Common Stock for a purchase price of $24.50 per share in cash.

TERMINATION OF THE MERGER AGREEMENT

    We, Holdings and MergerCo may terminate the Merger Agreement by mutual written consent at any time. In addition, either we or Holdings may terminate the Merger Agreement at any time prior to the effective time of the Merger, whether before or after approval of the Merger Agreement by the Aavid stockholders, in the circumstances described below.

    TERMINATION BY US OR HOLDINGS. Either we or Holdings may terminate the Merger Agreement:

    - if any law or regulation makes completion of the Merger illegal or any final and nonappealable judgment, injunction, order or decree enjoins us or Holdings from completing the Merger; or

    - if the Merger has not been completed by March 31, 2000 or the Aavid stockholders do not approve the Merger.

    TERMINATION BY US. We may terminate the Merger Agreement if the Aavid Board determines in good faith, after reviewing the advice of its financial advisor, that an Acquisition Proposal that is reasonably capable of being financed is more favorable to the Aavid stockholders than the Merger, and

    - we have complied with our obligations described above under the caption "Other Acquisition Proposals",

    - we pay the $8.3 million termination fee described below under the caption "Termination Fee" and

    - we enter into a definitive agreement to complete the more favorable Acquisition Proposal.

    Because we did not mail this Proxy Statement to our stockholders by November 30, 1999 we would have had the right to terminate the Merger Agreement if we had requested Hambrecht & Quist, our financial advisor, to bring-down its fairness opinion and, in response, Hambrecht & Quist had advised us in writing that it could no longer issue its opinion that the cash merger consideration is fair to the Aavid stockholders from a financial point of view.

    TERMINATION BY HOLDINGS.  Holdings may terminate the Merger Agreement:

    - if the Aavid Board withdraws or materially modifies its approval of the Merger or its recommendation of the Merger to the Aavid stockholders or fails, as a result of the exercise of its fiduciary duties, to take action required to be taken by the Merger Agreement; or

    - if any of the following conditions exist:

       - a governmental authority or any other person institutes an action or proceeding which, in Holdings' reasonable judgment, is likely to result in:

           - challenging, making illegal, materially delaying or prohibiting the Merger or seeking material damages;

           - prohibiting Holdings' ownership or operation of a material portion of our assets or compelling Holdings to dispose of a material portion of our assets;

           - imposing material limitations on Holdings' ability to exercise full rights of ownership of the Aavid Common Stock; or

           - requiring Holdings to divest any shares of Aavid Common Stock;

       - an event occurs, or a condition that existed on the date of the Merger Agreement worsens, which event or condition, by itself or together with other events or conditions, has had or could reasonably be expected to have a material adverse effect on our business, operations, prospects (excluding the prospects of our industry or the economy as a whole), financial condition or assets;

       - another person makes a tender or exchange offer for more than 30% of the Aavid Common Stock at a price greater than $25.50 per share; or any person or group acquires beneficial ownership or the right to acquire beneficial ownership of more than 30% of the Aavid Common Stock, except as disclosed in Schedules 13D or 13G filed with the Securities and Exchange Commission before August 24, 1999 or for arbitrage purposes; or any person or group that had disclosed beneficial ownership of 5% or more of the Aavid Common Stock prior to August 24, 1999 acquires beneficial ownership, or the right to acquire beneficial ownership, of an additional 10% or more of the Aavid Common Stock; or any person or group enters into an agreement in principle or a definitive agreement regarding a merger, consolidation or other business combination with us;

       - we breach in any material respect any of our agreements under the Merger Agreement; or

       - any of our representations and warranties made in the Merger Agreement is not true in any material respect.

Holdings would also have had the right to terminate the Merger Agreement:

    - if we had failed to call the Special Meeting to vote on the Merger within a reasonable time after the Securities and Exchange Commission had completed its review of this Proxy Statement and after the completion of our acquisition of the Thermalloy Division or the termination of the stock purchase agreement relating to our acquisition of the Thermalloy Division, or if we had failed to mail this Proxy Statement to our stockholders as promptly as reasonably practicable thereafter or if we had not included in this Proxy Statement the recommendation of our board of directors that our stockholders vote in favor of the Merger; or

    - if we had amended or waived any provision of the stock purchase agreement relating to our acquisition of the Thermalloy Division.

TERMINATION FEE

    We have agreed to pay Holdings a termination fee of $8.3 million if the Merger does not occur due to one of the reasons described below.

    TERMINATION BY HOLDINGS. We will pay Holdings the termination fee if Holdings terminates the Merger Agreement because our board of directors has withdrawn or materially modified its approval of the Merger or its recommendation of the Merger to the Aavid stockholders or has failed, as a result of the exercise of its fiduciary duties, to take action required to be taken by the Merger Agreement. We also would have been obligated to pay Holdings the termination fee if Holdings had terminated the Merger Agreement because we had failed to call the Special Meeting to approve the Merger, had failed to mail this Proxy Statement or had failed to recommend the Merger to our stockholders as described above under "Termination of the Merger Agreement."

    TERMINATION BY US. We will pay Holdings the termination fee if we terminate the Merger Agreement because our board of directors has determined in good faith, after reviewing the advice of its financial advisor, that an Acquisition Proposal that is reasonably capable of being financed is more favorable to the Aavid stockholders than the Merger and we are entering into a definitive agreement to complete the more favorable Acquisition Proposal. We also would have been obligated to pay Holdings the termination fee if we had terminated the Merger Agreement because we had not mailed this Proxy Statement by November 30, 1999 and Hambrecht & Quist, our financial advisor, was not able to deliver, following our request after that date, a bring-down of its fairness opinion, as described above under "Termination of the Merger Agreement."

    ACQUISITION PROPOSAL.  We will also pay Holdings the termination fee if:

    - an Acquisition Proposal is made after the date of the Merger Agreement;

    - the Merger Agreement is terminated because the Merger has not been consummated by March 31, 2000 or is not approved by our stockholders; and

    - within nine months of the termination of the Merger Agreement, any of the following events occurs (or, within six months after the Merger Agreement is terminated, we enter into a definitive agreement that is subsequently completed regarding one of these events) in which the Aavid stockholders receive cash, securities or other consideration having an aggregate value, together with any shares of Aavid Common Stock held by them after completion, in excess of the cash merger consideration:

       - we are acquired, by merger or otherwise;

       - a third party acquires more than 50% of our assets and those of our subsidiaries, taken as a whole;

       - a third party acquires more than 50% of the outstanding Aavid Common Stock; or

       - we adopt and implement a plan of liquidation, recapitalization or share repurchase or an extraordinary dividend relating to more than 50% of the outstanding Aavid Common Stock or to 50% of our assets and those of our subsidiaries, taken as a whole.

EXPENSE REIMBURSEMENT

    In general, we and Holdings will each pay our own fees and expenses incurred in connection with the Merger. We have agreed to reimburse Holdings and its affiliates for up to $1.5 million of their out-of-pocket fees and expenses incurred in connection with the Merger Agreement if the Merger Agreement is terminated because:

    - we have breached or failed to perform in any material respect any of our agreements under the Merger Agreement, and the breach has not been cured within a reasonable period of time after Holdings notifies us of the breach;

    - any of our representations and warranties in the Merger Agreement are not true in any material respect when made or at any time prior to completion of the Merger (except for representations and warranties made as of a specific date, which must be true and correct in all material respects as of that date) and the misrepresentation has not been cured within a reasonable period of time after Holdings notifies us of the misrepresentation; or

    - we have amended or waived any provision of the stock purchase agreement relating to our acquisition of the Thermalloy Division.

AMENDMENT

    To the extent permitted by law, we, Holdings and MergerCo may amend the Merger Agreement at any time. After adoption of the Merger Agreement by the Aavid stockholders, however, no amendment can be made without the further approval of the Aavid stockholders if the amendment decreases the $25.50 per share cash merger consideration, adversely affects the rights of the Aavid stockholders or otherwise requires by law the approval of the Aavid stockholders.

EXTENSION; WAIVER

    At any time prior to the effective time of the Merger, we, Holdings or MergerCo may extend the time for performance of any obligations, waive any inaccuracies in the representations and warranties or waive compliance with any of the agreements or conditions contained in the Merger Agreement.

VOTING AGREEMENTS

    Certain of our directors and officers, who together beneficially own 360,565 shares of outstanding Aavid Common Stock, or approximately 3.8% of the outstanding shares of Aavid Common Stock on the record date, have entered into voting agreements with Holdings. Under the voting agreements, the stockholders agreed to vote all shares of Aavid Common Stock owned or subsequently acquired by them in favor of the Merger and against any other proposal that would prevent or materially delay the Merger or materially dilute the benefits of the Merger to Holdings. The stockholders also agreed not to sell, assign, transfer or encumber the shares of Aavid Common Stock owned or subsequently acquired by them, except as permitted by the voting agreements. The voting agreements will automatically terminate when the Merger Agreement terminates, including if the Merger Agreement is terminated in connection with our accepting another acquisition proposal as discussed above under "The Merger Agreement--Other Acquisition Proposals".

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
                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth the number and percentage of shares of Aavid Common Stock beneficially owned, as of November 30, 1999 (except as otherwise noted in the footnotes), by (i) all persons known by us to own beneficially more than five percent of the outstanding Aavid Common Stock; (ii) each of our directors; (iii) our chief executive officer and each of our four other most highly compensated executive officers; and (iv) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                                             AMOUNT AND NATURE OF
                                                            BENEFICIAL OWNERSHIP OF   PERCENT OF AAVID
NAME OF BENEFICIAL OWNER                                    AAVID COMMON STOCK (1)      COMMON STOCK
------------------------                                    -----------------------   ----------------
Alan F. Beane (2).........................................          1,218,000               12.7%
Peter Wright (3)..........................................            564,400                5.9%
Ronald F. Borelli (4) (5).................................            476,976                4.7%
Hasan Ferit Boysan (5) (6)................................             86,034                  *
George P. Dannecker (5) (7)...............................             89,789                  *
Charles A. Dickinson (5) (8)..............................             53,000                  *
M. William Macey, Jr. (5) (9).............................             56,092                  *
John W. Mitchell (5) (10).................................             57,983                  *
Bharatan R. Patel (5) (11)................................            301,341                3.1%
Frank J. Pipp (5) (12)....................................             12,500                  *
David R. A. Steadman (5) (13).............................             46,000                  *
All directors and executive officers as a group (10
  persons) (14)...........................................          1,272,215               12.1%

------------------------

*   Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(2) Includes 3,000 shares of Aavid Common Stock held by Mr. Beane's children. Mr. Beane's address is c/o Materials Innovation Inc., 8 Commerce Way, Lebanon, New Hampshire 03784. The number of beneficially owned shares of Mr. Beane is based on information in our records.

(3) The amount of beneficial ownership is based on information set forth in a
    Schedule 13G dated March 16, 1999, filed by the beneficial owner. The
    Schedule 13G states that Mr. Wright beneficially owns 564,400 shares and P.A.W. Capital Corp., of which Mr. Wright is president, beneficially owns 552,000 shares. The Schedule 13G states that Mr. Wright has shared voting and dispositive power with respect to 552,000 shares. The address of the beneficial owner is 10 Glenville Street, Greenwich, CT 06831.

(4) Includes 456,250 shares of Aavid Common Stock issuable upon the exercise of options, including 75,000 shares issuable upon the exercise of options which are not exercisable within 60 days of November 30, 1999. These unexercisable options will become exercisable in connection with the completion of the Merger.

(5) This individual has agreed to vote his shares of Aavid Common Stock in favor of the Merger.

(6) Includes 35,785 shares of Aavid Common Stock issuable upon the exercise of options, including 13,724 shares issuable upon the exercise of options which are not exercisable within 60 days of November 30, 1999. These unexercisable options will become exercisable in connection with the completion of the Merger.

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
(7) Includes 84,673 shares of Aavid Common Stock issuable upon the exercise of options, including 18,403 shares issuable upon the exercise of options which are not exercisable within 60 days of November 30, 1999. These unexercisable options will become exercisable in connection with the completion of the Merger.

(8) Includes 35,000 shares of Aavid Common Stock issuable upon the exercise of options, including 2,500 shares issuable upon the exercise of options which are not exercisable within 60 days of November 30, 1999. These unexercisable options will become exercisable in connection with the completion of the Merger.

(9) Includes 20,000 shares of Aavid Common Stock issuable upon the exercise of options, including 2,500 shares issuable upon the exercise of options which are not exercisable within 60 days of November 30, 1999. These unexercisable options will become exercisable in connection with the completion of the Merger.

(10) Includes 51,643 shares of Aavid Common Stock issuable upon the exercise of options, including 6,706 shares issuable upon the exercise of options which are not exercisable within 60 days of November 30, 1999. These unexercisable options will become exercisable in connection with the completion of the Merger.

(11) Includes 104,950 shares of Aavid Common Stock issuable upon the exercise of options, including 14,974 shares issuable upon the exercise of options which are not exercisable within 60 days of November 30, 1999. These unexercisable options will become exercisable in connection with the completion of the Merger.

(12) Consists of 12,500 shares of Aavid Common Stock issuable upon the exercise of options, including 1,875 shares issuable upon the exercise of options which are not exercisable within 60 days of November 30, 1999. These unexercisable options will become exercisable in connection with the completion of the Merger.

(13) Includes 15,000 shares of Aavid Common Stock issuable upon the exercise of options, including 2,500 shares issuable upon the exercise of options which are not exercisable within 60 days of November 30, 1999. These unexercisable options will become exercisable in connection with the completion of the Merger.

(14) Includes 895,801 shares of Common Stock issuable upon the exercise of options, including 164,432 shares issuable upon the exercise of options which are not exercisable within 60 days of November 30, 1999. These unexercisable options will become exercisable in connection with the completion of the Merger. The directors and executive officers in this group, who together beneficially own 360,188 shares of outstanding Aavid Common Stock, or approximately 3.8% of the outstanding shares of Aavid Common Stock at November 30, 1999, have agreed to vote all shares of Aavid Common Stock owned or subsequently acquired by them in favor of the Merger. Because shares of Aavid Common Stock subject to options currently exercisable or exercisable within 60 days of November 30, 1999 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person, all directors and executive officers as a group beneficially own more shares, but have a smaller percentage ownership interest, than Mr. Beane.

                      MARKET PRICES OF AAVID COMMON STOCK

    Our Common Stock trades on the Nasdaq National Market under the symbol "AATT". Our Common Stock was initially offered to the public on January 29, 1996 at a price of $9.50 per share. The following table sets forth, for the fiscal periods indicated, the range of high and low sales prices of our Common Stock as reported on the Nasdaq National Market:

                                                                HIGH       LOW
                                                              --------   --------
FISCAL 1997
Quarter ended March 29, 1997................................   $15.25     $10.00
Quarter ended June 28, 1997.................................    22.13      10.25
Quarter ended September 26, 1997............................    33.50      19.75
Quarter ended December 31, 1997.............................    38.25      24.00

FISCAL 1998
Quarter ended March 28, 1998................................   $35.75     $22.50
Quarter ended June 27, 1998.................................    36.94      21.50
Quarter ended September 26, 1998............................    32.13       8.69
Quarter ended December 31, 1998.............................    19.00      10.94

FISCAL 1999
Quarter ended April 3, 1999.................................   $18.00     $11.88
Quarter ended July 3, 1999..................................    25.00      11.38
Quarter ended October 2, 1999...............................    23.75      16.75
Quarter ended December 31, 1999 (through December 29).......    24.13      21.38

    As of November 30, 1999, we had approximately 70 holders of record of Aavid Common Stock.

    The last reported sales price of Aavid Common Stock on August 23, 1999, the last trading day preceding public announcement of the execution of the Merger Agreement, was $19.75.

    The last reported sales price of Aavid Common Stock on June 21, 1999, the last trading day preceding public announcement that we were in discussions with respect to a private investment firm at a price of $24.50 per share, was $24.50.

    The last reported sales price of Aavid Common Stock on December 29, 1999, the last trading day prior to the date of this Proxy Statement, was $23.38.

    We have never paid a cash dividend on our Common Stock, and we currently intend to retain all earnings for use in our business and do not anticipate paying cash dividends in the foreseeable future. Our current credit facility contains restrictive covenants which, among other things, prohibits the payment of dividends. Under the Merger Agreement, we have agreed not to pay any dividends on Aavid Common Stock prior to the closing of the Merger.

STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR AAVID COMMON
  STOCK.

                       SELECTED HISTORICAL FINANCIAL DATA

AAVID THERMAL TECHNOLOGIES, INC.

    The following tables set forth selected statement of operations and balance sheet data derived from the consolidated financial statements of Aavid and its predecessor for the periods indicated. The financial statements for the periods through December 31, 1995 have been audited by Coopers & Lybrand, L.L.P., independent public accountants. The financial statements for each of the years in the three year period ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants. The information as of and for the nine months ended September 26, 1998 and October 2, 1999 is unaudited; however, in our opinion, such unaudited financial data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our results of operations for the periods then ended and our financial position as of such dates. Operating results for the nine months ended October 2, 1999 are not necessarily indicative of the results that may be expected for the entire fiscal year. The selected consolidated financial data should be read in conjunction with our consolidated financial statements, related notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included in our Annual Report on Form 10-K for the year ended December 31, 1998, which we have incorporated by reference into this Proxy Statement, as well as the pro forma financial statements included in our Current Report on Form 8-K dated October 21, 1999, as amended, which we have incorporated by reference into this Proxy Statement, and the Selected Pro Forma Financial Data included in this Proxy Statement under the heading "Recent Developments". Please see "Where You Can Find More Information" for information on how to obtain a copy of our 1998 Form 10-K and our Form 8-K.

                                                                    YEAR ENDED DECEMBER 31,                   NINE MONTHS ENDED
                                                      ----------------------------------------------------   --------------------
                                                                                                             SEPT. 26,   OCT. 2,
                                                        1994     1995(1)    1996(2)      1997       1998      1998(3)    1999(3)
           STATEMENT OF OPERATIONS DATA:              --------   --------   --------   --------   --------   ---------   --------
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)               (UNAUDITED)
Net sales...........................................  $61,620    $90,444    $106,995   $167,745   $209,078   $158,682    $145,239
Purchased undeveloped technology charge(4)..........       --      2,770       3,446         --         --         --          --
Buyout of compensation arrangements and
  restructuring(5)..................................       --      2,649          --         --      5,740      5,740          --
Income from operations..............................    6,084      2,904       4,311     16,696     14,368      9,650      15,262
Income (loss) before extraordinary item.............    2,835       (715)        141      8,493      8,121      8,009      14,728
Less: extraordinary item(6).........................       --         --        (171)        --         --         --          --
Net income (loss)...................................    2,835       (715)        (30)     8,493      8,121      5,177       9,487
Accretion to redemption value of warrant(7).........     (331)      (775)         --         --         --         --          --
Net income (loss) available to stockholders.........  $ 2,504    $(1,490)   $    (30)  $  8,493   $  8,121   $  5,177    $  9,487
                                                      =======    =======    ========   ========   ========   ========    ========
Basic net income (loss) per share available to
  stockholders......................................  $  0.72    $ (2.83)   $  (0.01)  $   1.22   $   0.94   $   0.61    $   1.01
                                                      =======    =======    ========   ========   ========   ========    ========
Weighted average common shares(8)...................    3,487        527       6,251      6,945      8,668      8,469       9,375
Diluted net income (loss) per share available to
  stockholders......................................  $  0.57    $ (2.83)   $   (.01)  $   0.98   $   0.86   $   0.55    $   0.99
                                                      =======    =======    ========   ========   ========   ========    ========
Weighed average common shares and equivalents(8)....    4,409        527       6,251      8,639      9,485      9,457       9,781

                                                                          DECEMBER 31,
                                                      ----------------------------------------------------   SEPT. 26,   OCT. 2,
                                                        1994       1995       1996       1997       1998       1998        1999
                BALANCE SHEET DATA:                   --------   --------   --------   --------   --------   ---------   --------
                                                                                    (IN THOUSANDS)
Working capital.....................................  $ 6,506    $ 6,301    $  9,374   $ 22,296   $ 35,959   $ 32,491    $ 44,760
Total assets........................................   32,561     56,499      80,221    110,796    129,084    123,947     136,375
Long-term debt, including current portion...........   17,555     29,514      23,320     23,956     14,650     15,741      13,215
Redeemable warrant..................................      331      1,106          --         --         --         --          --
Stockholders' equity................................    4,541      5,433      29,353     50,415     71,351     67,593      82,588

------------------------------

1. Includes the results of operations of Fluent from August 24, 1995 (date of the acquisition of Fluent).

2. Includes the results of operations of Fluid Dynamics International ("FDI") from May 16, 1996 (date of the acquisition of FDI).

3. Our first three fiscal quarters consist of periods of approximately 13 weeks each, ending on the Saturday closest to the end of such 13 week period, and our fourth quarter and fiscal year end on December 31.

4. Represents a non-recurring charge equal to the amount of the purchase price allocated to technology acquired in the acquisition of Fluent in 1995 and the acquisition of FDI in 1996 which was not fully commercially developed and had no alternative future use at the time of acquisition.

5. Represents the expense for (a) the buyout in 1995 of a portion of the expected future payments required under the employment agreement with Mr. Beane, our former President and Chief Executive Officer, and the bonus-based portion of the management fee due Sterling Ventures Limited, each of which was established at the time of the acquisition of Aavid Thermal Products in October, 1993, and (b) in 1988 (i) the charge related to the estimated restructuring costs incurred with our closure of our Manchester, New Hampshire, facility, (ii) the termination of our management agreement with Sterling Ventures, and (iii) a bonus due Mr. Beane based on profits in excess of certain thresholds.

6.  Represents charge related to early retirement of debt.

7. Represents the carrying value (the "Put Price") of a warrant to purchase 495,000 shares of Aavid Common Stock at an exercise price of $1.87 per share. Upon the closing of our initial public offering on February 2, 1996 (the "Initial Public Offering"), the Put expired and the Put Price was added to stockholders' equity. Prior to the closing of the Initial Public Offering the warrant was accreted to the estimated redemption price based on time remaining to October 1998.

8. The share and per share information for the years ended December 31, 1994, 1995 and 1996 has been restated to reflect share and per share information in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," which we were required to adopt effective with our financial statements for the year ended December 31, 1997.

THERMALLOY DIVISION

    The following tables set forth selected statement of operations and balance sheet data derived from the combined financial statements of the Thermalloy Division for the periods indicated. The financial statements for each of the years in the three year period ended December 31, 1998 have been audited by Ernst & Young LLP, independent public accountants. The information as of and for the nine months ended September 30, 1998 and 1999 is unaudited; however, in the opinion of management of the Thermalloy Division, such unaudited financial data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Division's results of operations for the periods then ended and the Division's financial position as of such dates. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire fiscal year. The selected consolidated financial data should be read in conjunction with the combined financial statements and related notes, and the Pro Forma Financial Information included in our Current Report on Form 8-K dated October 21, 1999, as amended, which we have incorporated by reference into this Proxy Statement, as well as the Selected Pro Forma Financial Data included in this Proxy Statement under the heading "Recent Developments". Please see "Where You Can Find More Information" for information on how to obtain a copy of this Form 8-K.

                                                                                  NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                ------------------------------   -------------------
                                                  1996       1997       1998       1998       1999
                                                --------   --------   --------   --------   --------
                                                                   (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.....................................  $80,885    $94,668    $102,332   $76,264    $74,687
Income from operations........................    8,449      9,038       7,688     6,917      2,304
Net income (loss).............................    4,398      4,446       4,436     3,463       (159)

                                                             DECEMBER 31,          SEPTEMBER 30,
                                                          -------------------   -------------------
                                                            1997       1998       1998       1999
                                                          --------   --------   --------   --------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital.......................................  $12,348    $15,850    $10,228    $13,855
  Total assets..........................................   61,505     72,721     73,128     70,846
  Long-term debt, including current portion.............   12,242     24,812     17,924     19,678
  Stockholders' equity..................................   31,452     34,132     34,459     34,869

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP serves as our independent certified public accountant and served in that role during the fiscal year ended December 31, 1998. Representatives of Arthur Andersen are expected to be present at the Special Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they so desire.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Securities and Exchange Commission.

    Public Reference Room
    450 Fifth Street, N.W.
    Room 1024
    Washington, D.C. 20549
    New York Regional Office
    7 World Trade Center
    Suite 1300
    New York, New York 10048
    Chicago Regional Office
    Citicorp Center
    500 West Madison Street
    Suite 1400
    Chicago, Illinois 60661

You may also obtain copies of this information by mail from the public reference section of the Securities and Exchange Commission, 450 Fifth Street, N.W.,
Room 1024, Washington, D.C. 20549, at prescribed rates. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330.

    The Securities and Exchange Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, like us, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

    The Securities and Exchange Commission allows us to "incorporate by reference" information into this Proxy Statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this Proxy Statement, except for any information that is superseded by other information that is set forth directly in this document or documents that we file after the date of this Proxy Statement and prior to the date of the Special Meeting.

    We previously filed the following documents with the Securities and Exchange Commission, which we are incorporating into this Proxy Statement by reference:

    - our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A filed on April 30, 1999;

    - our Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 1999;

    - our Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 1999;

    - our Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 1999;

    - our Current Report on Form 8-K dated August 23, 1999 and filed on September 1, 1999 relating to the Merger Agreement and our proposed acquisition of the Thermalloy Division; and

    - our Current Report on Form 8-K dated October 21, 1999 and filed on November 5, 1999, as amended, reporting our acquisition of the Thermalloy Division and containing (1) audited financial statements of the Thermalloy Division for each of the years in the three year period ended December 31, 1998, (2) unaudited financial statements of the Thermalloy Division for the nine months ended
      September 30, 1998 and 1999 and (3) pro forma financial statements giving effect to our acquisition of the Thermalloy Division for the year ended December 31, 1998 and the nine months ended October 2, 1999.

    In addition, we are incorporating by reference all of the documents that we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and the date of the Special Meeting. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Proxy Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    You can obtain copies of the documents incorporated by reference (other than exhibits to those documents that aren't specifically incorporated by reference in those documents) without charge by making a written or oral request to Aavid Thermal Technologies, Inc., One Eagle Square, Concord, New Hampshire 03301,
Attention: Investor Relations (telephone number (603) 224-1117). If you request any of these documents, we will send the requested documents to you by first-class mail within one business day of receiving your request. In order to ensure timely delivery of the documents, any request should be made by January 21, 2000.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 30, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY LATER DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                             STOCKHOLDER PROPOSALS

    We will hold a year 2000 annual meeting of stockholders if the Merger is not consummated. Stockholder proxies obtained by the Board of Directors in connection with the annual meeting of stockholders in the year 2000 will confer on the proxyholders discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to our corporate Secretary no later than March 15, 2000.

    In accordance with regulations issued by the Securities and Exchange Commission, stockholder proposals intended for presentation at the year 2000 annual meeting of stockholders must be received by our corporate Secretary no later than January 15, 2000 if such proposals are to be considered for inclusion in our proxy statement.

                                 OTHER MATTERS

    We do not know of any matters that are to be presented for action at the Special Meeting other than those set forth above. If any other matters properly come before the Special Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

    Proxies will be solicited by mail and may also be solicited in person or by telephone by some of our regular employees.
                                          By Order of the Board of Directors

                                          John W. Mitchell

                                          SECRETARY

Concord, New Hampshire
December 30, 1999

                                                                       EXHIBIT A

                            AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              HEAT HOLDINGS CORP.,

                               HEAT MERGER CORP.
                                      AND

                        AAVID THERMAL TECHNOLOGIES, INC.

                          DATED AS OF AUGUST 23, 1999

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                         --------
ARTICLE 1--THE MERGER..................................................     A-1
  1.1.     The Merger..................................................     A-1
  1.2.     The Closing.................................................     A-1
  1.3.     Effective Time..............................................     A-1
  1.4.     Actions by the Company......................................     A-1

ARTICLE 2--CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
  CORPORATION..........................................................     A-2
  2.1.     Certificate of Incorporation................................     A-2
  2.2.     Bylaws......................................................     A-2

ARTICLE 3--DIRECTORS AND OFFICERS OF THE SURVIVNG CORPORATION..........     A-2
  3.1.     Directors...................................................     A-2
  3.2.     Officers....................................................     A-2

ARTICLE 4--EFFECT OF THE MERGER ON SECURITIES OF MERGER SUB AND THE
  COMPANY..............................................................     A-2
  4.1.     Merger Sub Stock............................................     A-2
  4.2.     Company Securities..........................................     A-3
  4.3.     Exchange of Certificates Representing Common Stock..........     A-4
  4.4.     Adjustment of Merger Consideration..........................     A-5
  4.5.     Dissenting Company Stockholders.............................     A-5

ARTICLE 5--THE OFFER...................................................     A-5
  5.1.     The Offer...................................................     A-5
  5.2.     Actions by Purchaser and Merger Sub.........................     A-6
  5.3.     Company Actions.............................................     A-7
  5.4.     Directors...................................................     A-8
  5.5.     Merger without Meeting of Stockholders......................     A-9

ARTICLE 6--REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     A-9
  6.1.     Existence; Good Standing; Corporate Authority...............     A-9
  6.2.     Authorization, Validity and Effect of Agreements............    A-10
  6.3.     Compliance with Laws........................................    A-10
  6.4.     Capitalization..............................................    A-10
  6.5.     Subsidiaries................................................    A-11
  6.6.     No Violation................................................    A-11
  6.7.     Company Reports.............................................    A-11
  6.8.     Financial Statements........................................    A-12
  6.9.     Litigation..................................................    A-12
  6.10.    Absence of Certain Changes..................................    A-12
  6.11.    Taxes.......................................................    A-13
  6.12.    Employee Benefit Plans......................................    A-14
  6.13.    Labor and Employment Matters................................    A-16
  6.14.    Brokers.....................................................    A-16
  6.15.    Licenses and Permits........................................    A-16
  6.16.    Intellectual Property.......................................    A-16
  6.17.    Environmental Compliance and Disclosure.....................    A-17

                                                                           PAGE
                                                                         --------
  6.18.    Title to Assets.............................................    A-18
  6.19.    Material Contracts..........................................    A-19
  6.20.    Required Vote of Company Stockholders.......................    A-19
  6.21.    Inapplicability of Certain Restrictions.....................    A-19
  6.22.    Rights Plan.................................................    A-19

ARTICLE 7--REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB..    A-19
  7.1.     Existence; Good Standing; Corporate Authority...............    A-19
  7.2.     Authorization, Validity and Effect of Agreements............    A-20
  7.3.     No Violation................................................    A-20
  7.4.     Brokers, Finders or Financial Advisors......................    A-20
  7.5.     No Prior Activities.........................................    A-21
  7.6.     Financing...................................................    A-21
  7.7.     Litigation..................................................    A-21

ARTICLE 8--COVENANTS...................................................    A-21
  8.1.     No Solicitation.............................................    A-21
  8.2.     Interim Operations..........................................    A-23
  8.3.     Company Stockholder Approval, Proxy Statement...............    A-25
  8.4.     Filings; Notices; Other Action..............................    A-26
  8.5.     Access to Information.......................................    A-27
  8.6.     Publicity...................................................    A-27
  8.7.     Further Action; Cooperation Concerning Certain Litigation...    A-27
  8.8.     Insurance; Indemnity........................................    A-27
  8.9.     Employee Benefit Plans......................................    A-29

ARTICLE 9--CONDITIONS..................................................    A-30
           Conditions to Each Party's Obligation to Effect the
  9.1.     Merger......................................................    A-30
  9.2.     Conditions to the Obligations of Purchaser..................    A-30

ARTICLE 10--TERMINATION; AMENDMENT; WAIVER.............................    A-31
  10.1.    Termination.................................................    A-31
  10.2.    Effect of Termination.......................................    A-32
  10.3.    Amendment...................................................    A-32
  10.4.    Extension; Waiver...........................................    A-32

ARTICLE 11--GENERAL PROVISIONS.........................................    A-33
  11.1.    Nonsurvival of Representations and Warranties...............    A-33
  11.2.    Notices.....................................................    A-33
  11.3.    Assignment; Binding Effect..................................    A-33
  11.4.    Entire Agreement............................................    A-33
  11.5.    Fees and Expenses...........................................    A-33
  11.6.    Governing Law...............................................    A-33
  11.7.    Headings....................................................    A-34
  11.8.    Interpretation..............................................    A-34
  11.9.    Investigations..............................................    A-34
  11.10.   Severability................................................    A-35
  11.11.   Enforcement of Agreement....................................    A-35
  11.12.   Counterparts................................................    A-35

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 23, 1999, between Heat Holdings Corp., a Delaware corporation ("Purchaser"), Heat Merger Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and Aavid Thermal Technologies, Inc., a Delaware corporation (the "Company").

                                    RECITALS

    WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective companies and stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

    WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and agreements in connection herewith.

    NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement hereby agree as follows:

                                   ARTICLE 1
                                   THE MERGER

    1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the DGCL.

    1.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Bartlit Beck Herman Palenchar & Scott, 54 W. Hubbard Street, Chicago, Illinois, at 10:00 a.m., local time, as soon as practicable following the satisfaction (or waiver if permissible) of the conditions set forth in Article 9. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

    1.3.  EFFECTIVE TIME.  If all the conditions to the Merger set forth in
Article 9 shall have been fulfilled or waived in accordance with this Agreement and this Agreement shall not have been terminated as provided in Article 10, the parties to this Agreement shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties to this Agreement shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

    1.4. ACTIONS BY THE COMPANY. The Company hereby approves of and consents to the Offer (as defined below), the Voting Agreements between Merger Sub and certain of the Company's stockholders pursuant to which, among other things, each such stockholder has agreed to vote all of his or its shares of the Common Stock of the Company, par value $.01 per share (the "Common Stock"), in favor of this Agreement and the Merger (the "Voting Agreements") and the Merger and represents and warrants that the Board of Directors of the Company (the "Board of Directors" or the "Board") at a meeting duly called and held has duly adopted, by unanimous vote (with one director not present), resolutions (i) approving this Agreement, the Offer and the Merger which approval satisfies in full the requirements of the DGCL and the Certificate of Incorporation of the Company with respect to the requisite approval of the board of directors, (ii) approving the Voting Agreements for the purposes of Section 203 of the DGCL, and (iii) determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and approve the Merger and this Agreement; PROVIDED, that such recommendations may be withdrawn, modified or amended following receipt of an Acquisition Proposal (as defined in Section 8.1) if the Company has complied with the provisions of Section 8.1. The Company further represents and warrants that the Board of Directors has received the written opinion of Hambrecht & Quist, LLC (the "Financial Advisor") that, as of the date of such opinion and subject to the limitations set forth therein, the proposed Merger Consideration (as defined below) or the Offer Consideration (as defined below), as the case may be, to be received by the holders of shares of Common Stock pursuant to the Merger and the Offer is fair to such holders from a financial point of view (the "Fairness Opinion"). The Company hereby consents to the inclusion in the Proxy Statement (as defined below) and the Offer Documents (as defined below) of the recommendation of the Board of Directors described in the first sentence of this Section 1.4. The Company hereby represents and warrants that it has been authorized by the Financial Advisor to permit, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), references to the Fairness Opinion in the Offer Documents and the Schedule 14D-9 (as defined below) and the inclusion of the Fairness Opinion in the Proxy Statement.

                                   ARTICLE 2
                    CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

    2.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub (except that the name of the Surviving Corporation shall be Aavid Thermal Technologies, Inc.), until duly amended in accordance with applicable law.

    2.2. BYLAWS. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3
              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

    3.1. DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

    3.2. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 4
                       EFFECT OF THE MERGER ON SECURITIES
                         OF MERGER SUB AND THE COMPANY

    4.1. MERGER SUB STOCK. At the Effective Time, each share of common stock, $.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $.01 par value per share, of the Surviving Corporation.

    4.2.  COMPANY SECURITIES.

    (a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Purchaser or Merger Sub or held by the Company, all of which shall be cancelled, and other than shares of Dissenting Common Stock (as defined below)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration from the Surviving Corporation. For purposes of this Agreement, the "Merger Consideration" shall mean either (i) if the Company has consummated the transactions contemplated by that certain Stock Purchase Agreement dated as of August 23, 1999 among the Company, Bowthorpe plc, Bowthorpe B.V., Bowthorpe International Inc., and Bowthorpe GmbH, as in effect on the date of this Agreement or as subsequently amended with the prior consent of the Purchaser (the "Thermalloy Agreement"), $25.50 per share of Common Stock or, (ii) if the Thermalloy Agreement has been terminated prior to the consummation of the transactions contemplated thereby, the Offer Consideration (as defined below), in each case in cash, without interest.

    (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of Common Stock converted in accordance with Section 4.2(a) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Common Stock converted in accordance with Section 4.2(a) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with
Section 4.3 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Common Stock.

    (c) Each share of Common Stock issued and held in the Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

    (d) (i) At or immediately prior to the Effective Time, each outstanding employee stock option ("Options") to purchase shares of Common Stock granted under any employee stock option or compensation plan or arrangement of the Company (collectively, the "Stock Option Plans") shall be canceled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid by the Company promptly after the Effective Time for each such Option an amount determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Option by
(y) the number of shares of Common Stock such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time.

        (ii) Prior to the Effective Time, the Company shall use its reasonable best efforts (x) to obtain any consents from holders of Options to purchase shares of Common Stock granted under the Stock Option Plans and (y) make any amendments to the terms of the Stock Option Plans that, in the case of either clauses 4.2(d)(ii)(x) or 4.2(d)(ii)(y), are necessary to give effect to the transactions contemplated by Section 4.2(d)(i). Notwithstanding any other provision of this Section 4.2(d), payment may be withheld in respect of any Option until necessary consents are obtained.

        (iii) At the Effective Time each outstanding warrant or similar right (other than the Options) to purchase or otherwise acquire shares of Common Stock (a "Company Warrant") shall be converted into and be exchangeable for the right to receive, in lieu of the shares of Common Stock theretofore purchasable upon the exercise of the Company Warrant, an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price for one share of Common Stock subject to such Company Warrant multiplied by (ii) the number of shares of Common Stock subject to such Company Warrant. At the Effective Time, each Company Warrant with an exercise price equal to or greater than the Merger Consideration shall be terminated without payment of any consideration. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain any necessary consents of each holder of a Company Warrant to the transactions contemplated by this Section 4.2(d)(iii). The Company shall provide to each holder of a Company Warrant any required notice under the Company Warrant.

    4.3.  EXCHANGE OF CERTIFICATES REPRESENTING COMMON STOCK.

    (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company having net capital of not less than $20 billion, or such other party reasonably satisfactory to the Company, to act as paying agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"). Purchaser shall, or shall cause the Surviving Corporation to, provide the Paying Agent with cash in amounts necessary to pay for all the shares of Common Stock pursuant to Section 4.2(a) as and when such amounts are needed by the Paying Agent. Such amounts shall hereinafter be referred to as the "Exchange Fund." The Exchange Fund shall not be used for any other purpose than as specified in this Section 4.3(a).

    (b) Promptly after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (other than holders of shares of Dissenting Common Stock) (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in such form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall promptly receive in exchange therefor the amount of cash into which shares of Common Stock previously represented by such Certificate shall have been converted pursuant to
Section 4.2, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

    (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 4.

    (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company nine months after the Effective Time shall be delivered to the Surviving Corporation (subject to abandoned property, escheat or similar laws). Any former stockholders of the Company who have not previously complied with this
Article 4 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar laws) for payment of any Merger Consideration that may be payable in respect of each share of Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by holders of Common Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person (as defined in Section 11.8) previously entitled thereto.

    (e) None of Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

    4.4. ADJUSTMENT OF MERGER CONSIDERATION. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

    4.5. DISSENTING COMPANY STOCKHOLDERS. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Common Stock") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and had become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Purchaser prompt notice of any demands received by the Company for appraisals of shares of Common Stock. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands unless such payment is ordered by a court of competent jurisdiction which order is final and non-appealable.

                                   ARTICLE 5
                                   THE OFFER

    5.1 THE OFFER. Subject to the provisions of this Agreement and this Agreement not having been terminated, if the Thermalloy Agreement is terminated prior to the Company's consummation of the transactions contemplated thereby, then Merger Sub may, upon written notice to the Company (the "Purchaser Notice"), and shall if the Company so requests in writing (the "Company Request") (and the Purchaser shall cause Merger Sub to), commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as promptly as practicable but in no event later than five business days after giving the Purchaser Notice or receiving the Company Request, an offer to purchase all of the outstanding shares of Common Stock at a price (the "Offer Consideration") of $24.50 per share of Common Stock net to the seller in cash (the "Offer"). Subject to the conditions set forth in Exhibit A, Merger Sub shall not withdraw the Offer and shall purchase all Common Stock duly tendered and not withdrawn. The obligation of Merger Sub to, and of Purchaser to cause Merger Sub to, accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject only to the condition that there shall have been validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of shares of Common

Stock which, together with the shares then owned by Purchaser or Merger Sub, represents at least a majority of the shares of Common Stock outstanding on a fully diluted basis (the "Minimum Condition"), and to the other conditions set forth in Exhibit A to this Agreement and subject to the terms and conditions of this Agreement. For purposes of this Agreement, "on a fully diluted basis" means, as of any date, the number of shares of Common Stock outstanding, together with the number of shares of Common Stock the Company is then required to issue pursuant to obligations outstanding at that date under the Stock Option Plans or otherwise (assuming all Options and other rights to acquire Common Stock are fully vested and exercisable and all Common Stock issuable at any time thereunder has been issued). Subject to the provisions of the Offer, the Offer shall expire 20 business days (as defined in Rule 14d-1(c)(6) promulgated under the Exchange Act) after the date of its commencement, unless this Agreement is terminated in accordance with Article 10, in which case the Offer (whether or not previously extended in accordance with the terms of this Agreement) shall expire on such date of termination. Merger Sub expressly reserves the right to extend the Offer and to waive the Minimum Condition or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer; PROVIDED that the Merger Sub shall not waive the Minimum Condition without the consent of the Company; and PROVIDED further that no change may be made which changes the form of consideration to be paid or decreases the price per share of Common Stock or the number of shares sought in the Offer or which, except as provided in the next sentence, extends the Offer or which modifies or imposes conditions to the Offer in addition to those set forth in Exhibit A or which otherwise materially and adversely affects the Company or the holders of the Common Stock. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (i) extend the Offer on one or more occasions for not more than 10 business days for each such extension beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to accept for payment, and pay for, shares of Company Common Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered sufficient shares of Common Stock so that the Merger could be effected as provided in Section 5.5. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall, and Purchaser shall cause Merger Sub to, accept for payment, and pay for, all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

    5.2. ACTIONS BY PURCHASER AND MERGER SUB. As soon as reasonably practicable following receipt of the Company Request or giving of the Purchaser Notice, but in no event later than five business days from such date, Purchaser and Merger Sub shall file with the SEC a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and any other ancillary documents pursuant to which the Offer shall be made (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 and each amendment and supplement thereto, in each case prior to the filing thereof with the SEC. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion in the Offer Documents. Each of Purchaser, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Purchaser, Merger Sub and the Company further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Purchaser and Merger Sub agree to provide the Company and its counsel in writing with any comments Purchaser, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by Purchaser, Merger Sub or their counsel.

    Purchaser shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

    None of the information supplied by Purchaser or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 (as defined below) or the Information Statement (as defined below) will, at the respective times such documents are filed with the SEC or first published, sent or given to the Company stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time either Purchaser or Merger Sub shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws (as defined below), such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and in the event the Company shall advise Purchaser or Merger Sub as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, Purchaser or Merger Sub shall promptly amend or supplement such document as required and distribute the same to the stockholders of the Company.

    5.3.  COMPANY ACTIONS.

    (a) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in the first sentence of Section 1.4 above and shall mail the Schedule 14D-9 to the stockholders of the Company. The Company shall cooperate with Purchaser in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. Purchaser and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 and each amendment and supplement thereto prior to the filing thereof with the SEC. The Company covenants that none of the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "Information Statement"), any schedule required to be filed by the Company with the SEC in connection with the Offer or any amendment or supplement thereto, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9 or Information Statement or any schedule, amendment or supplement. The Company covenants that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Purchaser and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Purchaser and Merger Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel.

    (b) In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Merger Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Purchaser and Merger Sub and each of their affiliates and associates shall hold in confidence the information contained in any of such labels, lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall promptly deliver to the Company all copies of such information then in their possession.

    (c) Subject to the terms and conditions of this Agreement, if there shall occur a change in law or in a binding judicial interpretation of existing law which would, in the absence of action by the Company or the Board, prevent the Merger Sub, were it to acquire a specified percentage of the shares of Common Stock then outstanding, from approving and adopting this Agreement by its affirmative vote as the holder of a majority of the shares of Common Stock and without the affirmative vote of any other stockholder, the Company will use its reasonable best efforts to promptly take or cause such action to be taken unless the Board of Directors of the Company in good faith determines, after consultation with outside counsel, that taking or causing such action to be taken would violate the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law.

    5.4.  DIRECTORS

    (a) Promptly upon the purchase of shares of Common Stock pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Purchaser representation on the Board of Directors equal to the product of (i) the number of directors on the Board of Directors and (ii) the percentage that the number of shares of Common Stock purchased by Merger Sub or Purchaser or any affiliate bears to the number of shares of Common Stock outstanding (the "Percentage"), and the Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors and shall take all actions available to the Company to cause Purchaser's designees to be so elected. At the request of Purchaser, the Company will use its best efforts to cause such individuals designated by Purchaser to constitute the same Percentage of (i) each committee of the Board, (ii) the board of directors of each of the Company's Subsidiaries and (iii) the committees of each such board of directors. The Company's obligations to appoint designees to the Board of Directors shall be subject to
Section 14(f) of the Exchange Act. The Company shall take, at its expense, all action necessary to effect any such election, and shall include in the
Schedule 14D-9 the
information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Purchaser will supply to Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding the foregoing, the parties to this Agreement shall use their respective reasonable best efforts to ensure that at least two of the members of the Board of Directors shall at all times prior to the Effective Time be Continuing Directors (as defined below); PROVIDED that, in such event, if the number of Continuing Directors shall be reduced below two for any reason whatsoever, the remaining Continuing Director shall be entitled to designate an individual to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement or, if no Continuing Director then remains, the other directors shall designate two individuals to fill such vacancies who shall not be officers of the Company or stockholders, directors, officers, employees, affiliates or associates of Merger Sub or Purchaser or any of their affiliates or associates and such persons shall be deemed to be Continuing Directors for purposes of this Agreement.

    (b) Following the election or appointment of Purchaser's designees pursuant to this Section 5.4 and prior to the Effective Time, the approval of a majority of the directors of the Company then in office who are not designated by Purchaser (the "Continuing Directors") shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for the performance of any of the obligations or other acts of Purchaser or Merger Sub, any exercise of any of the Company's rights, benefits or remedies hereunder, and any waiver of compliance with any of the agreements or conditions contained in this Agreement for the benefit of the Company.

    5.5. MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding the foregoing, if Merger Sub, or any other direct or indirect Subsidiary of Purchaser, shall acquire at least 90 percent of the outstanding shares of Common Stock, the parties to this Agreement shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                   ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Purchaser and Merger Sub as follows:

    6.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of the Company and its Subsidiaries (as defined in Section 11.8) is (i) a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 11.8). Each of the Company and its Significant Subsidiaries (as defined in Section 11.8) has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has previously delivered to Purchaser true and correct copies of the Company's Certificate of Incorporation and Bylaws as currently in effect.

    6.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby or executed in connection herewith (the "Ancillary Documents") and subject to obtaining any necessary stockholder approval of the Merger, to consummate the transactions contemplated hereby and thereby, and to enter into and consummate the transactions contemplated by the Thermalloy Agreement. The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby (other than the approval of this Agreement by the holders of a majority of the shares of Common Stock if required by applicable law). This Agreement has been, and any Ancillary Document at the time of execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of Purchaser and Merger Sub) constitutes and will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    6.3. COMPLIANCE WITH LAWS. Except as set forth in the Company Reports (as defined below), each of the Company and its Subsidiaries (as defined in
Section 11.8) is in compliance with all applicable foreign, federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments, rulings and decrees ("Laws") of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal ("Governmental Entity"), except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

    6.4. CAPITALIZATION. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.01 par value, and 4,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"). As of August 16, 1999,
(a) 9,599,828 shares of Common Stock were issued and outstanding, (b) Options and Company Warrants to purchase an aggregate of 1,461,302 shares of Common Stock were outstanding and there are no stock appreciation rights or limited stock appreciation rights outstanding other than those attached to such Options,
(c) no shares of Common Stock were held by the Company in its treasury, (d) no shares of capital stock of the Company were held by the Company's Subsidiaries and (e) no shares of Preferred Stock were issued and outstanding. The Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Since August 16, 1999, the Company (i) has not issued any shares of Common Stock, other than upon the exercise of Options and the Company Warrants and as permitted under the ESPP (as defined in Section 8.9(c)), (ii) has granted no Options to purchase shares of Common Stock under the Stock Option Plans or otherwise, other than as permitted under the ESPP, and (iii) has not split, combined or reclassified any of its shares of capital stock. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this
Section 6.4 or in Schedule 6.4, there are no other shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and there are no performance awards outstanding under the Stock Option Plans or any other outstanding stock related awards. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving

Corporation pursuant to any Company Benefit Arrangements (as defined in Section 6.12). There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

    6.5. SUBSIDIARIES. Except as set forth in Schedule 6.5, (i) the Company owns, directly or indirectly through a Subsidiary, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries, and
(ii) each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances") except (in the case of Subsidiaries which are not Significant Subsidiaries) for Encumbrances which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Schedule 6.5 sets forth for each Subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; (iii) the number of issued and outstanding shares of capital stock or share capital; (iv) the holder or holders of such shares; and (v) whether such Subsidiary is a Significant Subsidiary. Except for interests in the Company's Subsidiaries or as set forth in Schedule 6.5, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

    6.6. NO VIOLATION. Except as set forth in Schedule 6.6, neither the execution and delivery by the Company of this Agreement or any of the Ancillary Documents nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company or any Subsidiary; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of the Company or its Subsidiaries under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound (each, a "Contract" and collectively, "Contracts"), except for any of the foregoing matters which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; (iii) other than
(a) the filings provided for in Section 1.3, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (c) the filings required under the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or by Law prevent the consummation of the transactions contemplated hereby; and
(iv) violate any Laws applicable to the Company, any of its Subsidiaries or any of their respective assets, except for violations which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

    6.7. COMPANY REPORTS. The Company has delivered to Purchaser each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by it since January 1, 1997, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, (i) except as set forth on Schedule 6.7, the Company Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    6.8. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the six month period ended July 3, 1999 (the "July 10-Q") fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and except as permitted by Form 10-Q under the Exchange Act with respect to the unaudited consolidated interim financial statements), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except as set forth in Schedule 6.8, neither the Company nor any of its Subsidiaries has any liabilities or obligations, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected or reserved against in the Company's consolidated balance sheet as of July 3, 1999 (the "Most Recent Balance Sheet") included in the Company Reports or (ii) liabilities and obligations incurred in the ordinary course of business since July 3, 1999 which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, or
(iii) liabilities and obligations under this Agreement, or (iv) liabilities and obligations under the Thermalloy Agreement.

    6.9. LITIGATION. Except as set forth in Schedule 6.9 or in the Company Reports, (i) there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") by a Governmental Entity pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, other than those in the ordinary course of business which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby, and (ii) there are no claims, actions, suits, proceedings, or arbitrations by a non-Governmental Entity third party pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or at equity, other than those in the ordinary course of business which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Company Reports, no Governmental Entity has indicated in writing an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries which investigation or review, if adversely determined, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

    6.10. ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 6.10 or in the Company Reports, since December 31, 1998, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been:

    (a) any event, occurrence or development of a state of circumstances or facts, which has had or reasonably would be expected to have a Material Adverse Effect;

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

    (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

    (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

    (e) any creation or assumption by the Company or any Subsidiary of any Encumbrance on any material asset which would impair the use thereof by the Company in any material respect, other than in the ordinary course of business consistent with past practices;

    (f) any making of any loan, advance or capital contributions to or investment in any Person other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices, and (ii) travel and similar advances to employees made in the ordinary course of business consistent with past practices;

    (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

    (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than (i) transactions and commitments in the ordinary course of business consistent with past practice, (ii) those contemplated by this Agreement, and
(iii) those contemplated by the Thermalloy Agreement;

    (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

    (j) except as set forth on Schedule 6.10(j), any (i) grant of any severance or termination pay to any director or officer of the Company or any Subsidiary,
(ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors or officers of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice;

    (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at December 31, 1998, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

    (l) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect.

    6.11.  TAXES.

    (a) Except as set forth in Schedule 6.11, and except where the failure to file such Return has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any tax period (or portion thereof) ending on or before the Effective Time (a "Pre-Closing Tax Period") by or on behalf of the Company or any Subsidiary of the Company (collectively, the "Returns"), were filed when due (including any applicable extension periods) in accordance with all applicable laws.

    (b) Except as set forth in Schedule 6.11, the Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all taxes required to be paid, withheld or remitted or shown as due and payable on the Returns that have been filed, except where the failure to so pay or withhold and remit has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

    (c) The charges, accruals and reserves for taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover such taxes.

    (d) Except as set forth in Schedule 6.11, there is no material claim (including under any indemnification or tax-sharing agreement), audit, action, suit, proceeding, or investigation now pending or, to the Company's knowledge, threatened against or in respect of any tax or "tax asset" of the Company or any Subsidiary. For purposes of this Section 6.11, the term "tax asset" shall include any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could reduce taxes.

    (e) There are no material Encumbrances for taxes upon the assets of the Company or its Subsidiaries except for Encumbrances for current taxes not yet due, or taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established on the Company's books.

    (f) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code") during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

    6.12.  EMPLOYEE BENEFIT PLANS.

    (a) The Company has provided Purchaser with a list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any Subsidiary or affiliate (as defined below) and covers any employee or former employee of the Company or any Subsidiary or affiliate to which the Company or any Subsidiary or affiliate has any material liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto have been furnished to Purchaser together with (A) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (B) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively in this Agreement as the "Employee Plans". For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under
Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in
Section 3(2) of ERISA (the "Pension Plans") are identified as such in the list referred to above. The Company has provided Purchaser with complete age, salary, service and related data as of a recent date for employees and former employees of the Company and any affiliate covered under the Pension Plans.

    (b)  Except as otherwise indicated on Schedule 6.12(b), no Employee Plan
(i) constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA;
(ii) is maintained in connection with any trust described in Section 501(c)(9) of the Code; or (iii) is subject to Title IV of ERISA. The Company knows of no "reportable event", within the meaning of Section 4043 of ERISA, for which notice is not waived, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA which has occurred in connection with any Employee Plan. Neither the Company nor any of its affiliates has incurred any unsatisfied liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has caused the Company or any Subsidiary, or any officer or director of the Company or any Subsidiary, to be subject to any liability under Title I of ERISA or liable for any tax pursuant to
Section 4975 of the Code.

    (c)  Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Purchaser copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

    (d) Except as otherwise indicated on Schedule 6.12(d), there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code.

    (e) The Company has provided Purchaser with a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries or affiliates and (iii) covers any executive officer or director or any employee or former employee of the Company or any of its Subsidiaries or affiliates earning a salary in excess of $150,000 per annum. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Purchaser, are referred to collectively in this Agreement as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

    (f) The Company does not provide post-employment health or medical benefits for former employees of the Company and its Subsidiaries or affiliates except as required to avoid imposition of tax under Section 4980B of the Code. No condition exists that would prevent the Company or any Subsidiary from amending or terminating any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active employee of the Company or any Subsidiary other than limitations imposed under the terms of a collective bargaining agreement.

    (g) Except as disclosed in writing to Purchaser prior to the date hereof or as required by applicable law, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries or affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

    (h) Except as set forth in Schedule 6.12(h), neither the Company nor any Subsidiary is a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation of $150,000 or more with any officer, consultant, director or employee.

    (i) Schedule 6.12(i) identifies each International Plan (as defined below). The Company has furnished to Purchaser copies of each International Plan. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. Except as required by applicable law, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

        "International Plan" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan or a Benefit Arrangement, (ii) is entered into, maintained, administered or contributed to by the Company or any Subsidiary and (iii) covers any executive officer or director or any employee or former employee of the Company or any Subsidiary earning a salary in excess of $150,000 per annum.

    6.13. LABOR AND EMPLOYMENT MATTERS. Except as set forth in Schedule 6.13, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts or understanding with a labor union or labor organization. Except for such matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to their business, (ii) to the knowledge of the Company, activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to such employees.

    6.14. BROKERS. Except for the Financial Advisor and the Company's financial advisor in respect of the transactions contemplated by the Thermalloy Agreement, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company's fee arrangements with the Financial Advisor have been disclosed to Purchaser.

    6.15. LICENSES AND PERMITS. Except as set forth in Schedule 6.15, the Company and its Subsidiaries have all necessary licenses, franchises, permits, certificates, approvals or other similar authorizations (the "Permits") required to lawfully conduct their respective businesses as presently conducted, except for those Permits the lack of which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, and (a) no Permit is subject to revocation or forfeiture by virtue of any existing circumstances,
(b) there is no Litigation pending or, to the knowledge of the Company, threatened to modify or revoke any Permit, and (c) no Permit is subject to any outstanding order, decree, judgment, stipulation, or, to the knowledge of the Company, investigation that would reasonably be likely to affect such Permit, where the effect of the foregoing individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

    6.16.  INTELLECTUAL PROPERTY.

    (a)  Schedule 6.16 contains a complete and accurate list of all
(i) patented or registered Intellectual Property (as defined in Section 11.8) owned or filed by the Company or any Subsidiary, (ii) pending patent applications and applications for registration of other Intellectual Property filed by or on behalf of the Company or any Subsidiary, (iii) material unregistered trade names, corporate names, or Internet domain names owned or used by the Company or any Subsidiary, (iv) material unregistered trademarks, service marks, copyrights and mask works owned or used by the Company or any Subsidiary, (v) all computer software owned and/or used by the Company or any of its Subsidiaries (other than mass-marketed software with a license fee of less than $50,000) that is material to the Business, and
(vi) all material licenses or similar agreements or arrangements pertaining to Intellectual Property to which the Company or its Subsidiaries is a party, either as licensee or licensor.

    (b) Except as set forth on Schedule 6.16, (i) the Company or one of its Subsidiaries owns or possesses adequate licenses or other rights to use all Intellectual Property necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted, except where the failure to own or possess would not reasonably be expected to have a Material Adverse Effect and free and clear of all Encumbrances or restrictions other than Permitted Liens (as defined in Section 6.18) and, in the case of licensed Intellectual Property, as set forth in the license therefor; (ii) no claim by any other Person contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its Subsidiaries (the "Company Intellectual Property") has been made, is currently outstanding or, to the knowledge of the Company, is threatened (including, without limitation, any demand or request that the Company or its Subsidiaries license any rights from a third Person); (iii) neither the Company nor its Subsidiaries have received any notices of, nor are aware of any facts which indicate a reasonable likelihood of, any infringement or misappropriation by any third Person with respect to the Company Intellectual Property that would reasonably be expected to have a Material Adverse Effect; (iv) to the knowledge of the Company, neither the Company nor its Subsidiaries have infringed or misappropriated any Intellectual Property or other rights of any third Persons in a manner that would reasonably be expected to have a Material Adverse Effect, and neither the Company nor its Subsidiaries is aware of any infringement or misappropriation which will occur as a result of the continued operation of the business of the Company or its Subsidiaries as currently conducted and which would reasonably be expected to have a Material Adverse Effect; (v) to the Company's knowledge, no loss or expiration of any of the material Company Intellectual Property is threatened, pending or reasonably foreseeable;
(vi) the transactions contemplated by this Agreement will have no Material Adverse Effect on the right, title and interest in and to the Company Intellectual Property; and (vii) the Company and its Subsidiaries have taken all actions to maintain and protect the Company Intellectual Property which they have determined to be commercially reasonable.

    (c) The Company and each of its Subsidiaries have conducted an inventory and assessment of the hardware, software and embedded microcontrollers in noncomputer equipment (collectively, the "Computer Systems") used by and material to the Company and its Subsidiaries in its business, in order to determine which parts of the Computer Systems are not Year 2000 Compliant (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or may produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Based on the above inventory and assessment, the estimated total cost of rendering the Computer Systems Year 2000 Compliant is $125,000, which expenditure has been included in the budget adopted by the Company. For purposes of this Agreement, "Year 2000 Compliant" means that all of the Computer Systems will correctly differentiate between years in different centuries that end in the same two digits, and will accurately process date/time data (including but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations.

    6.17.  ENVIRONMENTAL COMPLIANCE AND DISCLOSURE.

    (a)  Except as set forth on Schedule 6.17:

        (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by the Company or any Subsidiary that has not been fully resolved, or, to the knowledge of the Company or any Subsidiary, is pending or threatened by any Person against, the Company or any Subsidiary, nor has any material penalty been assessed against the Company or any Subsidiary with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (C) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (D) discharge, emission or release of any Hazardous Substance;

        (ii) no Hazardous Substance has been discharged, emitted or released by the Company or any Subsidiary in violation of applicable Environmental Laws at any property now or previously owned, leased or operated by the Company or any Subsidiary, which circumstances, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

        (iii) there are no Environmental Liabilities that have had or would reasonably be expected to have a Material Adverse Effect.

    (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted since January 1, 1993 of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary that discusses or reveals any material environmental liability which has not been delivered to Purchaser at least five days prior to the date hereof.

    (c) Neither the Company nor any Subsidiary owns or leases or has, since January 1, 1993, owned or leased any real property in New Jersey or Connecticut.

    (d) For purposes of this Section, the following terms shall have the meanings set forth below:

        (i) "Company" and "Subsidiary" shall include any entity that is, in whole or in part, a predecessor of the Company or any Subsidiary;

        (ii) "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Substances or wastes or the clean-up or other remediation thereof;

        (iii) "Environmental Liabilities" means any and all liabilities of or relating to the Company and any Subsidiary, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time; and

        (iv) "Hazardous Substances" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

    6.18. TITLE TO ASSETS. Except as set forth in the Most Recent Balance Sheet or as otherwise disclosed in the July 10-Q, the Company and each of its Subsidiaries have good and marketable title to all of their real and personal properties and assets reflected on the Most Recent Balance Sheet (other than (i) assets disposed of since July 3, 1999 in the ordinary course of business consistent with past practice or acquired since July 3, 1999 and (ii) title retention arrangements entered into or arising in the ordinary course of business), in each case free and clear of all Encumbrances except for
(i) Encumbrances which secure indebtedness which is properly reflected in the Most Recent Balance Sheet or incurred since July 3, 1999 in the ordinary course of business pursuant to credit facilities described in the Company's annual report on Form 10-K for the year ended December 31, 1998; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Most Recent Balance Sheet, provided that the obligations secured by such liens are not delinquent; and (iv) such imperfections of title and Encumbrances, if any, as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect (collectively "Permitted Liens"). Except as set forth in Schedule 6.18, the Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business except where the absence of such ownership or leasehold interest would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

    6.19.  MATERIAL CONTRACTS.  Schedule 6.19 sets forth a list of all
(i) Contracts for borrowed money or guarantees thereof involving a currently outstanding principal amount in excess of $100,000, (ii) Contracts containing non-compete covenants by the Company or any Subsidiary and (iii) other Contracts (other than the Thermalloy Agreement) which involve the payment or receipt of $1 million or more per year. All Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound are valid and binding, in full force and effect and enforceable against the Company or any of its Subsidiaries, as the case may be, and to the knowledge of the Company, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar laws relating to creditors' rights and general principles of equity, except where the failure to be so valid and binding, in full force and effect or enforceable would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

    6.20. REQUIRED VOTE OF COMPANY STOCKHOLDERS. Unless the Merger may be consummated in accordance with Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

    6.21. INAPPLICABILITY OF CERTAIN RESTRICTIONS. The action of the Board of Directors of the Company in approving the Merger and this Agreement is sufficient to render inapplicable to the Merger, the Voting Agreements and this Agreement (and the transactions provided for herein) the provisions of
Section 203 of the DGCL assuming the representation and warranty contained in the last sentence of Section 7.3 is true and correct.

    6.22. RIGHTS PLAN. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights or similar agreement.

                                   ARTICLE 7
                       REPRESENTATIONS AND WARRANTIES OF
                            PURCHASER AND MERGER SUB

    Purchaser and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

    7.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority individually or in the aggregate would not materially adversely affect Purchaser and Merger Sub, taken as a whole. Each of Purchaser and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not materially adversely affect Purchaser and Merger Sub, taken as a whole.

    7.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub and by Purchaser as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Documents at the time of execution will have been, duly and validly executed and delivered by Purchaser and Merger Sub, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of the Company) constitutes and will constitute the valid and binding obligations of each of Purchaser and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    7.3. NO VIOLATION. Neither the execution and delivery of this Agreement or any of the Ancillary Documents by Purchaser and Merger Sub nor the consummation by them of the transactions contemplated hereby or thereby will (i) violate, conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws of Purchaser or Merger Sub; (ii) other than the filings provided for in Section 1.3, compliance with the HSR Act and the filings required under the Exchange Act and the Securities Act, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which individually or in the aggregate would have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby, (iii) violate any Laws applicable to Purchaser or the Merger Sub or any of their respective assets, except for violations which individually or in the aggregate would not have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby, and (iv) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of Purchaser or Merger Sub under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Purchaser or Merger Sub is bound, except for any of the foregoing matters which would not individually or in the aggregate have a material adverse effect on Purchaser and Merger Sub, taken as a whole, or on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby. Neither Purchaser nor any of its affiliates or associates (as each such term is defined in Section 203 of the DGCL) was, prior to the execution of this Agreement, an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of the Company.

    7.4. BROKERS, FINDERS OR FINANCIAL ADVISORS. No broker, investment banker, financial advisor or other Person, other than CIBC World Markets Corp., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or Merger Sub.

    7.5. NO PRIOR ACTIVITIES. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and, except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

    7.6. FINANCING. The Purchaser will provide to Merger Sub sufficient funds to consummate the Merger, pay the Merger Consideration and the Offer Consideration and pay related transaction expenses. The Purchaser has delivered to the Company: (i) copies of commitment letters from CIBC World Markets Corp. ("CIBC World Markets") indicating that it is willing, on the terms and subject to the conditions set forth in such commitment letter, to purchase up to:
(a) an aggregate of $135 million of debt financing to the Company upon consummation of the transactions contemplated by this Agreement (assuming the transactions contemplated by the Thermalloy Agreement do not occur) or (b) an aggregate of $123 million of debt financing to the Company upon consummation of the transactions contemplated by this Agreement (assuming the transactions contemplated by the Thermalloy Agreement occur), and (ii) a copy of a commitment letter from Willis Stein & Partners, II, L.P. indicating that it is willing, on the terms and subject to the conditions set forth in such commitment letter, to provide up to an aggregate of (a) $119 million of equity financing to the Purchaser upon the consummation of the transactions contemplated by this Agreement (assuming the transactions contemplated by the Thermalloy Agreement do not occur) or (b) $146 million of equity financing upon consummation of the transactions contemplated by this Agreement (assuming the transactions contemplated by the Thermalloy Agreement occur). Such financing is adequate to pay in cash the Merger Consideration and the Offer Consideration and pay related transaction expenses.

    7.7. LITIGATION. There is no Litigation by a Governmental Entity or other Person pending or, to the knowledge of the Purchaser and Merger Sub, threatened against the Purchaser or Merger Sub, at law or in equity, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

                                   ARTICLE 8
                                   COVENANTS

    8.1.  NO SOLICITATION

    (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to
(i) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party (as defined below) (other than Purchaser) which constitutes or would reasonably be expected to lead to
(A) any acquisition or purchase of 30% or more of the consolidated assets of the Company and its Subsidiaries or of over 30% of any class of equity securities of the Company or any of its Subsidiaries, (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 30% or more of any class of equity securities of the Company or any of its Subsidiaries, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company other than the transactions contemplated by this Agreement, or (D) any other transaction (other than transactions contemplated by the Thermalloy Agreement) the consummation of which would reasonably be expected to interfere with in a material way, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Purchaser of the transactions contemplated hereby (collectively, "Acquisition Proposals"), or agree to or endorse any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party (other than Purchaser) to do or seek any of the foregoing, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; PROVIDED, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (A) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect (with respect to duration and standstill provisions) than the Confidentiality Agreement (as defined in Section 8.5), and a copy of which shall be provided for informational purposes only to Purchaser) concerning the Company and its businesses, properties or assets to a Third Party who has made or is seeking to initiate discussions with respect to a bona fide Acquisition Proposal, (B) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal, (C) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (D) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 1.4 and/or (E) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction; but in each case referred to in the foregoing clauses (A) through
(D) only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of advice from outside counsel that such action by the Board of Directors is necessary in order to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law; PROVIDED, further, that if the Board of Directors of the Company receives an Acquisition Proposal, then the Company shall promptly inform Purchaser of the terms and conditions of such proposal and the identity of the Person making it. Since June 7, 1999 the Company has not and has not permitted its advisors, agents and other intermediaries to engage in any activities, discussions or negotiations with any parties contacted prior to that date with respect to any of the foregoing, and has used its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. In no event shall the Company enter into a definitive agreement in connection with an Acquisition Proposal earlier than two business days after the Purchaser receives the Company's initial notification to Purchaser of an inquiry or proposal relating to such Acquisition Proposal. As used in this Agreement, the term "Third Party" means any Person or "group," as defined in Section 13(d) of the Exchange Act, other than Purchaser or any of its affiliates.

    (b) If a Payment Event (as defined below) occurs, the Company shall pay to Purchaser, within two business days following such Payment Event, a fee of $8.3 million. "Payment Event" means (i) the termination of this Agreement by the Company or Purchaser pursuant to Section 10.1(d), Section 10.1(g),
Section 10.1(i) or Section 10.1(k); or (ii) (A) an Acquisition Proposal shall have been made by a Third Party at any time on or after the date of this Agreement and prior to the termination of this Agreement, and, (B) within 9 months of the termination of this Agreement pursuant to Section 10.1(b) or
Section 10.1(e)(i) any of the following events occurs (or the Company enters into a definitive agreement with respect to any such event within a 6 month period after termination of this Agreement and such transaction is subsequently consummated) whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by the stockholders of the Company after such event, in excess of the Merger Consideration: (1) the Company is acquired by merger or otherwise by a Third Party; (2) a Third Party acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (3) a Third Party acquires more than 50% of the outstanding Common Stock; or (4) the Company adopts and implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Common

Stock or an extraordinary dividend relating to more than 50% of the outstanding Common Stock or 50% of the assets of the Company and its Subsidiaries, taken as a whole.

    (c) If this Agreement is terminated because of a Company Breach (as defined below), the Company shall reimburse Purchaser and its affiliates not later than two business days after submission of reasonable documentation thereof for 100% of their documented out-of-pocket fees and expenses (including the fees and expenses of counsel) up to $1.5 million, in each case, actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby (including the Merger and the arrangement, obtaining the commitment to provide or obtaining the financing for the transactions contemplated by this Agreement (including fees payable to the financing entities and their respective counsel)). "Company Breach" means
(i) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under this Agreement or any of the representations and warranties of the Company set forth in this Agreement shall not be true in any material respect when made or at any time prior to consummation of the Merger as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date), and, in any such case, such breach, failure to perform or misrepresentation shall not have been cured within a reasonable period of time following Purchaser's notice to the Company of such breach, failure to perform or misrepresentation, or (ii) a Thermalloy Alteration (as defined in Section 9.2(c)). Purchaser and Merger Sub agree that, in the absence of fraud, such payment shall be Purchaser and Merger Sub's exclusive remedy for any Company Breach.

    (d)  The Company acknowledges that the agreements contained in this
Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.1, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 8.1, the Company shall also pay to Purchaser its reasonable costs and expenses incurred in connection with such litigation.

    (e) Sections 8.1(b) and 8.1(c) shall survive any termination of this Agreement, however caused.

    (f) Any sale by Bowthorpe plc of Thermalloy to a Third Party shall not give rise to any payment to the Purchaser or Merger Sub pursuant to this
Section 8.1.

    8.2. INTERIM OPERATIONS. Except as expressly required by this Agreement, the Thermalloy Agreement or with the prior consent of Purchaser, from the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in all material respects in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve substantially intact their business organizations and relationships with third parties that are material to the Company and the Subsidiaries taken as a whole and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time the Company will not, and will cause its Subsidiaries not to:

    (a) adopt or propose any change in its Certificate of Incorporation or Bylaws;

    (b) except pursuant to existing agreements or arrangements (which arrangements shall be deemed to include the Thermalloy Agreement on the terms that have heretofore been disclosed to Purchaser, including the financing thereof):

        (i) acquire (by merger, consolidation or acquisition of stock or assets) any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material Subsidiary or a material amount of assets or securities;

        (ii) make any investment other than in readily marketable securities in an amount in excess of $50,000 in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer, or purchase for an amount in excess of $50,000 in the aggregate, any property or assets of any other individual or entity other than purchases of raw materials and finished goods components in the ordinary course of business consistent with past practice;

        (iii) waive, release, grant, or transfer any rights of value material to the Company and the Subsidiaries taken as a whole;

        (iv) modify or change in any material respect any existing license, lease, contract, or other document material to the Company and its Subsidiaries, taken as a whole;

        (v) except to refund or refinance commercial paper and for borrowings and repayments under its revolving credit facilities for working capital purposes, incur or assume an amount of long-term or short-term debt in excess of $250,000 in the aggregate;

        (vi) assume, guarantee, endorse (other than endorsements of negotiable instruments in the ordinary course of business) or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Subsidiary) which are in excess of $25,000 in the aggregate;

        (vii) make any loans or advances to any other Person (other than any Subsidiary) which are in excess of $100,000 in the aggregate;

        (viii) except for the items contemplated by the Company's 1999 capital expenditure budget made available to Purchaser, authorize any new capital expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $250,000; or

        (ix) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, the Company's capital stock (other than the issuance of shares of Common Stock upon the exercise of Options and Company Warrants outstanding on the date of this Agreement and in accordance with their present terms).

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than cash dividends and distributions by a wholly owned Subsidiary of the Company to the Company or to a Subsidiary all of the capital stock of which is owned directly or indirectly by the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its Subsidiaries;

    (d) adopt or, except as required by law, amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except as required by law or for normal increases in the ordinary course of business that are consistent with past practices) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

    (e) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

    (f) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred since the most recent date thereof pursuant to an agreement or transaction described in this Agreement (including the schedules to this Agreement) or incurred in the ordinary course of business, consistent with past practices;

    (g) except as set forth on Schedule 8.2(g), make any tax election or settle or compromise any material income tax liability;

    (h) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures other than any change in accounting policies (that is not material to the Company and its Subsidiaries taken as a whole) that is required by regulations of the SEC or a change in generally accepted accounting principles;

    (i) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time (or, in the case of representations and warranties that are not qualified by reference to the term "Material Adverse Effect" and/or taken as a whole, or derivatives or variations of such terms, inaccurate in any material respect at, or as of any time prior to, the Effective Time);

    (j) amend, waive or otherwise alter any provision of the Thermalloy Agreement; or

    (k)  agree or commit to do any of the foregoing.

    8.3.  COMPANY STOCKHOLDER APPROVAL; PROXY STATEMENT.

    (a) If approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company, acting through the Board of Directors, shall (i) call a meeting of its stockholders (the "Stockholders Meeting") for the purpose of voting upon the Merger, (ii) hold the Stockholders Meeting as soon as practicable following the earlier of the purchase of shares of Common Stock pursuant to the Offer and the consummation of the transactions contemplated by the Thermalloy Agreement, and (iii) subject to its fiduciary duties under applicable law as advised by outside counsel, recommend to its stockholders the approval of the Merger. If the Offer is consummated, the record date for the Stockholders Meeting shall be a date subsequent to the date Purchaser or Merger Sub becomes a record holder of Common Stock purchased pursuant to the Offer.

    (b) If required by applicable law, the Company will, as soon as practicable following the earlier of the expiration of the Offer and the consummation of the transactions contemplated by the Thermalloy Agreement, prepare and file a preliminary Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") or, if applicable, an Information Statement with the SEC with respect to the Stockholders Meeting and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Purchaser and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties to this Agreement, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

    (c) The Company represents and warrants that the Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED, that the Company makes no representation or warranty as to any information included in the Proxy Statement which was provided by Purchaser or Merger Sub. Purchaser represents and warrants that none of the information supplied by Purchaser or Merger Sub for inclusion in the Proxy Statement will, at the respective times filed with the SEC and distributed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (d) The Company shall use its reasonable best efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

    (e) Purchaser agrees, subject to applicable law, to cause all shares of Common Stock purchased by Merger Sub pursuant to the Offer and all other shares of Common Stock owned by Purchaser, Merger Sub or any other Subsidiary or affiliate of Purchaser to be voted in favor of the approval of the Merger.

    8.4.  FILINGS; NOTICES; OTHER ACTION.

    (a) Subject to the terms and conditions provided in this Agreement and subject to any fiduciary duty of the Company's Board of Directors with respect to an Acquisition Proposal exercised in a manner consistent with Section 8.1, the Company, Purchaser, and Merger Sub shall: (i) use their reasonable best efforts to cooperate with one another in (x) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits, authorizations or waivers are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and any other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (y) timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers; and (ii) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement (including, in the case of the Purchaser and Merger Sub, obtaining the financing necessary for the Merger and, if necessary, the Offer). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Purchaser and the Surviving Corporation shall take all such necessary action.

    (b)  The Company shall promptly notify Purchaser of:

        (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

        (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
    Section 6.9 or which relate to the consummation of the transactions contemplated by this Agreement.

    8.5.  ACCESS TO INFORMATION.

    (a) From the date of this Agreement to the Closing, the Company shall, and shall cause its Subsidiaries to, (i) give Purchaser and its authorized representatives and lenders (and such lenders' counsel) reasonable access during normal business hours to all books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers provided that such access shall not materially interfere with the normal business operations of the Company,
(ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (iii) furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Purchaser may from time to time reasonably request; PROVIDED that no investigation or information furnished pursuant to this Section 8.5 shall affect any representations or warranties made by the Company in this Agreement or the conditions to the obligations of Purchaser to consummate the transactions contemplated hereby.

    (b) All such information and access shall be subject to the provisions of the letter agreement between an affiliate of Purchaser and the Company dated as of April 13, 1999 (the "Confidentiality Agreement") relating to the confidential treatment of "Evaluation Material" (as defined therein).

    8.6. PUBLICITY. Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements or filing with any Governmental Entity with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement or filing prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

    8.7. FURTHER ACTION; COOPERATION CONCERNING CERTAIN LITIGATION. Each party to this Agreement shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth in this Agreement or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger. If there shall be any judgment, injunction, order or decree enjoining Purchaser or the Company from consummating the Merger, each party to this Agreement shall use its reasonable best efforts to lift such judgment, injunction order or decree.

    8.8.  INSURANCE; INDEMNITY.

    (a) For a period of not less than six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company (the "Company Indemnified Persons") in respect of all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer or director of the Company or any of its Subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time (including without limitation matters related to the transactions contemplated by this Agreement), whether or not claimed or asserted prior to or after the Effective Time. The Surviving Corporation shall periodically advance expenses as incurred by the Company Indemnified Persons with respect to the foregoing to the fullest extent permitted under applicable law provided that the Person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such Person is not entitled to indemnification.

    (b) For six years after the Effective Time, the Surviving Corporation shall use its reasonable best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to and including the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; PROVIDED that in satisfying its obligation under this Section, the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Purchaser; and PROVIDED further that if the annual premiums of such insurance coverage shall exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. It is understood that such obligation to indemnify (but not to maintain insurance) shall apply to claims of which the Surviving Corporation shall have been notified prior to the expiration of such six-year period regardless of when such claims shall have been disposed of.

    (c) For a period of six years from and after the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation and its Subsidiaries shall include provisions for the limitation of liability of directors and indemnification of the Company Indemnified Persons to the fullest extent permitted under applicable law and shall not, unless required by applicable law, be amended in any manner materially adverse to the Company Indemnified Persons without the prior written consent of such Persons. From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company or any Subsidiary and their respective directors and officers as of or prior to the date of this Agreement and any indemnification provisions under the Company's or any Subsidiary's Certificate of Incorporation or Bylaws as in effect as of the date of this Agreement.

    (d) The Surviving Corporation shall pay all expenses, including reasonable attorney's fees, that may be incurred by any Indemnified Person (as defined below) in enforcing the indemnity and other obligations provided for in this
Section 8.8.

    (e) If requested by an Indemnified Person, any determination to be made as to whether any Indemnified Person has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Person and the Surviving Corporation, retained at the Surviving Corporation's expense.

    (f) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.8.

    (g) If the Merger shall have been consummated, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless Purchaser and any Person or entity who was a stockholder, officer, director or affiliate of Purchaser prior to the Effective Time against any Losses in connection with any litigation arising out of or pertaining to any of the transactions contemplated by this Agreement or the Ancillary Documents. Purchaser shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the Person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such Person is not entitled to indemnification.

    (h)  If any litigation described in paragraph (a) or (g) of this
Section 8.8 (each, an "Action") arises or occurs, the Surviving Corporation shall control the defense of such Action through its counsel, provided that such counsel shall be reasonably acceptable to the Person to whom indemnity is being provided (the "Indemnified Persons"), and the Indemnified Persons shall be permitted to participate in the defense of such Action through such counsel of their choice but such counsel shall be solely at the Indemnified Person's expense. If there is any conflict between the Surviving Corporation and any Indemnified Persons or there are additional defenses available to any Indemnified Persons, the

Indemnified Persons shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Persons, which counsel shall be reasonably acceptable to the Surviving Corporation and the reasonable fees and expenses of which counsel shall be paid by the Surviving Corporation; PROVIDED that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Persons in any single Action except to the extent that, in the opinion of counsel for the Indemnified Persons, two or more of such Indemnified Persons have conflicting interests in the outcome of such Action. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

    (g) This Section 8.8 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Purchaser, the Surviving Corporation and the Indemnified Persons, and shall be binding on all successors and assigns of the Surviving Corporation. So long as the Purchaser holds securities permitting the Purchaser to elect at least a majority of the members of the Board of Directors of the Surviving Corporation, the Purchaser shall cause the Surviving Corporation to comply with its obligations under this
Section 8.8.

    8.9  EMPLOYEE BENEFIT PLANS.

    (a) From and after the Effective Time, unless the Surviving Corporation and an officer, director or employee of the Company otherwise agree, the Surviving Corporation and its respective Subsidiaries will honor and assume, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director, or employee of the Company or any of its Subsidiaries and all benefits or other amounts earned or accrued to the extent vested or which become vested in the ordinary course under all employee benefit plans of the Company and any of its Subsidiaries.

    (b) Purchaser confirms that it is Purchaser's intention that, until the first anniversary of the Effective Time, subject to applicable law, the Surviving Corporation and its Subsidiaries will provide salary, benefits and equity-based compensation to their employees which will, in the aggregate, be comparable to those currently provided by the Company and its Subsidiaries to their employees. Notwithstanding the foregoing, nothing in this Agreement shall obligate or require the Surviving Corporation or any of its Subsidiaries to provide its employees with a plan or arrangement similar to any equity-based compensation plans currently maintained by the Company and nothing in this Agreement shall otherwise limit the Surviving Corporation's right to amend, modify or terminate any Employee Plan or Benefit Arrangement. Purchaser intends that, after the first anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will provide benefits to their employees (excluding employees covered by collective bargaining agreements, if any) which benefits are appropriate in the judgment of the Surviving Corporation, taking into account all relevant factors, including, without limitation, the businesses in which the Surviving Corporation and its Subsidiaries are engaged.

    (c) The Company shall terminate its 1995 Employee Stock Purchase Plan (the "ESPP"), including all employee salary deductions in connection therewith, on or before the Closing Date. On the Closing Date, all accumulated employee salary deductions shall be applied to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP and any remaining employee salary deductions shall be returned to participants without interest. The shares of Company Common Stock to be delivered by the Company pursuant to the ESPP shall be converted into cash on the Closing Date in accordance with Article 4, without further action by any participant. Further, the Company shall immediately amend, effective as of the date hereof, the ESPP to suspend any new offering periods or stock purchases after the date hereof (and any increases in employee salary deductions thereunder) except employees currently participating therein may continue to purchase stock in the current offering period in accordance with their current salary deduction election or may reduce the amount of their salary deduction election through the Closing Date. The Company shall promptly notify Purchaser of any changes in employee salary deductions and the number of shares of Company Common Stock hereafter acquired under the ESPP.

                                   ARTICLE 9
                                   CONDITIONS

    9.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of the Company, Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) if required by the DGCL, this Agreement shall have been adopted by the stockholders of the Company in accordance with such Law;

    (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

    (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

    (d) if the Offer is required to be commenced by the terms of this Agreement, then Purchaser shall have purchased shares of Common Stock pursuant to the Offer; PROVIDED, however that this condition shall not be applicable to the obligations of Purchaser and Merger Sub if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to purchase any shares of Common Stock validly tendered and not withdrawn pursuant to the Offer;

    (e) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained; and

    (f) either the transactions contemplated by the Thermalloy Agreement shall have been consummated or the Thermalloy Agreement shall have been terminated.

    9.2. CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the Merger are subject to the satisfaction of the following further conditions:

    (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

    (b) the representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect and/or taken as a whole, or derivatives or variations of such terms shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect and/or taken as a whole, or derivatives or variations of such terms shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Purchaser have received a certificate signed on behalf of the Company by the Chairman of the Board and the chief financial officer of the Company to the effect set forth in this paragraph; and

    (c) no amendment or waiver of any provision of the Thermalloy Agreement shall have been made (including any waiver or amendment in connection with a breach of any provision of the Thermalloy Agreement) (a "Thermalloy Alteration"), PROVIDED, however that this condition shall not be applicable to the obligations of Purchaser and Merger Sub if the Thermalloy Agreement has been terminated.

                                   ARTICLE 10
                         TERMINATION; AMENDMENT; WAIVER

    10.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

    (a)  by mutual written consent of the Company, the Purchaser and Merger Sub;

    (b) by either the Company or Purchaser, if the Offer has been commenced but has not been consummated by the date that is 60 days after the commencement of the Offer; PROVIDED, however, that the right to terminate under this clause (b) shall not be available to Purchaser if Purchaser shall have failed to purchase Common Stock in violation of the Offer;

    (c) by either the Company or Purchaser, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Purchaser or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable;

    (d)  by the Purchaser, if the Board of Directors of the Company shall have
(i) withdrawn or materially modified its approval of the Merger or its recommendation set forth in Section 1.4, or (ii) failed, as a result of the exercise of its fiduciary duties, to take the action otherwise required to be taken by this Agreement;

    (e) by either the Company or Purchaser, if (i) the Merger has not been consummated by March 31, 2000, or (ii) the Company's stockholders fail to approve the Merger at the Stockholders Meeting;

    (f) by Purchaser, if any condition to the Offer is not met (whether or not the Offer is commenced) provided, however, that the right to terminate under this clause (f) shall not be available to Purchaser if Purchaser shall have failed to purchase Common Stock in violation of the Offer;

    (g) by Purchaser if the Offer shall not have been required to be commenced and the Company shall have failed (i) to call the Stockholders Meeting within a reasonable time after (A) completion of the SEC review process of the Proxy Statement and (B) the consummation of the transactions contemplated by the Thermalloy Agreement or the termination of the Thermalloy Agreement, (ii) as promptly as reasonably practicable thereafter to mail the Proxy Statement to its stockholders or (iii) to include in such Proxy Statement the recommendation referred to in Section 1.4;

    (h) by the Company if Purchaser and/or Merger Sub fails to commence the Offer as provided in Section 5.1; PROVIDED, that the Company may not terminate this Agreement pursuant to this Section 10.1(h) if the Company is at such time in breach of its obligations under this Agreement such as to (A) cause a Material Adverse Effect or (B) prevent or materially hinder or delay the purchase of the shares of Common Stock pursuant to the Offer or the Merger;

    (i) by the Company if (i) its Board of Directors determines in good faith (after reviewing the advice of its financial advisor) that an Acquisition Proposal is more favorable to the holders of Common Stock than the transactions contemplated by this Agreement and is reasonably capable of being financed,
(ii) the Company has complied with the requirements of Section 8.1(a), including all notice provisions, (iii) concurrently with such termination, the Company makes all payments required by Section 8.1(b) and (iv) concurrently with such termination, the Company enters into a definitive agreement to effect the more favorable Acquisition Proposal;

    (j)  by the Purchaser if a Thermalloy Alteration occurs; or

    (k) by the Company if (i) on or prior to November 30, 1999 (A) the Offer has not been commenced and (B) the Proxy Statement has not been mailed to the Company's stockholders (unless such failure to mail is the result of the Company's breach of its obligations under this Agreement) and (ii) following November 30, 1999 and prior to the commencement of the Offer or the mailing of the Proxy Statement, (A) the Company's Board of Directors requests that the Financial Advisor issue a "bring down" of the Fairness Opinion, (B) the Financial Advisor advises the Company in writing that it can no longer issue its opinion that the Merger Consideration or the Offer Consideration is fair to the stockholders of the Company from a financial point of view, and (C) the Company provides a copy of such advise and any related analysis to the Purchaser at least two business days before terminating this Agreement pursuant to this clause (k).

    The party desiring to terminate this Agreement pursuant to clauses 10.1(b) through 10.1(k) shall give written notice of such termination to the other party in accordance with Section 11.2.

    10.2.  EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party to this Agreement, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for willful breach of this Agreement. The agreements contained in Sections 8.1(b), 8.1(c), 8.5(b), 11.4, 11.5 and 11.6 and this Section 10.2 shall survive the termination hereof.

    10.3. AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company (subject to Section 5.4), Merger Sub and Purchaser at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration which adversely affects the rights of the Company's stockholders hereunder or otherwise requires by law further approval of such stockholders without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

    10.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties to this Agreement, by action taken by or on behalf of the Board of Directors of the Company (subject to Section 5.4), Merger Sub and Purchaser, may
(i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement by any other applicable party or in any document, certificate or writing delivered pursuant to this Agreement by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 11
                               GENERAL PROVISIONS

    11.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    11.2. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service

(with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Purchaser or Merger Sub:                 If to the Company:

Heat Holdings Corp.                            Aavid Thermal Technologies, Inc.
c/o Willis Stein & Partners Management         One Eagle Square, Suite 509
227 West Monroe Street, Suite 4300             Concord, NH 03301
Chicago, Illinois 60606

With a copy to (which shall not constitute     With a copy to (which shall not constitute
notice):                                       notice):

Bartlit Beck Herman Palenchar & Scott          Fulbright & Jaworski L.L.P.
511 Sixteenth Street, Suite 700                666 Fifth Avenue, 31(st) Floor
Denver, Colorado 80202                         New York, NY 10103-3198

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

    11.3. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties; PROVIDED, however, that either Purchaser or Merger Sub (or both) may assign its rights hereunder (including without limitation the right to make the Offer and/or to purchase shares of Common Stock in the Offer) to an affiliate but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 8.8 and 8.9 and Article IV, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties to this Agreement or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    11.4. ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, the Schedules, the Exhibits, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect to this Agreement.

    11.5. FEES AND EXPENSES. Except as provided in Section 8.1, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    11.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

    11.7. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

    11.8. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural Persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement: (i) "Person" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof; (ii) "Subsidiary" shall mean, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization; PROVIDED, however, that whether or not the transactions contemplated by the Thermalloy Agreement have been consummated, "Subsidiary" shall not include Thermalloy and each of its Subsidiaries; (iii) "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 12b-2 under the Exchange Act;
(iv) "Material Adverse Effect," means any effect, event, occurrence, change or state of facts that, or aggregated with other effects, events, occurrences, changes or states of facts, is, or is reasonably likely to be, materially adverse to (a) the business, operations, prospects (excluding the prospects of the Company's industry in general or the economy in general), financial condition or assets of the Company and its Subsidiaries taken as a whole, PROVIDED, however, that the Company's failure to consummate the transactions contemplated by the Thermalloy Agreement shall not constitute a Material Adverse Effect or (b) the ability of the Company and its Subsidiaries to perform in all material respects their obligations under this Agreement; and (v) "Intellectual Property" means (a) all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice);
(b) all trademarks, service marks, trade names, logos, slogans, corporate names and Internet domain names, and all the goodwill associated with each of the foregoing; (c) all mask works and registrations and applications for registry thereof; (d) all registered and unregistered statutory and common law copyrights; (e) all registrations, applications and renewals for any of the foregoing; and (f) all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information and marketing materials and all other proprietary rights; and
(vi) "knowledge" means the actual knowledge of the executive officers of the Company after due inquiry of the other officers or employees of the Company and its Subsidiaries responsible for the relevant matter (all such executive officers being listed on Schedule 11.8).

    11.9. INVESTIGATIONS. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

    11.10. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    11.11. ENFORCEMENT OF AGREEMENT. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

    11.12. COUNTERPARTS. This Agreement may be executed by the parties to this Agreement in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties to this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

AAVID THERMAL TECHNOLOGIES, INC.

     /s/ RONALD F. BORELLI
     -----------------------------------------
     Name: Ronald F. Borelli
     Title:  Chief Executive Officer
By:

HEAT HOLDINGS CORP.

     /s/ DANIEL H. BLUMENTHAL
     -----------------------------------------
     Name: Daniel H. Blumenthal
     Title:  Vice President
By:

HEAT ACQUISITION CORP.

     /s/ DANIEL H. BLUMENTHAL
     -----------------------------------------
     Name: Daniel H. Blumenthal
     Title:  Vice President
By:

                                                                       EXHIBIT A

                            CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any shares of Common Stock, and may terminate the Offer, if (i) prior to the expiration date of the Offer, (A) less than a majority of the outstanding shares of Common Stock on a fully diluted basis has been tendered pursuant to the Offer by the expiration of the Offer and not withdrawn or, (B) the applicable waiting period under the HSR Act in respect of any of the transactions contemplated by the Merger Agreement shall not have expired or been terminated, or (ii) at any time on or after August 23, 1999 and prior to the acceptance for payment of or payment for shares of Common Stock, any of the following conditions exist:

        (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, which, in Purchaser's sole reasonable judgment, has a reasonable likelihood of success,
    (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the shares of Common Stock by Purchaser or the consummation by Purchaser of the Merger, or seeking to obtain material damages, (ii) seeking to restrain or prohibit Purchaser's ownership or operation (or that of its respective Subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to compel Purchaser or any of its Subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Purchaser or any of its Subsidiaries or affiliates effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Purchaser or any of its Subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Purchaser or any of its Subsidiaries or affiliates of any shares of Common Stock; or

        (b) there shall be any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that, in the reasonable judgment of Purchaser, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through
    (iv) of paragraph (a) above; or

        (c) there shall have occurred any event or any worsening, after the date of the Agreement, of any condition existing on the date of this Agreement which, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect; or

        (d) a tender or exchange offer for more than 30% of the shares of Common Stock at a price per Share in excess of the Offer Consideration shall have been made by another person, or it shall have been publicly disclosed or Purchaser shall have otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the shares of Common Stock), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the shares of Common Stock) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission on

                                     A-A-1

    August 23, 1999, or (ii) any such person or group which, prior to August 23, 1999, had filed such a Schedule with the Commission shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including the shares of Common Stock), through the acquisition of stock, the formation of a group or otherwise, constituting 10% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the shares of Common Stock) constituting 10% or more of any such class or series or (iii) any person or group shall have entered into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company; or

        (e) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date); or

        (f) the Merger Agreement shall have been terminated in accordance with its terms; or

        (g) the Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of the Offer or the Merger; or

        (h) the Company and Purchaser shall have reached an agreement or understanding regarding termination of the Offer;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances (including any action or inaction by Purchaser or the Company) giving rise to any such condition and may be waived by Purchaser or Merger Sub, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not previously accepted for payment shall forthwith be returned by the depositary to the tendering stockholders.

    The capitalized terms used in this Exhibit A shall have the meaning set forth in the Agreement to which it is annexed.

                                     A-A-2

                                                                       EXHIBIT B

                         [HAMBRECHT & QUIST LLC LETTERHEAD]

August 22, 1999

Confidential

The Board of Directors
Aavid Thermal Technologies, Inc.
One Eagle Square, Suite 509
Concord, NH 03301

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (respectively, the "Shareholders" and the "Common Stock" or the "Common Shares") of Aavid Thermal Technologies, Inc. (the "Company"), of the consideration to be received by such shareholders in connection with the proposed acquisition of all outstanding shares of the Company, pursuant to the Agreement and Plan of Merger dated August 16, 1999 (the "Agreement") between Heat Holdings Corp., ("Purchaser"), Heat Merger Corp., ("Merger Sub", a wholly owned subsidiary of Purchaser), and the Company.

We understand that the terms of the Agreement provide, among other things, that at the Effective Time, as defined in the Agreement, the Merger Sub will be merged with and into the Company, and each Common Share of the Company will be converted into the right to receive a cash payment, without interest, of $25.50. We understand that under the terms of the Agreement, the right to receive a cash payment of $25.50 is subject to the Company's acquisition of certain direct and indirect Subsidiaries (such Subsidiaries, collectively, "Thermalloy") of Bowthorpe plc pursuant to the terms and conditions of the Stock Purchase Agreement dated as of August 23, 1999 among the Company, Bowthorpe plc, Bowthorpe B.V., Bowthorpe International Inc., and Bowthorpe GmbH, as in effect on the date of the Agreement (the "Thermalloy Agreement"). We also understand that if the Thermalloy Agreement is terminated prior to the Company's acquisition of Thermalloy, then Merger Sub will, under the terms of the Agreement, commence an offer to purchase all outstanding shares of Company Common Stock at a price of $24.50 per share in cash. Together, these two alternatives comprise the "Proposed Transaction" as set forth in the Agreement. For purposes of this opinion, we have assumed that both the Proposed Transaction, and the Thermalloy acquisition, will be accounted for as purchase transactions.

Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of the Company in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

                                      B-1

SAN FRANCISCO   -  NEW YORK   -  BOSTON   -  NEWPORT BEACH   -  SAN DIEGO   -
LONDON
MEMBERS NEW YORK STOCK EXCHANGE   -  AMERICAN STOCK EXCHANGE   -  PACIFIC STOCK
                                    EXCHANGE

The Board of Directors
Aavid Thermal Technologies, Inc.
Page 2

In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of the Company and receives customary compensation in connection therewith. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to the Company.

In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

    (i) reviewed with the Board of Directors and members of management the Company's financial plans, its strategic plans and business alternatives;

    (ii) assisted the Company in the evaluation and selection of potential acquirers and represented the Company in contacting, qualifying and negotiating with the potential acquirer;

    (iii) met with the Board of Directors and members of management to discuss the Company's position and recommendations to stockholders concerning the proposal to acquire the Company, as well as strategic alternatives and their financial implications;

    (iv) assisted the Company in the preparation of confidential descriptive materials for review by potential acquirers in connection with their evaluation of a sale transaction;

    (v) offered our counsel with respect to the adequacy of the consideration offered in any proposal to acquire the Company;

    (vi) discussed the business, financial condition and prospects of the Company with certain members of senior management;

    (vii) reviewed the recent reported prices and trading activity for the common stocks of the Company and compared such information and certain financial information for the Company with similar information for certain other companies engaged in businesses we consider comparable;

  (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

    (ix) reviewed the Agreement; and

    (x) conducted such other studies and inquiries, and reviewed such other data, as we have deemed relevant.

                                      B-2

SAN FRANCISCO   -  NEW YORK   -  BOSTON   -  NEWPORT BEACH   -  SAN DIEGO   -
LONDON
MEMBERS NEW YORK STOCK EXCHANGE   -  AMERICAN STOCK EXCHANGE   -  PACIFIC STOCK
                                    EXCHANGE

The Board of Directors
Aavid Thermal Technologies, Inc.
Page 3

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information, publicly available or provided to us, concerning the Company considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of the Company, nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of the Company. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. In rendering this opinion, we have assumed that the proposed purchase will be consummated substantially on the terms set forth in the Agreement, without any waiver of any material terms or conditions by any party thereto. Furthermore, we express no opinion on the fairness of any other potential transaction between the Company, the Purchaser, the Merger Sub, the Shareholders or any other parties, including, but not limited to, the potential acquisition of certain stock and or assets of certain direct or indirect subsidiaries of Bowthorpe, plc pursuant to the terms and conditions of the Thermalloy Agreement.

It is understood that this letter is for the information of the Board of Directors only and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement, and may be referenced in the Offer Documents and
Schedule 14D-9, as defined in the Agreement, so long as any description or reference to Hambrecht & Quist or any summary of the opinion included therein, is in a form and substance acceptable to us and our legal counsel. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof (i) the receipt of a cash payment of $25.50 per outstanding share of Common Stock is fair to the Shareholders from a financial point of view if Thermalloy is acquired under the terms of the Thermalloy Agreement, and (ii) the receipt of a cash payment of $24.50 per outstanding share of Common Stock is fair to the Shareholders from a financial point of view if Thermalloy is not acquired under the terms of the Thermalloy Agreement.

Very truly yours,

HAMBRECHT & QUIST LLC

By /s/ PAUL B. CLEVELAND
   ---------------------------------------

Paul B. Cleveland
   Managing Director

                                      B-3

SAN FRANCISCO   -  NEW YORK   -  BOSTON   -  NEWPORT BEACH   -  SAN DIEGO   -
LONDON
MEMBERS NEW YORK STOCK EXCHANGE   -  AMERICAN STOCK EXCHANGE   -  PACIFIC STOCK
                                    EXCHANGE

                                                                       EXHIBIT C

DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b. ]Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or
Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trialupon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                         Please date, sign and mail your
                      Proxy card back as soon as possible!

                         Special Meeting of Stockholders
                        AAVID THERMAL TECHNOLOGIES, INC.

                                January 29, 2000







                 Please detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

/X/ Please mark your
    votes as in this
    example.


                                                    FOR    AGAINST     ABSTAIN

               Proposal to approve and adopt the    / /      / /         / /
               Agreement and Plan of Merger, dated
               as of August 23, 1999, by and among the Company, Heat Merger Corp., a newly-formed subsidiary of Heat Holdings Corp., and Heat Holdings Corp. and the transactions contemplated by the Agreement and Plan of Merger, pursuant to which Company will continue as the surviving corporation and become a wholly-owned subsidiary of Heat Holdings Corp.

               Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

               THE ABOVE-SIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED THEREWITH.

               PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature_______________________  _________________________  Dated______________
                                  SIGNATURE IF HELD JOINTLY

IMPORTANT:     Please sign exactly as name appears above. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signer is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

                        AAVID THERMAL TECHNOLOGIES, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 29, 2000


         Ronald F. Borelli, John W. Mitchell and David R.A. Steadman, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of common Stock of Aavid Thermal Technologies, Inc. (the "Company") held of record by the undersigned on November 30, 1999, at the Special Meeting of Stockholders to be held at 9:00 a.m. (local time) on Saturday, January 29, 2000, at the Holiday Inn, located at 172 North Main Street in Concord, New Hampshire 03301 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE PROPOSAL.

                                                                     -----------
           (TO BE COMPLETED, SIGNED AND DATED ON REVERSE SIDE)       SEE REVERSE
                                                                         SIDE
                                                                     -----------